Form 10-K405, Exhibit 13
period 1995-12-31
PALFED INC
filed 1996-04-01
CIK 793075

                                      EXHIBIT 13

   [LOGO] PALFED, INC.

1 9 9 5  A N N U A L  R E P O R T

TABLE OF CONTENTS
- -----------------------------------------------------------------

                                                    PAGE
                                                    ----
Selected Financial Data...........................    1
To Our Shareholders...............................    2
Management's Discussion and Analysis of Financial
 Condition and
 Results of Operations............................    6
Consolidated Financial Statements.................   19
Notes to Consolidated Financial Statements........   24
Report of Independent Accountants.................   42
Board of Directors................................   44
Principal Officers................................   46
Office Locations..................................   47
Corporate Information.............................   48

COMPANY PROFILE
- -----------------------------------------------------------------
PALFED, Inc. (together with its subsidiaries, the "Company") is a South Carolina corporation whose principal subsidiary, Palmetto Federal Savings Bank of South Carolina ("Palmetto Federal" or the "Bank") is a federal stock savings bank, originally chartered in 1951. The Bank currently operates 18 banking and six mortgage lending offices in South Carolina, one mortgage lending office in Georgia and opened its nineteenth branch in Charleston, South Carolina in March 1996. The Company's other subsidiary is PALFED Investment Services, Inc., a South Carolina corporation that offers retail securities brokerage services and consumer insurance products.

EQUAL EMPLOYMENT OPPORTUNITY
- -----------------------------------------------------------------
It is the Company's policy to grant equal employment opportunities to all qualified persons without regard to race, creed, color, religion, age, national origin, citizenship status, physical or mental handicap, or veteran's status. To deny a qualified person the chance to contribute to our effort because he or she is a member of a minority group is unfair, not only to the individual but to our Company and our nation as well. It is our intent and desire to provide equal opportunities in employment, promotion, wages, benefits, and all other privileges, terms and conditions of employment. This policy has the support of the highest levels of our management team.

ANNUAL MEETING NOTICE
- -----------------------------------------------------------------
All stockholders are cordially invited to the Annual Meeting of Stockholders on Tuesday, April 23, 1996 at 10:00 a.m. at the Aiken City Hall Meeting Room, 214 Park Avenue, Aiken, South Carolina, 29801.

MISSION
- -----------------------------------------------------------------
To be the Bank of Choice in every market we serve.

SELECTED FINANCIAL DATA
- -------------------------------------------------------------------------
The selected financial data presented below for and as of the end of each of the years in the five year period ended December 31, 1995 have been derived from the Company's consolidated financial statements.

SUMMARY OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31         1995      1994      1993      1992      1991
(dollars and shares in thousands, except per share
  amounts)
- ---------------------------------------------------------------------------------------------------------
Total interest income                                    $ 50,530  $ 46,937  $ 48,191  $ 58,480  $ 62,357
Total interest expense                                     30,530    26,514    30,837    41,079    47,609
Net interest income                                        20,000    20,423    17,354    17,401    14,748
Provision for estimated losses on loans                     1,322     2,329     6,289     6,557     4,793
Net interest income after provision for losses on loans    18,678    18,094    11,065    10,844     9,955
Noninterest income                                          4,178     3,334     1,400     8,422     9,493
Noninterest expenses                                       16,454    15,917    16,166    16,514    15,944
Provision (benefit) for income taxes                        2,257     1,757    (1,069)    1,229     2,777
Income (loss) before cumulative effect of a change
  in accounting principle                                   4,145     3,754    (2,632)    1,523       727
Cumulative effect of a change in accounting principle                         (10,454)    1,086
Net income (loss)                                        $  4,145  $  3,754  $(13,086) $  2,609  $    727
- ---------------------------------------------------------------------------------------------------------
AT DECEMBER 31
Total assets                                             $646,024  $662,425  $647,606  $746,362  $754,796
Interest-earning assets                                   598,863   618,019   592,945   652,090   678,765
Loans receivable                                          464,281   447,991   445,058   453,891   507,857
Mortgage-backed securities                                 77,844   106,273   106,563   125,129    61,249
Goodwill and intangible value of branch network             2,650     2,932     3,193    13,955    14,911
Deposits                                                  496,746   478,249   477,218   520,613   541,474
FHLB advances and other borrowed money                     91,500   135,800   119,459   181,264   171,027
Stockholders' equity                                     $ 51,485  $ 45,156  $ 45,125  $ 39,375  $ 36,489
Number of deposit accounts                                 68,210    68,750    76,169    79,174    81,278
Number of banking offices                                      18        16        16        16        16
- ---------------------------------------------------------------------------------------------------------
PER COMMON SHARE
Net income (loss)                                        $   0.80  $   0.73  $  (6.12) $   1.80  $   0.52
Cash dividends declared                                         0         0         0         0      0.10
Tangible book value                                      $   9.57  $   8.32  $   8.16  $  17.33  $  15.17
Shares used to compute income (loss) per share
  outstanding                                               5,163     5,170     2,137     1,446     1,385
- ---------------------------------------------------------------------------------------------------------
SELECTED RATIOS
Return on average assets                                     0.64%     0.57%    (1.93)%     0.35%     0.10%
Return on average stockholders' equity                       8.54      8.35    (31.94)     6.86      1.98
Net interest margin                                          3.14      3.37      2.95      2.74      2.67
Average stockholders' equity to average assets               7.44      6.84      5.96      5.06      5.15
Dividend payout ratio                                           0         0         0         0     19.23
- ---------------------------------------------------------------------------------------------------------
ASSET QUALITY RATIOS
Allowance for loan losses to total loans                     1.81%     1.83%     2.22%     1.82%     1.79%
Net charge-offs to average loans outstanding                 0.24      0.90      1.03      1.48      0.61
Nonperforming assets to total loans and foreclosed real
  estate                                                     3.47      4.54      6.76      3.64      2.72
General allowance for loan losses to nonperforming
  assets and restructured loans                             26.35     19.31     16.84     17.46     14.20
Allowance for loan losses and stockholders' equity to
  nonperforming assets and restructured loans              218.43    148.83    120.89    115.40    121.22
- ---------------------------------------------------------------------------------------------------------
REGULATORY CAPITAL RATIOS
Tangible capital                                              6.8%      5.9%      5.6%      3.6%      3.1%
Core capital                                                  6.8       6.3       6.1       5.0       5.0
Risk-based capital                                           11.4      11.2      10.5       9.3       8.5
- ---------------------------------------------------------------------------------------------------------

TO OUR SHAREHOLDERS:
- -------------------------------------------------------------------------

       We are pleased to report the second consecutive year of record earnings for your Company. Earnings were $4,145,000, $0.80 per common share, for the year ended December 31, 1995 compared to earnings of $3,754,000, $0.73 per common share, for 1994, a 10% increase. On a pretax basis, earnings were up 16% for 1995 compared to 1994.
                                          Due  to this improved performance, the
                                       Company's Board  of  Directors  voted  to
                                       resume    payment   of   quarterly   cash
                                       dividends to stockholders by declaring  a
                                       $0.02  per common share  dividend for the
                                       first quarter  of  1996.  Our  stock  has
                                       experienced   excellent  appreciation  in
                                       share  value   since  our   1993   rights
                                       offering   and   the   resumption   of  a
                                       quarterly dividend should further enhance
                                       the value of PALFED stock.
                                          We made  excellent progress  again  in
                                       1995  in  reducing  nonperforming assets.
                                       Problem assets declined $8,435,000 or 24%
                                       during 1995 after a 21% decrease in 1994.
                                       At year-end, problem assets totaled $27.4
                                       million  compared  to  $35.9  million  at
                                       year-end  1994.  This  level  of  problem
                                       assets is still too high and continues to
                                       be  one  of  our  major  priorities.  Key
                                       measures  of  bank  performance  are  the
                                       return on  average assets  and return  on
                                       average   equity  ratios.   Although  our
                                       ratios improved for 1995 over 1994, we are still below the high performance level that is our near term goal to attain.

[PHOTO]
  JOHN C. TROUTMAN
PRESIDENT AND CHIEF
 EXECUTIVE OFFICER

                                          An   ongoing  issue   for  the  thrift
                                       industry is the  recapitalization of  the
                                       Savings  Association Insurance Fund. This
       legislation is tied up in the budget bill and has been unreasonably delayed as its passage should have occurred in 1995. As a result of this delay, this legislation could be carved out of the budget bill and placed with other "must pass" legislation or as a stand alone bill. We support the decision, should it be made in Washington, to consider this important issue in separate legislation. Now that the die is cast for the one-time assessment, PALFED is prepared to take the medicine and move on into the future.
          At the beginning of 1995 we formed a Strategic Alternatives Committee of the Board of Directors to explore and evaluate the enhancement of long-term shareholder value. The Committee has concluded that expansion of the Company's franchise coupled with efforts to increase earnings can best accomplish this goal. Mergers of superregionals and industry consolidation have opened up excellent opportunities in our target market areas. Branch sites are now available for expansion at a fraction of the cost of starting DE NOVO branches several years ago. Accordingly, we will continue to look at effective ways to grow the Bank. We recognize the costs associated with new locations, but we are convinced that investments made today will pay handsome dividends in the future.

          Recent expansion of our outstanding franchise has served us well in light of the softness in our Aiken County and nearby markets because of reductions in staff levels at the Savannah River Site. Our first Charleston Branch, opened in March of 1995 in the West Ashley Community, and our new branch in the heart of the Charleston financial district on Meeting Street that opened on March 4, 1996, will be strong contributors as we develop a presence in this exciting market. In addition, our recent entry into the Columbia market with the first Wal-Mart Branch in South Carolina and the two mortgage offices opened in Lexington, South Carolina and Augusta-Martinez, Georgia in 1994 contribute every day to the profitable growth we are experiencing.
          The Board of Directors and officers and staff of your Company are very proud of what we have accomplished in recent years. We appreciate the support of our shareholders, customers and communities we serve. A Bank is a living entity consisting of many parts, not merely a commodity. Our Strategic Plan of earnings growth and franchise expansion as a high-performance, independent community bank bodes well for our customers, communities, employees and shareholders as "THE BANK OF CHOICE" today and "SOUTH CAROLINA'S BANK" tomorrow.

                                          John C. Troutman
                                          President and
                                          Chief Executive Officer

 PALMETTO FEDERAL MANAGEMENT COMMITTEE
                [PHOTO]
 FRONT ROW L-R: DARRELL R. RAINS, HOLLY
     Z. JOHNSON, PATRICK D. CUNNING
  BACK ROW L-R: W. BARRY ADAMS, JOE W.
  DEVORE, JOHN C. TROUTMAN, HOWARD M.
              HICKEY, JR.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
- -------------------------------------------------------------------------

OVERVIEW

In 1995, PALFED, Inc. earned $4.1 million or $0.80 per common share, an increase of 10% from 1994. In January 1996, the Company announced a dividend of $0.02 per share to shareholders of record on February 15, 1996.
   One of the Company's principal strategic goals is to expand and diversify the Bank's franchise and during 1995, the Company expanded retail banking operations in both existing and new markets. Historically, Palmetto Federal's primary market areas were the South Carolina portion of the Central Savannah River Area (the "CSRA") and the rural and coastal communities surrounding Beaufort, South Carolina (the "Lowcountry"). The U.S. Department of Energy's Savannah River Site ("SRS"), which produced plutonium and tritium for use in nuclear weapons, is the largest employer in the CSRA and in South Carolina. Employment at SRS is approximately 17,000 people, down from approximately 22,000 in 1993. Funding levels for SRS are uncertain based upon the current status of the Federal budget. If adequate funding is not provided, additional reductions in employment may be required which could have an adverse impact on the CSRA economy and the Company.
   Accordingly, the Company is diversifying its markets to become less reliant on the CSRA economy. In February 1995, Palmetto Federal opened a new full service branch in Charleston in the West Ashley community and in March 1996 the Bank will open a branch in downtown Charleston. In November 1995, the Bank opened a full service branch in the Wal-Mart Superstore at Harbison in Columbia. These new branches follow the opening of two mortgage origination centers in 1994 in Lexington, South Carolina and in Augusta/Martinez, Georgia. In 1995, the Lexington mortgage office originated approximately 8% of the Bank's permanent residential mortgage and construction loans and the Charleston mortgage and banking offices accounted for 18% of the 1995 volume in these types of loans.
   The  following map shows  the principal banking  center locations of Palmetto
Federal:

                                   [MAP]

   Reductions in the levels of problem assets (consisting of nonperforming assets and restructured loans) and decreased charge-offs of loans enabled the Company to reduce provisions for estimated losses on loans and real estate operations expenses during 1995. During 1995 the Company reduced nonperforming assets and restructured loans from $35.9 million to $27.4 million, a decrease of $8.5 million or 24%. Accordingly, the Company reduced the provision for estimated loan losses by $1.0 million or 43% in 1995. Real estate operations expenses decreased $1.5 million or 59% in 1995. The Company's ratio of general allowance for loan losses to nonperforming assets and restructured loans increased from 19.3% to 26.3% during the same period.
   Another key objective of the Company has been to decrease the level of interest rate risk. A fundamental strategy has been to reduce the Company's level of short term repricing Federal Home Loan Bank advances through funds provided from selected longer term investment and mortgage-backed security sales. The process resulted in a decrease of $44.3 million in advances and a decrease in investments and mortgage-backed securities of $34.2 million. Management believes this strategy also contributed to a reduction in interest rate risk as measured by the sensitivity measure which improved by 46.0% from December 31, 1994 to December 31, 1995.
   During 1995 the Company filed suit against the United States in the Court of Federal Claims seeking damages arising out of the breach of agreements with the Federal Home Loan Bank Board for the inclusion of supervisory goodwill in Palmetto Federal's regulatory capital. The suit relates to the 1982 acquisition by Palmetto Federal of First Federal Savings and Loan Association of Beaufort and the supervisory goodwill arising out of that acquisition. No prediction can be made as to whether the suit will be successful, or if successful, what damages might be awarded.
   Legislative efforts to resolve the problems of the Savings Association Insurance Fund ("SAIF") and the related deposit insurance premium disparity between SAIF-insured institutions and institutions insured by the Bank Insurance Fund ("BIF") are expected to result in a one-time special assessment on SAIF deposits. The special assessment, as currently proposed, is expected to approximate 80 basis points on total deposits as of March 31, 1995 and would result in a pretax charge of approximately $3.9 million ($2.5 million net of related income taxes or approximately $0.50 per common share). Following the recapitalization of the SAIF, management anticipates the Bank's future deposit insurance premiums will decrease by approximately 80% annually.

COMPARISON OF 1995 AND 1994 OPERATING RESULTS

NET INTEREST INCOME

The Company's primary determinant of earnings is net interest income. Net interest income is a function of average levels of interest-earning assets, their related yields, and average interest-bearing liabilities and their related costs. During 1995, the Company's level of interest-earning assets increased while average interest-bearing liabilities decreased, which improved earnings by approximately $1.2 million. However, rates paid on liabilities increased faster than rates earned on assets, which decreased earnings by approximately $1.6 million. As a result, net interest income decreased from $20.4 million in 1994 to $20.0 million in 1995.

   The following table presents information with respect to interest income from interest-earning assets and interest expense from interest-bearing liabilities, expressed in both dollars (in thousands) and rates, for the periods indicated. Averages are computed using month-end balances for the periods presented. Nonaccruing loans have been included in average loans receivable for purposes of calculating the average yield on loans receivable.

                                              Interest                         Interest                          Interest
                                        --------------------             --------------------             ----------------------
                                         INCOME/    YIELD/                Income/    Yield/                 Income/     Yield/
                                  1995   EXPENSE     RATE          1994   Expense     Rate          1993    Expense      Rate
- --------------------------------------------------------------------------------------------------------------------------------
AVERAGE ASSETS:
  Interest-earning:
    Interest-bearing
     deposits                $   6,370  $     360       5.65% $   4,577  $     153       3.34% $  15,415   $     415        2.69%
    Loans receivable           456,939     40,677       8.90    444,634     37,752       8.49    450,710      38,221        8.48
    Mortgage-backed
     securities                 95,803      6,335       6.61    106,602      6,237       5.85    122,134       8,035        6.58
    Total investments
     (taxable)                  42,945      2,369       5.52     40,079      2,124       5.30     22,539         935        4.15
    FHLB stock                  10,884        789       7.25     10,873        671       6.17     10,502         585        5.56
- --------------------------------------------------------------------------------------------------------------------------------
      Total
       interest-earning        612,941     50,530       8.24%   606,765     46,937       7.73%   621,300      48,191        7.76%
- --------------------------------------------------------------------------------------------------------------------------------
  Noninterest-earning
   assets                       39,187                           50,457                           57,153
- --------------------------------------------------------------------------------------------------------------------------------
      Total average assets   $ 652,128                        $ 657,222                        $ 678,453
- --------------------------------------------------------------------------------------------------------------------------------
AVERAGE LIABILITIES & EQUITY:
  Interest-bearing:
    Retail savings deposits  $  31,074  $     827       2.66% $  31,409  $     836       2.66% $  29,808   $     854        2.87%
    Brokered time deposits                                        1,862        178       9.55     12,467         871        6.98
    Retail time deposits       365,020     21,169       5.80    323,498     15,971       4.94    332,874      17,528        5.27
    Demand deposits             98,666      1,684       1.71    115,615      1,805       1.56    115,762       2,241        1.94
    FHLB advances              104,042      6,850       6.58    135,069      7,724       5.72    149,292       9,253        6.20
    Other borrowed money                                             56         --         --      1,281          90        7.03
- --------------------------------------------------------------------------------------------------------------------------------
      Total
       interest-bearing        598,802     30,530       5.10%   607,509     26,514       4.36%   641,484      30,837        4.81%
- --------------------------------------------------------------------------------------------------------------------------------
  Other                          4,814                            4,779                            5,372
  Stockholders' equity          48,512                           44,934                           31,597
- --------------------------------------------------------------------------------------------------------------------------------
      Total average
       liabilities and
       equity                $ 652,128                        $ 657,222                        $ 678,453
- --------------------------------------------------------------------------------------------------------------------------------
  Net interest income                   $  20,000                        $  20,423                         $  17,354
- --------------------------------------------------------------------------------------------------------------------------------
      Net interest margin                               3.14%                            3.37%                              2.95%
- --------------------------------------------------------------------------------------------------------------------------------
      Net yield                                         3.26%                            3.37%                              2.79%
- --------------------------------------------------------------------------------------------------------------------------------

   The following table describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected Palmetto Federal's interest income and expense during the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to
(1) change in volume (change in volume multiplied by old rate); (2) change in rates (change in rate multiplied by old volume); (3) change in rate-volume (change in rate multiplied by the change in volume).

                                                     1995 vs 1994                         1994 vs 1993
                                              Increase (Decrease)                  Increase (Decrease)
                                                           Due to                               Due to
- ------------------------------------------------------------------------------------------------------

                                                   Rate/                              Rate/
                                Volume    Rate    Volume   Total   Volume    Rate    Volume    Total
- ------------------------------------------------------------------------------------------------------
(dollars in thousands)
Changes In:
  Interest income:
    Loans receivable            $   692  $ 2,188  $  45    $2,925  $  (516) $    48   $ (1)   $   (469)
    Mortgage-backed securities     (667)     857    (92)       98   (1,021)    (890)   113      (1,798)
    Investments                     244      301     25       570      282      638     93       1,013
- ------------------------------------------------------------------------------------------------------
  Total interest income             269    3,346    (22)    3,593   (1,255)    (204)   205      (1,254)
- ------------------------------------------------------------------------------------------------------
  Interest expense:
    Deposits                        890    3,819    181     4,890     (811)  (1,968)    75      (2,704)
    Other borrowed money         (1,777)   1,173   (270)     (874)    (962)    (732)    75      (1,619)
- ------------------------------------------------------------------------------------------------------
  Total interest expense           (887)   4,992    (89)    4,016   (1,773)  (2,700)   150      (4,323)
- ------------------------------------------------------------------------------------------------------
Net interest income (expense)   $ 1,156  $(1,646) $  67    $ (423) $   518  $ 2,496   $ 55    $  3,069
- ------------------------------------------------------------------------------------------------------

PROVISION FOR ESTIMATED LOSSES ON LOANS

Due principally to the decrease in the level of problem assets during the year, the provision for estimated loan losses decreased from $2.3 million in 1994 to $1.3 million in 1995. Net charge-offs in 1995 were $1.1 million or $0.2 million less than the provision, resulting in an increase in the allowance for estimated losses on loans to $8.4 million or 1.81% of loans receivable at December 31, 1995 compared to $8.2 million or 1.83% of loans receivable at December 31, 1994.

NONINTEREST INCOME

Noninterest income increased by $844,000 or 25.3% in 1995 compared to 1994, primarily due to a reduction in losses from real estate operations, an increase in gains on sales of investment and mortgage-backed securities and loans, and an increase in late charge and other fees, offset in part by a decrease in other income.
   The net results of real estate operations were a loss of $1.1 million compared to a loss of $2.6 million in 1994. The favorable variance resulted primarily from the decrease of $1.1 million in the provision for loss on foreclosed real estate, a decrease of $176,000 in expenses associated with foreclosed real estate, and a decrease of $139,000 in expenses associated with real estate at Woodside Plantation.
   Gains on sales of investment and mortgage-backed securities and loans increased by $406,000 to $569,000 in 1995. The increase resulted from increased sales of such assets. Additionally, in the fourth quarter of 1995, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 122, "Accounting for Mortgage Servicing Rights", resulting in a gain of $153,000.
   Late charges on loans and other fees increased by $118,000 or 29.7% in 1995 primarily as a result of an increase of $98,000 in collections of reimbursable fees from borrowers on credit bureau reports and appraisals.
   Miscellaneous other income decreased $1.0 million during 1995 primarily due to the 1994 receipt of $923,000, net of related expenses, in interest on federal and state income tax refunds. Additionally, insurance commissions on credit life insurance sales decreased by $64,000 or 40.5% and miscellaneous fees decreased by $50,000 or 58.1%.

NONINTEREST EXPENSES

Noninterest expenses for 1995 were $16.4 million compared to $15.9 million for 1994, an increase of $537,000, or 3.4%. Compensation and employee benefits, the largest component of this expense, increased $673,000 or 8.4% and advertising and public relations increased by $296,000 or 67.6%. These increases were offset primarily by decreases of $352,000 and $195,000 in professional and outside service fees and federal insurance premiums and assessments, respectively.
   Increases in compensation were due to: lower loan origination volume resulting in $222,000 or 16.5% more in fixed costs associated with loan originations recognized as current expense rather than deferred over the life of the loans;

$297,000 or 4.0% more in costs due to normal merit wage adjustments and increased incentive program costs of $159,000 due to increased earnings. Offsetting these increases were decreased medical and retirement expenses of $50,000 or 6.0% primarily due to a change in the benefits provided by the Company's pension plan.
   The primary components of compensation and employee benefits for the years ended December 31 follow:

                                              1995       1994
- -------------------------------------------------------------
(in thousands)
Salaries                                  $  7,736   $  7,439
Incentive programs                             563        404
Medical and retirement expenses                790        840
Payroll and other taxes                        593        566
Other expenses                                 122        104
- -------------------------------------------------------------
                                             9,804      9,353
Capitalized costs of loan originations      (1,120)    (1,342)
- -------------------------------------------------------------
Compensation and employee benefits        $  8,684   $  8,011
- -------------------------------------------------------------

   Professional and outside service fees decreased by $352,000 to $1.2 million in 1995. The decrease was primarily attributable to decreased consultant fees of $155,000 and decreased legal fees of $111,000.
   The $296,000, or 67.6%, increase in advertising and public relations resulted from the introduction of a new multimedia advertising campaign to position Palmetto Federal as "The Bank of Choice" in South Carolina. Management presently anticipates advertising and public relations expenses to equal or exceed 1995 levels in 1996 as the Company continues to open new branches.

INCOME TAXES

The effective tax rate was 35.3% in 1995 compared to 31.9% in 1994. During 1994, the Internal Revenue Service completed its audit of the Company's consolidated federal income tax returns through 1991. The audit resulted in federal income tax refunds of $1.2 million plus $162,000 in related state income tax refunds which reduced the 1994 effective tax rate.

FOURTH QUARTER RESULTS OF OPERATIONS

Fourth quarter net income was $1.1 million for 1995 compared to $957,000 in 1994. The principal reasons for the increase in 1995 fourth quarter earnings were:

1. A decrease of $585,000 or 73.5% in losses from real estate operations resulting from declines in provisions for loss on foreclosed real estate, repairs and other expenses associated with foreclosed real estate and real estate acquired for development and resale.

2. An increase of $291,000 to $316,000 in gains on sales of investment and mortgage-backed securities and loans resulting from increase sales activity and the adoption of SFAS No. 122, "Accounting for Mortgage Servicing Rights", which resulted in a gain of $153,000.

   These positive factors were partially offset by reductions of $130,000, $94,000 and $76,000 in net interest income, checking transaction fees and financial services fees, respectively. Additionally, noninterest expenses increased $339,000.

SEGMENT INFORMATION

The operations of the Company can be broken down into three segments- Banking, Real Estate and Other. Information regarding these segments at December 31, 1995, 1994 and 1993 and for each of the years in the three-year period ended December 31, 1995 is set forth in Note 15 to the consolidated financial statements.

LENDING AND INVESTMENT ACTIVITIES

Loan originations declined slightly in 1995 from 1994 levels. In 1995, the Bank originated loans of $172.2 million, compared to $186.4 million in 1994. The decrease in loan originations would have been larger if not for the contributions by the Bank's new offices.
   Permanent residential mortgage and construction loan originations were $106.4 million in 1995 compared to $118.9 million in 1994, a decrease of $12.5 million or 10%. Approximately 14.9% and 26.8% respectively, were adjustable rate permanent residential mortgage loans which the Bank typically holds in its portfolio. Fixed rate permanent residential loan originations, which the Bank typically securitizes and sells in the secondary market, were $47.9 million and $45.8 million in 1995 and 1994, respectively, an increase of $2.1 million.

   In 1995, the Bank continued to expand its lending markets to reduce reliance on the CSRA market area. In 1995, 40% or $42.9 million of the Bank's permanent residential mortgage and construction loans were originated in the CSRA market compared to 61% or $72.8 million in 1994. The Lexington office originated $8.4 million in loans or 7.9% of the 1995 total compared to $1.3 million or 1.1% of the 1994 total. The Charleston office originated $19.8 million in loans or 18.6% of the 1995 total compared to $12.9 million in loans or 10.8% of the 1994 total.
   The Bank originated $65.8 million in consumer, commercial and commercial real estate loans in 1995, compared to $67.5 million in 1994. During 1995, the Bank changed its lending strategy to increase the origination of larger commercial real estate loans, including those loans greater than $1.0 million. These loans typically involve more risk than associated with residential lending. Commercial mortgages outstanding increased from $109.5 million at December 31, 1994 to $128.1 million at year end. The 1995 originations included eight commercial real estate loans of $1.0 million or greater, totalling $13.1 million, compared to only one loan of this scope in 1994.
   Palmetto Federal's investment activities consist primarily of the purchase and sale of mortgage-backed securities, collateralized mortgage obligations and government agency securities. Investment and mortgage-backed securities decreased $34.2 million or 22.5% to $117.8 million at December 31, 1995 as management used the proceeds from securities sales to repay higher costing Federal Home Loan Bank advances. The market value of the Bank's investment and mortgage-backed securities portfolio improved from an unrealized loss of $9.7 million at December 31, 1994 to an unrealized gain of $1.2 million at December 31, 1995.
   In November 1995, the Financial Accounting Standards Board ("FASB") issued a Special Report, "A Guide to Implementation of Statement 115 on Accounting For Certain Debt and Equity Securities", which included a transition provision allowing all entities to reassess the appropriateness of the classifications of all securities held and account for any resulting reclassifications at fair value. In response to the Special Report, the Company transferred securities with a carrying value of $42.8 million from held-to-maturity to available-for-sale.

ASSET/LIABILITY MANAGEMENT

Asset and liability management is the process by which Palmetto Federal attempts to maximize net interest income while minimizing the adverse effects of potential interest rate changes (interest rate risk). The Company presently does not utilize financial derivative products such as futures, options or interest rate swaps as part of its asset and liability management process, however, the Company has invested in low risk (as defined by the Federal Financial Institutions Examination Council) collateralized mortgage obligations.
   The Company's Asset and Liability Committee makes weekly pricing and marketing decisions on deposit and loan products in conjunction with managing the Company's interest rate risk. The Investment Committee of the Board of Directors reviews the Bank's investment and mortgage-backed securities portfolios, FHLB advances and other borrowings as well as the Company's asset and liability policies.
   The Company currently uses two methods to analyze interest rate risk, static gap and balance sheet modeling. Static gap is a simple measure of the difference between interest-sensitive assets and interest-sensitive liabilities repricing for a particular time period. A negative gap position indicates that cumulative interest-sensitive assets are less than cumulative interest-sensitive liabilities and indicates that net interest income would decrease if market rates increased. A positive gap position would indicate the reverse. At December 31, 1995, Palmetto Federal's cumulative one year negative gap position was $77.9 million or 12.1% of interest-sensitive assets compared to $112.8 million or 18.5% of interest-sensitive assets at December 31, 1994.
   Because rate changes in adjustable rate mortgages and certain securities and liabilities tend to lag changes in interest rates, management also utilizes computer asset and liability simulation models as another analytical tool to estimate the effects of interest rate changes on net interest income and net portfolio value ("NPV") that would result from possible changes in interest rates. Management utilizes these simulation models to analyze the estimated impact of various strategies on the Bank's interest rate risk exposure before implementing such strategies. Palmetto Federal's NPV ratio change, referred to as the "sensitivity measure", decreased from 1.89% at December 31, 1994 to 1.02% at December 31, 1995, indicating a decrease in interest rate risk. Management's objective is to maintain the sensitivity measure at or below 2.0%. The Office of Thrift Supervision ("OTS") uses a similar computer simulation model to calculate interest rate risk on institutions it regulates.

REAL ESTATE DEVELOPMENT ACTIVITY

At December 31, 1995, real estate acquired for development and sale (including partnership interests) totalled $6.4 million compared to $6.5 million in 1994. Approximately $4.5 million of the total consists of 2 outparcels and approximately 1,000 acres of undeveloped land surrounding a golf course at Woodside Plantation in Aiken, South Carolina. Approximately $944,000 relates to 2 houses and 38 single family lots in the Rapids subdivision in North Augusta, South Carolina.

   The Company continues to have a significant concentration of risk related to Woodside Plantation, exclusive of loans to individual homeowners, comprised of real estate held for development, acquisition and development loans, foreclosed real estate and a 50% interest in a partnership. The carrying values of these components were as follows at December 31:

                                              1995       1994
- -------------------------------------------------------------
(in thousands)
1,000 acres and 2 outparcels              $  4,483   $  4,483
WPCC loans                                   4,454      4,584
Woodside Development L.P. loans              3,311      3,100
35 lots received in restructuring              492
Development loan to unrelated borrower         525
Investment in and loans to partnership
  adjacent to Woodside Plantation              613        698
- -------------------------------------------------------------
                                          $ 13,878   $ 12,865
- -------------------------------------------------------------

   The Company was the original developer of the Woodside Plantation project, a development of over 2,000 acres planned to contain a country club, two eighteen hole golf courses and over 1,800 single family lots as well as developed outparcels. The Company sold the country club and golf courses in 1990. In December 1993, the Company sold the remaining 219 lots and seven outparcels at Woodside Plantation, along with the development and sales offices, to Woodside Development L.P. (the "Purchaser") for approximately $4.1 million. In addition, the Purchaser assumed liabilities of $850,000 related to the purchase of memberships at Woodside Plantation Country Club ("WPCC"). The Purchaser also entered into an option agreement to acquire approximately 1,000 acres of undeveloped land at Woodside Plantation. In connection with this sale, Palmetto Federal provided the Purchaser nonrecourse financing of approximately $3.6 million. Subsequently, the Purchaser obtained from the Bank a $500,000 line of credit to build townhouses at Woodside Plantation and six separate construction loans aggregating approximately $976,000 for construction of single family residences.
   Due to slower than anticipated lot sales, the Purchaser was unable to service its acquisition debt and completed a restructuring of the indebtedness to the Bank in September 1995. The restructuring included the following terms: (1) the Company received 35 lots in return for a $492,000 reduction of the debt; (2) the Company agreed to accrue and contribute up to $330,000 toward joint marketing efforts over three years related to the lots it owns; (3) the Company agreed to grant a two year extension until December 31, 1997 of the Purchaser's option to purchase the remaining undeveloped acreage; (4) the Company agreed to make the third and fourth quarter 1995 payments under the membership agreement to WPCC in the amount of $184,500; and (5) the Purchaser agreed to bring the membership obligation current by payment of $189,000. The Company paid $110,000 toward joint marketing in 1995.
   The Purchaser's ability to repay its indebtedness is primarily based on the volume and timing of lot sales. Although there are no assurances that lot sales will be sufficient to repay the debt under the restructured terms, the Purchaser's business plan is targeted primarily to the national retiree market, and therefore, future sales may be less reliant on the local economy.
   Similarly, the ability of WPCC to repay its loans to Palmetto Federal depends in part on the success of real estate sales, which in turn provides cash flow through additional initiation deposits and membership fees to the Club. The Company is presently in discussions with WPCC to modify its loans from amortizing to interest-only payments for 1996.

NONPERFORMING ASSETS AND RESTRUCTURED LOANS

Nonperforming  assets  and  restructured  loans,  net  of  specific  allowances, decreased from $35.9 million or 5.4% of total assets at December 31, 1994 to $27.4 million or 4.2% of total assets at December 31, 1995. The decrease was primarily attributable to a 32.7% decrease in nonaccrual loans and a 25.6% decrease in restructured loans.
   The table below sets forth the amounts and categories of Palmetto Federal's nonaccrual and restructured loans and foreclosed real estate at the dates indicated. Restructured loans include loans restructured under the provisions of both SFAS No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructurings" and SFAS No. 114, "Accounting by

Creditors for Impairment of a Loan". To make prior years comparable with 1995, in-substance foreclosures of $3.2 million, $10.8 million, $5.1 million and $1.5 million have been reclassified as nonaccrual loans rather than as foreclosed real estate as of December 31, 1994, 1993, 1992 and 1991, respectively.

- ----------------------------------------------------------------------------------------------
DECEMBER 31                                   1995       1994       1993       1992       1991
- ----------------------------------------------------------------------------------------------
(dollars in thousands)
Nonaccrual loans                          $  8,391   $ 12,466   $ 23,790   $ 12,209   $  7,009
Foreclosed real estate                       8,015      8,269      6,775      4,563      6,989
Restructured loans                          12,210     16,412     17,158     25,511     27,291
- ----------------------------------------------------------------------------------------------
                                            28,616     37,147     47,723     42,283     41,289
Less specific valuation allowances          (1,192)    (1,288)    (2,223)    (1,030)    (3,717)
- ----------------------------------------------------------------------------------------------
                                          $ 27,424   $ 35,859   $ 45,500   $ 41,253   $ 37,572
- ----------------------------------------------------------------------------------------------
General allowance for loan losses as a
  percentage of the total                    26.3%      19.3%      16.8%      17.5%      14.2%
- ----------------------------------------------------------------------------------------------
Total as a percentage of loans
  receivable, net                             5.9%       8.1%      10.2%       9.1%       7.4%
- ----------------------------------------------------------------------------------------------
Total as a percentage of total assets         4.2%       5.4%       7.0%       5.5%       5.0%
- ----------------------------------------------------------------------------------------------

   Potential problem loans represent loans that are current as to payment of principal and interest, but where management has doubts about the borrower's ability to comply with present repayment terms. These loans, which are primarily commercial real estate loans, are not included in nonperforming assets and restructured loans. These loans totalled approximately $9.4 million and $7.1 million at December 31, 1995 and 1994, respectively.
   Changes in the components of nonperforming assets and restructured loans during the year ended December 31, 1995 were as follows:

                                          Restructured   Nonaccrual    Foreclosed
                                                 Loans        Loans   Real Estate      Total
- --------------------------------------------------------------------------------------------
(in thousands)
December 31, 1994                           $   16,412    $  12,466    $    8,269   $ 37,147
Performing loans which became
  nonperforming                                  2,437        3,588         2,404      8,429
Upgrades due to performance                     (4,380)      (1,398)                  (5,778)
Sales                                                                      (9,136)    (9,136)
Charge-offs and other                                          (340)         (136)      (476)
Cash repayments of principal                      (311)      (1,259)                  (1,570)
Nonaccrual loans which became
  restructured                                      23          (23)
Nonaccrual loans which became
  foreclosures                                               (6,614)        6,614
Restructured loans which became
  nonaccrual loans                              (1,971)       1,971
- --------------------------------------------------------------------------------------------
December 31, 1995                           $   12,210    $   8,391    $    8,015   $ 28,616
- --------------------------------------------------------------------------------------------

   Although restructured loans include earning assets, there is more than normal risk associated with these loans due to the fact that some were made to facilitate the sale of foreclosed real estate and some were restructured because the borrower could not meet the original loan terms. The following table lists Palmetto Federal's five largest restructured loans at December 31, 1995. These loans represent approximately 81% of the Bank's restructured loans.

 Amount                                  Description
- ----------------------------------------------------------------------------------
(in thousands)
$  3,314    Loan   collateralized  by  the  remaining  58  units  in  a  120  unit condominium project in  Hilton Head Island,  South Carolina. The  1990 restructuring  involved  a new  borrower, a  decrease in  the interest rate, and a change  in repayment terms. The  loan is still  considered restructured  because scheduled increases  in the loan  rate have been delayed. Although the loan is performing, the borrower has declared  a
            Chapter  11 bankruptcy related to a dispute with the local homeowners'
            association.

   2,227 Loan collateralized by a 102 unit apartment complex in Myrtle Beach, South Carolina. The 1994 restructuring included a principal charge-off of approximately $624,000, a new borrower and new repayment terms.

   2,144    Loans  to finance the December 1993  sale of the remaining lots, seven
            outparcels  and  the  development   and  sales  offices  at   Woodside
            Plantation. See REAL ESTATE DEVELOPMENT ACTIVITIES.

   1,195    Loan  collateralized by a 40 unit  townhouse type apartment complex in
            Charleston,  South  Carolina.  The   1994  restructuring  included   a
            principal  charge-off of approximately $314,000, a change in repayment terms and a decrease in the interest rate.

   1,057    Loan to  commercial  grading  and  asphalt  company  in  Aiken,  South
            Carolina.  The loan is collateralized by 97 acres and an asphalt plant and other land  totalling 101.26 acres.  The 1993 restructuring  arose from  a Chapter 11  bankruptcy and included a  change in interest rate and payment schedule.
- ----------------------------------------------------------------------------------
$  9,937
- ----------------------------------------------------------------------------------

   The following table lists Palmetto Federal's nonaccrual loans greater than $500,000 at December 31, 1995. These loans represent approximately 48% of the Bank's nonaccrual loans.

 Amount                                  Description
- ----------------------------------------------------------------------------------
(in thousands)
$  1,770    Loan made to acquire a 100 acre commercial site in Macon, Georgia  and a  line-of-credit collateralized by a  plantation of approximately 283 acres in Savannah, Georgia. The borrower reduced the principal balance by $405,000 in 1995.  In January 1996, the  Bank sold $1.4 million  of this debt.

   1,496    Loan  collateralized by a  26,024 square foot  office building located within a  commercial office  park  in Aiken,  South Carolina.  A  1994
            restructuring   involved  a  principal   charge-off  of  approximately
            $304,000, an interest rate decrease and a change in repayment terms.

     763    Loan to consolidate the debts of the borrower, now deceased. The  loan is  collateralized  by  a  single  family  residence  in  Aiken, South
            Carolina, common stocks, and other personal property.
- ----------------------------------------------------------------------------------
$  4,029
- ----------------------------------------------------------------------------------

   The  following  table  lists  Palmetto  Federal's  five  largest   foreclosed
properties at December 31, 1995. These properties represent approximately 46% of the Bank's foreclosed properties.

 Amount                                  Description
- ----------------------------------------------------------------------------------
(in thousands)
$  1,394    Undeveloped  commercial land comprised of three tracts of 76 acres, 13 acres and 13.86 acres, respectively.  The tracts are located south  of
            Aiken, South Carolina adjacent to Woodside Plantation.

     676 Sixteen single family residential lots and 75 acres of vacant land south of Aiken, South Carolina.

     665    Commercial property comprised of 2 parcels in St. John's, Michigan.

     492 Thirty-five single family residential lots in Woodside Plantation acquired in a 1995 debt restructuring. See REAL ESTATE DEVELOPMENT
            ACTIVITIES.

     454    Single family residence located in Aiken, South Carolina.
- ----------------------------------------------------------------------------------
$  3,681
- ----------------------------------------------------------------------------------

   The Asset Classification and Review Committee, comprised of management and the Chairman of the Board of Directors, reviews quarterly all loan relationships and foreclosed real estate which have been adversely classified by the Credit Adminstration Department, and is responsible for the appropriate classification of assets in accordance with OTS regulations. Palmetto Federal uses the quarterly classifications as well as historical charge-offs in its determination of an appropriate allowance for loan losses. During 1995 the Credit Administration Department established systematic monitoring mechanisms for lending relationships whose outstanding balances exceed $100,000, exclusive of debt collateralized by a primary residence.
   The determination of individual asset classifications depends on the degree of risk associated with the asset and the likelihood of repayment or orderly liquidation. The portion of a loan or other asset classified as "loss" is considered uncollectible and a specific valuation allowance is established in the amount of that portion. A "doubtful" asset has a high possibility of loss but certain pending factors preclude the estimation of a specific valuation allowance. Palmetto Federal classifies an asset as "substandard" if the asset exhibits a defined weakness and is inadequately protected either by the paying capacity of the borrower or the value of the underlying collateral. "Special mention" assets are those assets that have potential weaknesses which, if not corrected, could increase the risk of financial loss. The Bank's total criticized assets include its nonperforming assets and restructured loans of $27.4 million as well as its potential problem loans of $9.4 million. The following table summarizes the Bank's criticized assets at December 31:

                                              1995       1994       1993
- ------------------------------------------------------------------------
(in thousands)
Special mention                           $  9,867   $ 11,050   $ 12,470
Substandard                                 25,450     30,138     40,904
Doubtful                                         0          0        755
Loss                                         1,462      1,822      4,265
- ------------------------------------------------------------------------
                                          $ 36,779   $ 43,010   $ 58,394
- ------------------------------------------------------------------------

   The following table summarizes Palmetto Federal's loan loss experience for each of the periods indicated:

- ---------------------------------------------------------------------------------------------------
YEARS ENDED DECEMBER 31,                       1995        1994        1993        1992        1991
- ---------------------------------------------------------------------------------------------------

(dollars in thousands)
Average loans for the year                $ 456,939   $ 444,914   $ 450,732   $ 499,816   $ 515,292
- ---------------------------------------------------------------------------------------------------
Allowance for loan losses, beginning of
  the year                                $   8,213   $   9,883   $   8,232   $   9,054   $   7,767
- ---------------------------------------------------------------------------------------------------
Charge-offs:
  Permanent residential                         124         404         344         550         207
  Second mortgages                               68          64           9           3         122
  Commercial real estate                        671       3,150       3,382       5,746       1,965
  Consumer                                      829         564         766         870       1,019
  Commercial                                     78         390         378         406          74
- ---------------------------------------------------------------------------------------------------
Total charge-offs                             1,770       4,572       4,879       7,575       3,387
- ---------------------------------------------------------------------------------------------------
Recoveries:
  Permanent residential                          36          58           9          51          15
  Second mortgage                                            10
  Commercial real estate                        441         332         142                      87
  Consumer                                      102         103          84         134         144
  Commercial                                     73          70           6          11
- ---------------------------------------------------------------------------------------------------
Total recoveries                                652         573         241         196         246
- ---------------------------------------------------------------------------------------------------
Net charge-offs for the year                 (1,118)     (3,999)     (4,638)     (7,379)     (3,141)
Provision for loan losses                     1,322       2,329       6,289       6,557       4,793
Other                                                                                          (365)
- ---------------------------------------------------------------------------------------------------
Allowance for loan losses, end of the
  year                                    $   8,417   $   8,213   $   9,883   $   8,232   $   9,054
- ---------------------------------------------------------------------------------------------------
Ratio of net charge-offs to average
  loans                                       0.24%       0.90%       1.03%       1.48%       0.61%
- ---------------------------------------------------------------------------------------------------

   The provision for loan losses in 1994 and 1995 reflected the decreases in nonperforming assets and restructured loans and classified loans. The provision for loan losses from 1991 through 1993 averaged $5.9 million due to the significant increase in nonperforming assets and restructured loans as well as a significant increase in classified assets. These increases were principally caused by the general weakening of certain commercial real estate loans and single family development loans, which resulted in increased delinquencies and loan restructurings.
   Charge-offs in 1995 declined principally due to a decline of $2.4 million in commercial real estate loan charge-offs. In 1994, as in 1993 and 1992, portions of several commercial real estate loans were charged-off as those loans were restructured or written off as uncollectible. Charge-offs in other categories declined as well in 1995, except for consumer loans, for which charge-offs increased $265,000. This increase occurred primarily due to an increase of $166,000 or 70.6% in mobile home loan charge-offs resulting from increased collection efforts. The Company presently anticipates 1996 mobile home loan charge-offs to remain at the 1995 level based on an analysis of this portfolio.
   The provision for loan losses is a reflection of actual losses experienced during the year and management's judgment as to the adequacy of the allowance for loan losses to absorb future losses in loans currently outstanding. Some of the factors considered by management in determining the amount of the provision and resulting allowance include: (1) credit reviews of individual loans and relationships; (2) net charge-offs over the prior three years; (3) growth in and composition of the loan portfolio; (4) the current level of the allowance in relation to total loans and to historical loss levels; (5) the level of classified assets; (6) fair value of collateral property; and (7) management's estimate of future economic conditions and the resulting impact on the Company.
   Management's determination of the adequacy of the allowance for loan losses requires the use of judgments and estimates that may change in the future. Unfavorable changes in the factors used by management to determine the adequacy of the allowance, or the availability of new information, could cause the allowance for loan losses to be increased or decreased in future periods. In addition, bank regulatory agencies, as part of their examination process, may require additions to the allowance for loan losses based on their judgments and estimates.

LIQUIDITY AND CAPITAL RESOURCES

Palmetto Federal's principal sources of funds are deposits, principal and interest payments on loans, investment and mortgage-backed securities, proceeds from sales of investment and mortgage-backed securities, FHLB advances, other borrowings, and retained earnings. Palmetto Federal's liquidity is measured by the ratio of cash and short-term investments (as defined by the OTS regulations) to the sum of savings and borrowings payable in one year, less loans on savings. The Bank's average liquidity level of 7.9% was in excess of the required amount of 5.0% for December 1995.
   Stockholders' equity increased by 14.0% from December 31, 1994 to December 31, 1995, principally due to earnings of $4.1 million and a net decrease of $2.0 million in the unrealized loss on debt securities. The stockholders' equity to assets ratio increased from 6.82% at December 31, 1994 to 7.97% at December 31, 1995.
   Management does not expect capital expenditures related to the opening of the Charleston branch in March 1996 and the relocation of the Burton branch to exceed $750,000.

SAIF ASSESSMENT

Deposit insurance premiums for members of both the Bank Insurance Fund ("BIF") and the Savings Association Insurance Fund ("SAIF") were established for each fund to achieve a 1.25% designated ratio of reserves to insured deposits. The BIF reached the 1.25% reserve level in 1995 and in August 1995, the FDIC reduced the premiums for BIF member banks. In November 1995, the FDIC announced that, beginning in 1996, it would further reduce the deposit insurance premiums for 92% of all BIF members that are in the highest capital and supervisory categories to $2,000 per year, regardless of deposit size. Given the failure of the SAIF to attain the 1.25% ratio, the FDIC retained the existing premium rate of 23 cents to 31 cents per $100 of deposits for SAIF members.
   In 1995, members of the Banking Committees of the U.S. House of Representatives and the Senate agreed on a proposal to recapitalize the SAIF. Under the proposal, which was part of the budget bill, all SAIF-member institutions will pay a special assessment to the SAIF of approximately 80 basis points (80 cents per $100 of deposits), the amount that would enable the SAIF to attain its designated reserve ratio of 1.25%. The special assessment would be based on the assessable deposits held as of March 31, 1995. BIF-insured institutions holding SAIF-insured deposits would receive a 20% reduction in the assessment rate and would pay a special assessment of 64 basis points. The agreement also provides that the assessment base for the bonds issued in the late 1980's by the Financing Corporation to recapitalize the now defunct Federal Savings and Loan Insurance Corporation would be expanded to include deposits of both BIF-insured and SAIF-insured institutions, with BIF-insured institutions paying approximately 75% of the interest on such obligations. If an 80 basis point assessment were levied on the assessable deposits of the Bank held at March 31, 1995, the special assessment of Palmetto Federal would total $3.9 million. If deposit premiums for thrifts are reduced to those of the BIF, as is currently proposed, pretax income could improve annually by $1.1 million. Since the budget bill is stalled in negotiations between Congress and the White House, the Company cannot predict either the final details of any legislation or the effective dates thereof.
   Portions of the proposal would also enact further changes, including the merger of the SAIF and the BIF, elimination of the separate federal thrift charter and other provisions intended to combine the savings and banking industries. Such provisions raise significant questions such as the amount and timing of any special assessment and whether the investment and operating powers of thrifts and thrift holding companies will be conformed to those applicable to banks and bank holding companies. The Company cannot predict which, if any, of these changes will be included in the final legislation.

REGULATORY MATTERS

The FDIC has categorized Palmetto Federal as "well capitalized" under the FDIC's prompt corrective action guidelines. The following table illustrates Palmetto Federal's regulatory capital as of December 31, 1995 as well as under the fully phased-in requirements which become effective July 1, 1996.

                                          Tangible      Core  Risk-based
                                           Capital   Capital     Capital
- ------------------------------------------------------------------------
(dollars in thousands)
Regulatory capital                        $ 43,375   $43,375   $48,425
Minimum regulatory requirement               9,586    19,172    33,865
- ------------------------------------------------------------------------
Excess amount                             $ 33,789   $24,203   $14,560
- ------------------------------------------------------------------------
Actual capital ratio                          6.8%      6.8%     11.4%
- ------------------------------------------------------------------------
Minimum regulatory capital ratio              1.5%      3.0%      8.0%
- ------------------------------------------------------------------------
Fully phased-in regulatory capital        $ 40,959   $40,959   $46,009
Fully phased-in regulatory requirement       9,547    19,095    33,659
- ------------------------------------------------------------------------
Excess amount                             $ 31,412   $21,864   $12,350
- ------------------------------------------------------------------------
Fully phased-in capital ratio                 6.4%      6.4%     10.9%
- ------------------------------------------------------------------------

   The difference between the current regulatory capital amounts and the fully phased-in amounts relates to a $6.2 million investment in a real estate subsidiary which phases out of regulatory capital on July 1, 1996.
   In March 1995, the OTS delayed indefinitely the implementation of the interest rate risk component of the risk-based capital standard which was scheduled to be effective September 30, 1994. As calculated at September 30, 1995 (the latest date for which information is available), Palmetto Federal would have no additional capital requirement under this interest rate risk rule.

RECENT ACCOUNTING AND REPORTING CHANGES

In March 1995, the FASB issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of", which the Company adopted effective January 1, 1996. SFAS No. 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill. The adoption of SFAS No. 121 did not have a significant effect on the financial condition or results of operations of the Company.
   In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation". SFAS No. 123 establishes optional alternative accounting methods for stock-based compensation as well as new required disclosures. The Company has elected to account for stock-based compensation under previously existing accounting guidance. As such, SFAS No. 123 was adopted effective January 1, 1996, for disclosure purposes only and did not impact the Company's financial position or results of operations.

EFFECT OF INFLATION AND CHANGING PRICES

The Company's consolidated financial statements and related data have been prepared in accordance with generally accepted accounting principles that require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. Unlike industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. However, noninterest expenses do reflect general levels of inflation.

COMPARISON OF 1994 AND 1993 OPERATING RESULTS

PALFED, Inc. recorded net earnings of $3.8 million or $0.73 per share in 1994 compared to a net loss of $13.1 million or $6.12 per share in 1993. The 1993 loss is primarily attributable to the cumulative effect of a change in accounting principle of $10.5 million related to a change in the method of amortizing goodwill. Total assets were $662.4 million and $647.6 million at December 31, 1994 and 1993, respectively.

NET INTEREST INCOME

Net interest income in 1994 was $20.4 million, an increase of 17.7% over 1993. Total interest income in 1994 was $46.9 million compared to $48.2 million in 1993, a decrease of $1.3 million. Total interest expense in 1994 was

$26.5 million compared to $30.8 million in 1993. Increasing interest rates caused an increase both in the yield on interest-earning assets and in the cost of interest-bearing liabilities. A decrease in interest-earning assets offset the decline in the costs of liabilities. Additionally, the Company experienced a decrease of $879,000 in the provision for uncollected interest due to a decrease in the level of nonperforming assets.

PROVISION FOR ESTIMATED LOSSES ON LOANS

Due to decreases in the levels of problem assets and slower loan growth during the year, the provision for estimated loan losses decreased from $6.3 million in 1993 to $2.3 million in 1994. Net charge-offs in 1994 were $4.0 million or $1.7 million greater than the provision resulting in a decrease in the allowances for estimated loan losses to $8.2 million.

NONINTEREST INCOME

Noninterest income increased by $1.9 million in 1994 compared to 1993. The increase was primarily attributable to: (1) a loss from real estate operations of $2.6 million in 1994 compared to a loss of $5.7 million in 1993; (2) an increase of 26.4% in checking transaction fees to $2.8 million; (3) a decrease of $1.7 million in gains on sales of investment and mortgage-backed securities and loans in 1994; and (4) the receipt of $923,000, net of related expenses, in interest on federal and state income tax refunds.
   The decrease in the loss from real estate operations resulted primarily from the 1993 sale of the Woodside Plantation project. This impact was offset by an increase of $949,000 in the provision for losses on foreclosed real estate during 1994.
   Gains on sales of investment and mortgage-backed securities and loans decreased due to the rapid increase in short term interest rates which occurred during 1994. In prior years, declining interest rates allowed the Company to realize gains on sales of its investment and mortgage-backed securities. The 1994 rate increases resulted both in declines in the market values of securities available-for-sale and in a significant decrease in originations of fixed rate mortgage loans which are typically sold in the secondary market.

NONINTEREST EXPENSES

Noninterest expenses for 1994 were $15.9 million compared to $16.2 million for 1993, a decrease of $249,000. The decrease is primarily attributable to: (1) a decrease of $204,000 in data processing expenses in 1994 due to certain computer and ATM equipment becoming fully depreciated; and (2) a $151,000 decrease in advertising and public relations resulting from the lack of advertising expenses for the Woodside Plantation project which the Company sold in December 1993.
   Offsetting these decreases were increases of $193,000 in compensation and employee benefits and of $158,000 in professional and outside service fees. The net increase in compensation and benefits was primarily attributable to lower loan origination volume resulting in $420,000 more in fixed costs of loan originations recognized as current expenses rather than deferred over the life of the loans and an increase of $383,000 in costs due to normal merit wage adjustments and an increase of 6 full time equivalent employees. Offsetting these increases were decreased medical and retirement expenses of $303,000 primarily due to a change in the Company's pension benefit formula and decreased commissions of $274,000 due to significantly lower mortgage origination volume.

INCOME TAXES

During 1994, the Internal Revenue Service completed its audit of the Company's consolidated federal income tax returns through 1991. The audit resulted in a federal income tax refund of $1.2 million and a state income tax refund of $162,000 which reduced the effective tax rate to 31.9%.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

PALFED, INC.
AND SUBSIDIARIES        DECEMBER 31                                                            1995       1994
                        --------------------------------------------------------------------------------------
                        (in thousands, except share data)
                        ASSETS
                        --------------------------------------------------------------------------------------
                        Cash and due from banks                                           $  15,471  $  11,277
                        Interest-bearing deposits with other banks                            5,854      7,054
                        Investment and mortgage-backed securities:
                        Available-for-sale                                                   55,550     33,020
                        Held-to-maturity                                                     62,293    119,070
                        Loans receivable, net                                               464,281    447,991
                        Investment in real estate, net                                       14,448     14,720
                        Investment in Federal Home Loan Bank stock                           10,884     10,884
                        Premises and equipment, net                                           5,350      5,157
                        Accrued interest, net                                                 4,256      3,710
                        Other assets                                                          7,637      9,542
                        --------------------------------------------------------------------------------------
                                                                                          $ 646,024  $ 662,425
                        --------------------------------------------------------------------------------------
                        LIABILITIES AND STOCKHOLDERS' EQUITY
                        --------------------------------------------------------------------------------------
                        Deposits:
                        Noninterest-bearing accounts                                      $  27,333  $  26,381
                        Savings and NOW accounts                                            105,329    109,864
                        Certificates of deposit                                             363,193    341,360
                        Accrued interest payable                                                891        644
                        --------------------------------------------------------------------------------------
                        Total deposits                                                      496,746    478,249
                        Federal Home Loan Bank advances                                      91,500    135,800
                        Advance payments by borrowers for taxes
                          and insurance                                                         899        622
                        Other liabilities                                                     5,394      2,598
                        --------------------------------------------------------------------------------------
                        TOTAL LIABILITIES                                                   594,539    617,269
                        --------------------------------------------------------------------------------------
                        COMMITMENTS AND CONTINGENCIES
                        --------------------------------------------------------------------------------------
                        Stockholders' equity:
                        Common stock, $1 par value; authorized 10,000,000 shares; issued
                            5,142,166 shares; 5,101,297 and 5,077,166 shares
                          outstanding,
                            respectively                                                      5,142      5,142
                        Additional paid-in capital                                           26,904     26,938
                        Retained earnings                                                    20,626     16,481
                        Unrealized loss on debt securities, net of income tax benefit of
                            $456 and $1,505, respectively                                      (884)    (2,925)
                        Treasury stock, at cost (40,869 and 65,000 shares, respectively)       (303)      (480)
                        --------------------------------------------------------------------------------------
                        TOTAL STOCKHOLDERS' EQUITY                                           51,485     45,156
                        --------------------------------------------------------------------------------------
                                                                                          $ 646,024  $ 662,425
                        --------------------------------------------------------------------------------------

                 THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF OPERATIONS

PALFED, INC.
AND SUBSIDIARIES  FOR THE YEARS ENDED DECEMBER 31,                        1995      1994      1993
                  --------------------------------------------------------------------------------
                  (in thousands, except per share data)
                  Interest income:
                  Loans                                               $ 40,677  $ 37,752  $ 38,221
                  Mortgage-backed securities                             6,335     6,237     8,035
                  Investment securities                                  3,158     2,795     1,520
                  Other                                                    360       153       415
                  --------------------------------------------------------------------------------
                  Total interest income                                 50,530    46,937    48,191
                  --------------------------------------------------------------------------------
                  Interest expense:
                  Deposits                                              23,680    18,790    21,494
                  Other borrowings                                       6,850     7,724     9,343
                  --------------------------------------------------------------------------------
                  Total interest expense                                30,530    26,514    30,837
                  --------------------------------------------------------------------------------
                  Net interest income                                   20,000    20,423    17,354
                  Provision for estimated losses on loans                1,322     2,329     6,289
                  --------------------------------------------------------------------------------
                  Net interest income after provision for losses on
                    loans                                               18,678    18,094    11,065
                  --------------------------------------------------------------------------------
                  Noninterest income:
                  Checking transaction fees                              2,621     2,824     2,234
                  Financial services fees                                  756       752       763
                  Late charge and other fees                               515       397       558
                  Gain on sales of investment and mortgage-backed
                    securities and loans                                   569       163     2,140
                  Real estate operations                                (1,074)   (2,596)   (5,731)
                  Other                                                    791     1,794     1,436
                  --------------------------------------------------------------------------------
                  Total noninterest income                               4,178     3,334     1,400
                  --------------------------------------------------------------------------------
                  Noninterest expenses:
                  Compensation and employee benefits                     8,684     8,011     7,818
                  Occupancy and equipment                                2,629     2,516     2,625
                  Federal insurance premiums and assessments             1,401     1,596     1,624
                  Professional and outside service fees                  1,186     1,538     1,380
                  Data processing                                          880       813     1,017
                  Advertising and public relations                         734       438       589
                  Other                                                    940     1,005     1,113
                  --------------------------------------------------------------------------------
                  Total noninterest expenses                            16,454    15,917    16,166
                  --------------------------------------------------------------------------------
                  Income (loss) before provision (benefit) for
                    income taxes and cumulative effect of a change
                    in accounting principle                              6,402     5,511    (3,701)
                  --------------------------------------------------------------------------------
                  Provision (benefit) for income taxes:
                  Current                                                  359       (30)   (1,215)
                  Deferred                                               1,898     1,787       146
                  --------------------------------------------------------------------------------
                  Net provision (benefit) for income taxes               2,257     1,757    (1,069)
                  --------------------------------------------------------------------------------
                  Income (loss) before cumulative effect of a change
                    in accounting principle                              4,145     3,754    (2,632)
                  Cumulative effect of a change in accounting
                    principle                                                              (10,454)
                  --------------------------------------------------------------------------------
                  Net income (loss)                                   $  4,145  $  3,754  $(13,086)
                  --------------------------------------------------------------------------------
                  Earnings (loss) per common and common equivalent
                    share:
                  Income (loss) before cumulative effect of a change
                    in accounting principle                           $   0.80  $   0.73  $  (1.23)
                  Cumulative effect of a change in accounting
                    principle                                                                (4.89)
                  --------------------------------------------------------------------------------
                  NET INCOME (LOSS)                                   $   0.80  $   0.73  $  (6.12)
                  --------------------------------------------------------------------------------

                 THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
For the years ended December 31, 1995, 1994 and 1993

PALFED, INC.
AND SUBSIDIARIES
                                                                                  Unrealized
                                                  Additional                     Gain (Loss)                    Total
                                          Common     Paid-In     Retained            on Debt  Treasury  Stockholders'
                                           Stock     Capital     Earnings    Securities, Net     Stock         Equity
- ---------------------------------------------------------------------------------------------------------------------
(in thousands)
Balance, December 31, 1992                $1,467  $   12,086  $    25,822                               $      39,375
Issuance of common stock                   3,671      14,795                                                   18,466
Loss on treasury stock                                                 (9)                                         (9)
Unrealized gain on debt securities
available-for-
  sale, net                                                                          $   379                      379
Net loss for the year ended December 31,
1993                                                              (13,086)                                    (13,086)
- ---------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1993                 5,138      26,881       12,727                379                   45,125
Issuance of common stock                       4          57                                                       61
Purchase of treasury stock                                                                    $   (480)          (480)
Change in unrealized loss on debt
securities, net                                                                       (3,304)                  (3,304)
Net income for the year ended
  December 31, 1994                                                 3,754                                       3,754
- ---------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994                 5,142      26,938       16,481             (2,925)     (480)        45,156
Issuance of treasury stock                               (34)                                      177            143
Change in unrealized loss on debt
securities, net                                                                        2,041                    2,041
Net income for the year ended
  December 31, 1995                                                 4,145                                       4,145
- ---------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995                $5,142  $   26,904  $    20,626            $  (884) $   (303) $      51,485
- ---------------------------------------------------------------------------------------------------------------------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF CASH FLOWS

PALFED, INC.
AND SUBSIDIARIES   FOR THE YEARS ENDED DECEMBER 31,                       1995     1994      1993
                   ------------------------------------------------------------------------------
                   (in thousands)
                   OPERATING ACTIVITIES:
                   CASH FLOWS FROM OPERATING ACTIVITIES:
                   Net income (loss)                                   $ 4,145  $ 3,754  $(13,086)
                   Adjustments to reconcile net income (loss) to net
                     cash provided by operations:
                   Cumulative effect of a change in accounting                             10,454
                       principle
                   Provision for deferred income taxes                   1,898    1,787       146
                   Depreciation                                            801      712       919
                   Amortization of goodwill and intangibles, loan
                     fees,                                                  62      234       897
                       deferred income, and premiums and discounts
                   Provision for estimated losses on loans, real
                     estate                                              2,913    4,819    13,239
                       and accrued interest receivable
                   Stock dividends on FHLB stock                                             (585)
                   (Gain) loss on sales of real estate                    (445)      84      (368)
                   Gain on sales of assets available-for-sale             (569)    (163)
                   Gain on sales of investment and mortgage-backed                         (1,998)
                     securities and loans
                   Proceeds from sales of mortgage-backed securities                      185,571
                   Proceeds from sales of investments                                      73,680
                   Proceeds from sales of loans                                            14,210
                   Purchase of assets held for sale                                       (84,492)
                     Principal payments and maturities of assets held                       3,859
                       for sale
                   Proceeds from sales of real estate                                       5,119
                   Increase in investment in real estate                                     (797)
                   Change in:
                   Accrued interest receivable, net                     (1,722)  (1,414)     (549)
                   Accrued interest payable                                249     (225)     (719)
                   Other assets                                         (1,155)   1,390     3,093
                   Other liabilities (excluding deferred income)         3,120   (2,733)      564
                     Other, net                                            282      811       623
                   ------------------------------------------------------------------------------
                   NET CASH PROVIDED BY OPERATING ACTIVITIES             9,579    9,056   209,780
                   ------------------------------------------------------------------------------
                   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                     STATEMENTS.

PALFED, INC.
AND SUBSIDIARIES   FOR THE YEARS ENDED DECEMBER 31,                      1995      1994      1993
                   --------------------------------------------------------------------------------
                   (in thousands)
                   INVESTING ACTIVITIES:
                   CASH FLOWS FROM INVESTING ACTIVITIES:
                   Purchases of assets available-for-sale               (10,763)  (44,791)
                   Proceeds from sales of assets available-for-sale      76,928    59,348
                   Principal collections on assets available-for-sale     4,711     6,512
                   Increase in loans, net                               (67,786)  (58,137) (131,942)
                   Purchases of mortgage-backed securities                        (11,043)  (39,345)
                   Principal collections on investment and mortgage-     14,003    16,168    28,554
                     backed securities
                   Proceeds from sales of foreclosed real estate          3,366     4,877
                   Purchase of office premises and equipment               (981)   (1,375)     (775)
                   Proceeds from sales of premises and equipment                              1,182
                   Other, net                                              (260)       20       (13)
                   --------------------------------------------------------------------------------
                   NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES      19,218   (28,421) (142,339)
                   --------------------------------------------------------------------------------
                   FINANCING ACTIVITIES:
                   CASH FLOWS FROM FINANCING ACTIVITIES:
                   Net increase (decrease) in deposit accounts           18,249     1,256   (42,676)
                   Proceeds from FHLB advances and other borrowed        68,200   123,100    72,923
                     money
                   Repayments of FHLB advances and other borrowed      (112,500) (106,759) (134,728)
                     money
                   Proceeds from issuance of common stock                                    18,466
                   Purchase of treasury stock                                        (480)
                   Other, net                                               248       355       (99)
                   --------------------------------------------------------------------------------
                   NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES     (25,803)   17,472   (86,114)
                   --------------------------------------------------------------------------------
                   NET INCREASE (DECREASE) IN CASH AND CASH               2,994    (1,893)  (18,673)
                     EQUIVALENTS
                   CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR          18,331    20,224    38,897
                   --------------------------------------------------------------------------------
                   CASH AND CASH EQUIVALENTS, END OF YEAR              $ 21,325  $ 18,331  $ 20,224
                   --------------------------------------------------------------------------------
                   SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
                   CASH PAID DURING THE YEAR FOR:
                   Interest                                            $ 30,283  $ 26,739  $ 31,555
                   Income taxes                                           1,100                  15
                   SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
                     FINANCING ACTIVITIES:
                   Securitizations of mortgage loans                   $ 33,833  $ 41,593  $111,900
                   Loans foreclosed or in-substance foreclosed            9,017     3,099    11,368
                   Financed sales of foreclosed real estate               6,215     2,603     4,900
                   Transfers of investment and mortgage-backed
                     securities from held-to-maturity to
                     held-for-sale                                                           85,781
                   Transfers of investment and mortgage-backed
                     securities from available-for-sale to
                     held-to-maturity                                              91,574
                   Transfers of investment and mortgage-backed
                     securities from held-to-maturity to
                     available-for-sale                                  42,842
                   Issuance of treasury stock as compensation               172

                   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                     STATEMENTS.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PALFED, INC.           Following  is  a  description  of  the  more  significant
AND SUBSIDIARIES       accounting and financial  reporting policies followed  by
                       the Company in preparing and presenting its consolidated financial statements.

NOTE 1:                PRINCIPLES OF CONSOLIDATION
SUMMARY OF             The  consolidated   financial  statements   include   the
SIGNIFICANT            accounts  of  PALFED, Inc.  ("PALFED"); its  wholly owned
ACCOUNTING             subsidiaries, Palmetto  Federal  Savings  Bank  of  South
POLICIES               Carolina  ("Palmetto Federal"  or the  "Bank") and PALFED
                       Investment Services, Inc.; Palmetto Federal's subsidiary,
                       Palmetto   Service   Corporation   ("PSC");   and   PSC's
                       subsidiary,  Woodside Development Company  of Aiken, Inc.
                       (collectively  referred   to  as   the  "Company").   All
                       significant  intercompany accounts  and transactions have
                       been eliminated.
                       PALFED  is  a  savings  and  loan  holding  company.  The
                       Company's   principal  line  of   business  is  community
                       banking. The Company also has  lines of business in  real
                       estate  and  retail securities  brokerage.  The principal
                       markets for  the  Company's  products  and  services  are
                       individuals  and families,  professionals, and  small and
                       medium sized businesses in southwestern and coastal South
                       Carolina.
                       CASH AND CASH EQUIVALENTS
                       Cash and cash equivalents include cash and due from banks
                       and interest-bearing deposits with other banks. Cash  and
                       due  from banks include  all noninterest-bearing deposits
                       with other  banks. Palmetto  Federal  is subject  to  the
                       reserve  requirements established by  the Federal Reserve
                       Bank system.
                       INVESTMENT AND MORTGAGE-BACKED SECURITIES
                       The Company classifies and  accounts for debt and  equity
                       securities   as  either   held-to-maturity,  trading,  or
                       available-for-sale under the  provisions of Statement  of
                       Financial   Accounting   Standards   ("SFAS")   No.  115,
                       "Accounting For Certain  Investments in  Debt and  Equity
                       Securities".  Securities  classified  as held-to-maturity
                       are securities that the  Company has the positive  intent
                       and  ability  to  hold  to maturity  and  are  carried at
                       amortized cost.  Trading securities  are securities  that
                       are bought and held principally for sale in the near term
                       and are reported at fair value, with unrealized gains and
                       losses    included   in    earnings.   Available-for-sale
                       securities  are  securities  not  classified  as   either
                       held-to-maturity  or  trading, including  securities that
                       may be sold  in response  to changes  in market  interest
                       rates  or  prepayment  rates  or  liquidity  needs. These
                       assets are carried at  fair value, with unrealized  gains
                       and  losses excluded  from earnings  and reported  net of
                       related  income  taxes   as  a   separate  component   of
                       stockholders' equity until realized.
                       Prior  to December  31, 1993,  the Company  accounted for
                       debt  and   equity  securities   as  follows:   held-for-
                       investment  securities  were carried  at  amortized cost;
                       held-for-sale securities  were carried  at the  lower  of
                       cost  or  aggregate market  value with  unrealized losses
                       included in the consolidated statement of operations.
                       In November  1995,  the  Financial  Accounting  Standards
                       Board  ("FASB")  issued  a Special  Report,  "A  Guide to
                       Implementation of Statement 115 on Accounting For Certain
                       Debt and Equity Securities", which included a  transition
                       provision   allowing   all  entities   to   reassess  the
                       appropriateness of the classifications of all  securities
                       held  and account for  any resulting reclassifications at
                       fair value. Reclassifications  from the  held-to-maturity
                       category  resulting from this  one-time reassessment will
                       not call into  question, or  "taint", the  intent of  the
                       entity  to hold other debt  securities to maturity in the
                       future. In  accordance  with  this  Special  Report,  the
                       Company  transferred securities with an amortized cost of
                       $42.8 million from held-to-maturity to
                       available-for-sale. The transfer was effected at the fair
                       value of the securities and the unrealized loss on  these
                       securities  at  the  time of  transfer  was approximately
                       $47,000.
                       Gains and losses on sales of securities are determined on
                       the  specific   identification   method.   Premiums   are
                       amortized and discounts are accreted using the level yield method over the estimated remaining term of the security.

                       LOANS RECEIVABLE
                       Loans receivable are reported at their outstanding unpaid
                       principal  balances reduced  by valuation  allowances and
                       net of any deferred fees or costs on originated loans, or
                       unamortized premiums or discounts on purchased loans.
                       Provisions for estimated losses  on loans are charged  to
                       income when, in the opinion of management, the occurrence
                       of  such  losses are  deemed to  be probable.  Losses are
                       usually anticipated  when  the estimated  net  realizable
                       value  of the  underlying collateral is  determined to be
                       less than the carrying  value of such assets.  Management
                       evaluates  the carrying  value of  its loan  portfolio at
                       least quarterly and  adjusts the allowances  accordingly.
                       In  addition  to providing  valuation allowances  where a
                       decline in value  has been identified,  the Company  also
                       establishes  general allowances for losses based upon the
                       level of assets classified  in accordance with Office  of
                       Thrift Supervision ("OTS") regulations, historical losses
                       and  general market conditions. While management uses its
                       best judgment in establishing the allowances for  losses,
                       future  adjustments to the allowances may be necessary if
                       economic conditions or other factors differ substantially
                       from the assumptions used in making the evaluations.
                       On January 1,  1995, the  Company adopted  SFAS No.  114,
                       "Accounting  By Creditors  for Impairment of  a Loan", as
                       amended by  SFAS No.  118, "Accounting  By Creditors  For
                       Impairment   of   a   Loan  -   Income   Recognition  and
                       Disclosures, an Amendment of  SFAS No. 114". Under  these
                       new  standards, a  loan is considered  impaired, based on
                       current information and  events, if it  is probable  that
                       the  Company  will  be unable  to  collect  the scheduled
                       payments of principal and interest when due according  to
                       the contractual terms of the loan agreement.
                       The Company uses several factors in determining if a loan
                       is   impaired  under   SFAS  No.   114.  Quarterly  asset
                       classification procedures generally  include a review  of
                       significant   loans  and  lending  data,  including  loan
                       payment  status   and  borrowers'   financial  data   and
                       operating  factors,  such  as  cash  flows  and operating
                       income or  loss. The  measurement  of impaired  loans  is
                       generally  based on the present  value of expected future
                       cash  flows  discounted   at  the  historical   effective
                       interest   rate  of  the  loan,  except  that  collateral
                       dependent loans are measured  for impairment at the  fair
                       value  of the  collateral. The  adoption of  SFAS No. 114
                       resulted in no additional provision for credit losses  at
                       January 1, 1995.
                       Also under these standards, loans which are considered to
                       be in-substance foreclosed continue to be measured at the
                       fair  value of  the collateral, however,  these loans are
                       classified as loans receivable rather than as  foreclosed
                       real  estate,  as  was  the  case  previously. Therefore,
                       in-substance foreclosures of $3.2 million at December 31,
                       1994 have  been  reclassified  from  investment  in  real
                       estate to loans receivable.
                       Interest  income is recognized under the interest method.
                       The  accrual  of  interest  income  on  loans,  including
                       impaired  loans,  in  excess  of  90  days  past  due  is
                       generally suspended  and previously  recognized  interest
                       income  is  reversed  until  the  loans  become  current.
                       Additionally,  the  Bank  discontinues  the  accrual   of
                       interest   on  any  loan  when   it  is  determined  that
                       collection of interest is not probable.
                       Loan origination and commitment  fees and certain  direct
                       origination  costs are recognized as an adjustment of the
                       yield over the life of the related loan.
                       The Company typically sells loans on a nonrecourse basis.
                       Gains and losses on sales of loans are recognized at  the
                       time  of  sale,  as  determined  by:  (1)  the difference
                       between the net sale proceeds  and the book value of  the
                       loans   sold,  and   (2)  the   estimated  present  value
                       associated with excess or deficient servicing fees. Gains
                       and losses related to excess or deficient servicing  fees
                       are   amortized  on  the  level  yield  method  over  the
                       estimated lives  of  the  related  mortgage  loans  as  a
                       reduction   or  increase,  respectively,   of  income  on
                       servicing fees received.

                       In May 1995,  the FASB issued  SFAS No. 122,  "Accounting
                       for Mortgage Servicing Rights", which the Company adopted
                       effective October 1, 1995. SFAS No. 122 requires that the
                       right  to service mortgage loans for others be recognized
                       as an asset, whether that servicing right is acquired  or
                       originated.  The  total cost  of  mortgage loans  sold or
                       securitized is allocated to the loans and to the mortgage
                       servicing rights based upon  their relative fair  values.
                       The  Company  evaluates  mortgage  servicing  rights  for
                       impairment based on the fair  value of those rights.  The
                       servicing  rights  are stratified  based on  the weighted
                       average interest  rates of  the underlying  loans on  the
                       aggregate  loan basis. The Company amortizes the mortgage
                       servicing rights over  the period of  and in relation  to
                       the  estimated net servicing  income. Servicing rights of
                       $153,000  were  recorded  during  1995  as  a  result  of
                       adopting  this standard, resulting in a gain of $101,000,
                       net of related income taxes.
                       INVESTMENT IN REAL ESTATE
                       Investment in real estate  includes real estate  acquired
                       in  settlement of loans ("REO"), real estate acquired for
                       development  and  sale,  and  equity  in  and  loans   to
                       partnerships.
                       Real  estate properties acquired through,  or in lieu of,
                       loan foreclosure are initially recorded at fair value  at
                       the  date of foreclosure, establishing  a new cost basis.
                       After foreclosure, valuations are periodically  performed
                       by management and the real estate is carried at the lower
                       of  cost  or fair  value minus  estimated costs  to sell.
                       Revenue and expenses from operations and additions to the
                       valuation  allowance   are   included  in   real   estate
                       operations.
                       Real  estate acquired for development and sale is carried
                       at the lower of cost  or estimated net realizable  value.
                       Profits  from  the sales  of  real estate  are recognized
                       under either the full accrual method or the percentage of
                       completion method,  whichever  is appropriate  under  the
                       terms and conditions of the sales transaction.
                       From  time to time, as a  result of the Company's various
                       investments in  real  estate, potential  liabilities  for
                       environmental  remediation  may  arise.  Liabilities  are
                       recorded when environmental  assessments and/or  remedial
                       efforts  are  probable  and the  cost  can  be reasonably
                       estimated.  At  December  31,  1995  and  1994,  no  such
                       liabilities were recorded.
                       PREMISES AND EQUIPMENT
                       Premises  and equipment consist principally of furniture,
                       fixtures and equipment and office buildings. Land is also
                       included in  premises and  equipment  and is  carried  at
                       cost.  Other premises  and equipment are  carried at cost
                       and are  depreciated  using straight-line  and  declining
                       balance  methods over the estimated  lives of the related
                       assets (20 to 40  years for buildings and  3 to 10  years
                       for   equipment).  Gains  and   losses  on  disposal  are
                       reflected in  income. Accumulated  depreciation was  $9.9
                       million  and $9.1 million at  December 31, 1995 and 1994,
                       respectively.
                       GOODWILL AND INTANGIBLE VALUE OF BRANCH NETWORK
                       The Company used  the purchase method  of accounting  for
                       the  acquisition of  a savings  institution in  1982. The
                       intangible value  of  branch  network  acquired  of  $5.4
                       million  is being amortized on a straight-line basis over
                       25 years. Goodwill  of $17.9 million  resulting from  the
                       acquisition  is being amortized on the level yield method
                       over the estimated life of the long-term interest-earning
                       assets  acquired.  Management  reviews  the  amortization
                       periods   (estimated  lives)  of  the  intangible  assets
                       periodically and makes adjustments as needed. Accumulated
                       amortization  related  to  these  intangible  assets   at
                       December  31, 1995 and  1994 was $20.6  million and $20.3
                       million, respectively.
                       Effective January 1, 1993, the Company changed its method
                       of  amortizing  goodwill   by  adopting   SFAS  No.   72,
                       "Accounting For Certain Acquisitions of Banking or Thrift
                       Institutions,"  which requires  goodwill to  be amortized
                       over the estimated  life of  the interest-earning  assets
                       acquired  using  the  level  yield  method.  The  Company
                       believes the change in accounting principle is preferable
                       because it provides a better matching of the revenues and
                       expenses which resulted from the acquisition in reporting
                       operating  results.  This  change  resulted  in  a  $10.5
                       million noncash charge to 1993 earnings as the cumulative
                       effect of adopting SFAS No. 72. Prior to January 1, 1993,
                       the Company amortized goodwill over its estimated life on
                       a straight-line basis.

                       ADVERTISING COSTS
                       The  Company expenses the production costs of advertising
                       the first time the advertising takes place. The costs  of
                       communicating  the  advertising, such  as  television air
                       time or print media  space, is capitalized and  amortized
                       over  the period  of use.  Direct-response advertising is
                       expensed as incurred due  to the relatively minor  nature
                       of such costs.
                       At  December 31, 1995 and 1994, no advertising costs were
                       reported as  assets.  Advertising expense  was  $335,000,
                       $236,000   and   $319,000   in  1995,   1994   and  1993,
                       respectively.
                       INCOME TAXES
                       The Company  uses the  asset and  liability approach  for
                       financial  accounting  and  reporting  for  income taxes.
                       Deferred tax  assets  and liabilities  are  reflected  at
                       currently  enacted  income  tax rates  applicable  to the
                       period in which  the deferred tax  assets or  liabilities
                       are expected to be realized or settled. As changes in tax
                       laws  or  rates  are  enacted,  deferred  tax  assets and
                       liabilities are adjusted through the provision for income
                       taxes.
                       EARNINGS PER SHARE
                       Earnings per  share  is  based on  the  weighted  average
                       number  of common  shares outstanding,  plus common stock
                       equivalents   (principally   equivalent   common   shares
                       calculated  for  stock  options  outstanding).  Allocated
                       shares owned  by the  PALFED, Inc.  Employee Savings  and
                       Stock  Ownership Plan are included in shares outstanding.
                       The  weighted  average  number  of  shares  used  in  the
                       computation  for  1995, 1994  and 1993  was approximately
                       5,163,000, 5,170,000 and 2,137,000, respectively.
                       USE OF ESTIMATES
                       The preparation  of  financial statements  in  conformity
                       with  generally  accepted accounting  principles requires
                       management to make estimates and assumptions that  affect
                       the  reported  amounts  of  assets  and  liabilities  and
                       disclosure of contingent  assets and  liabilities at  the
                       dates  of  the  financial  statements  and  the  reported
                       amounts of  income  and  expenses  during  the  reporting
                       periods.   Actual   results  could   differ   from  those
                       estimates.
                       RECLASSIFICATIONS
                       Certain accounts have been  reclassified in the 1994  and
                       1993   financial  statements  to   conform  to  the  1995
                       presentation.
                       FAIR VALUES OF FINANCIAL INSTRUMENTS
                       The following methods  and assumptions were  used by  the
                       Company  in  estimating  its fair  value  disclosures for
                       financial instruments:
                       Cash  and  cash  equivalents:     The  carrying   amounts
                       approximate fair value.
                       Investment  and mortgage-backed securities:   Fair values
                       are based on quoted market prices or dealer quotes, where
                       available. If  quoted market  prices are  not  available,
                       fair  values are estimated using quoted market prices for
                       similar securities.
                       Loans receivable:    The  fair values  are  estimated  by
                       discounting  the  future  cash  flows  using  the current
                       interest rates at  which similar loans  would be made  to
                       borrowers  with similar  credit ratings and  for the same
                       remaining maturities.
                       Accrued interest receivable and payable:  The fair values
                       approximate the carrying values.
                       Investment in FHLB  stock:  The  fair value  approximates
                       the  carrying  value of  this investment  as this  is the
                       amount which would be received upon sale of the stock.
                       Deposits:   The fair  value of  demand deposits,  savings
                       accounts, and certain money market deposits is the amount
                       payable  on demand at the  reporting date. The fair value
                       of fixed-maturity  certificates of  deposit is  estimated
                       using the rates currently offered for deposits of similar
                       remaining maturities.

                       FHLB   advances:    The  carrying  amounts  reported  for
                       short-term advances approximate  those liabilities'  fair
                       values. The fair value of long-term advances is estimated
                       using  the rates currently  offered for these liabilities
                       of similar remaining maturities.
                       Commitments to originate  loans, unused  lines of  credit
                       and  standby  letters  of  credit:    The  fair  value of
                       commitments is estimated using the fees currently charged
                       to enter into similar agreements, taking into account the
                       remaining terms of the agreements and the present  credit
                       worthiness  of  the  counterparties.  The  fair  value of
                       letters of credit is based on fees currently charged  for
                       similar   agreements  with  the   counterparties  at  the
                       reporting date.
                       In  October  1994,  SFAS   No.  119,  "Disclosure   About
                       Derivative   Financial  Instruments  and  Fair  Value  of
                       Financial Instruments" was  issued and  is effective  for
                       the  Company for financial statements issued for the year
                       ended  December   31,  1995.   SFAS  No.   119   requires
                       disclosures  about  derivative  financial  instruments --
                       futures, forward, swap  and option  contracts, and  other
                       financial instruments with similar characteristics. As of
                       December  31, 1995, the Company did not hold, and had not
                       issued, instruments which are  subject to the  disclosure
                       requirements  of SFAS No. 119. Therefore, the adoption of
                       SFAS No. 119  had no  impact on  the Company's  financial
                       statements.
                       RECENTLY ISSUED ACCOUNTING STANDARDS
                       In  March 1995, the FASB issued SFAS No. 121, "Accounting
                       for  the  Impairment   of  Long-Lived   Assets  and   for
                       Long-Lived  Assets To Be Disposed  Of", which the Company
                       adopted  effective  January   1,  1996.   SFAS  No.   121
                       establishes  accounting standards  for the  impairment of
                       long-lived assets, certain  identifiable intangibles  and
                       goodwill.  The adoption  of SFAS No.  121 did  not have a
                       significant effect on the financial condition or  results
                       of operations of the Company.
                       In   October  1995,   the  FASB  issued   SFAS  No.  123,
                       "Accounting for Stock-Based  Compensation". SFAS No.  123
                       establishes  optional alternative  accounting methods for
                       stock-based  compensation   as  well   as  new   required
                       disclosures.  The  Company  has  elected  to  account for
                       stock-based  compensation   under   previously   existing
                       accounting  guidance. As  such, SFAS No.  123 was adopted
                       effective January 1, 1996,  for disclosure purposes  only
                       and  did not  impact the Company's  financial position or
                       results of operations.
NOTE 2:                Investment and mortgage-backed securities are  summarized
INVESTMENT AND         as follows:
MORTGAGE-BACKED
SECURITIES

                                                                                  Gross        Gross
                                                                 Amortized   Unrealized   Unrealized       Fair
                       AVAILABLE-FOR-SALE                             Cost        Gains       Losses      Value
                       ----------------------------------------------------------------------------------------
                       (in thousands)
                       December 31, 1995:
                       U.S. Treasury and agency obligations      $ 31,230      $   86       $  256     $ 31,060
                       FNMA securities                             13,783         108           76       13,815
                       FHLMC securities                             6,171          35           37        6,169
                       GNMA securities                                845          22            1          866
                       Other mortgage-backed securities             3,584          56                     3,640
                       ----------------------------------------------------------------------------------------
                                                                 $ 55,613      $  307       $  370     $ 55,550
                       ----------------------------------------------------------------------------------------
                       December 31, 1994:
                       U.S. Treasury and agency obligations      $  4,988      $    3       $  107     $  4,884
                       Corporate notes                              1,998                      173        1,825
                       FNMA securities                             17,863                    1,431       16,432
                       FHLMC securities                             4,321                      357        3,964
                       GNMA securities                              6,108                      193        5,915
                       ----------------------------------------------------------------------------------------
                                                                 $ 35,278      $    3       $2,261     $ 33,020
                       ----------------------------------------------------------------------------------------

                                                                                  Gross        Gross
                                                                 Amortized   Unrealized   Unrealized       Fair
                       HELD-TO-MATURITY                               Cost        Gains       Losses      Value
                       ----------------------------------------------------------------------------------------
                       (in thousands)
                       December 31, 1995:
                       U.S. government agency obligations        $  8,940      $    5       $   66     $  8,879
                       FNMA securities                             18,195         155                    18,350
                       FHLMC securities                             7,992         135                     8,127
                       GNMA securities                             10,784         198            1       10,981
                       Collateralized mortgage obligations         16,382         851                    17,233
                       ----------------------------------------------------------------------------------------
                                                                 $ 62,293      $1,344       $   67     $ 63,570
                       ----------------------------------------------------------------------------------------
                       December 31, 1994:
                       U.S. Treasury and agency obligations      $ 38,737      $    1       $2,727     $ 36,011
                       FNMA securities                             37,786           2        2,983       34,805
                       FHLMC securities                            24,348          10        1,831       22,527
                       GNMA securities                             13,384           8          635       12,757
                       Collateralized mortgage obligations          4,812         697                     5,509
                       Other                                            3          59                        62
                       ----------------------------------------------------------------------------------------
                                                                 $119,070      $  777       $8,176     $111,671
                       ----------------------------------------------------------------------------------------
                       The  change in the  unrealized gain (loss) on  investment and mortgage-backed securities for the years ended December 31, 1994 and 1995 is as follows:

                                                                 Available-   Held-To-   Income Tax
                                                                   For-Sale   Maturity       Effect     Total
                       --------------------------------------------------------------------------------------
                       (in thousands)
                       Balance at December 31, 1993               $   575                  $ (196)    $   379
                       Net change in unrealized losses             (2,833)                    964      (1,869)
                       Unrealized loss on securities
                         transferred from available-for-sale                  $(2,519)        856      (1,663)
                       Amortization of unrealized loss on
                         transferred securities                                   347        (119)        228
                       --------------------------------------------------------------------------------------
                       Balance at December 31, 1994                (2,258)     (2,172)      1,505      (2,925)
                       --------------------------------------------------------------------------------------
                       Net change in unrealized losses              2,195                    (745)      1,450
                       Unrealized loss on securities
                         transferred to available-for-sale                        486        (165)        321
                       Amortization of unrealized loss on
                         transferred securities                                   409        (139)        270
                       --------------------------------------------------------------------------------------
                       Balance at December 31, 1995               $   (63)    $(1,277)     $  456     $  (884)
                       --------------------------------------------------------------------------------------

                       Proceeds from sales of investment and mortgage-backed securities and loans during  the years  ended December 31, 1995, 1994 and 1993,  as well as the gross profits and gross losses realized, are summarized as follows:

                                                                    1995     1994      1993
                       --------------------------------------------------------------------
                       (in thousands)
                       Investments
                         Proceeds from sales                                       $ 73,680
                         Gross profits                                                  195
                         Gross losses                                                    51
                       Mortgage-backed securities and loans
                         Proceeds from sales                                       $199,781
                         Gross profits                                                3,164
                         Gross losses                                                 1,402
                       Available-for-sale securities
                         Proceeds from sales                     $63,265  $51,023
                         Gross profits                               856      551
                         Gross losses                                491      519
                       --------------------------------------------------------------------
                       The amortized  cost and  estimated market  value of  investments  at
                       December  31, 1995,  by contractual  maturity, are  shown below. For mortgage-backed securities,  expected  maturities will  differ  from contractual  maturities  because  borrowers may  have  the  right to prepay obligations with or without call or prepayment penalties.


                                                                 Held-to-maturity  Available-for-sale
                                                                 ----------------  --------

                                                                 Amortized      Fair  Amortized      Fair
                                                                      Cost     Value       Cost     Value
                       ----------------------------------------------------------------------------------
                       (in thousands)
                       In one year or less                                             $ 5,996    $ 5,999
                       After one year through five years          $ 2,960    $ 2,954    21,828     21,620
                       After five years through ten years           5,980      5,925     3,000      2,970
                       After ten years                                                     406        469
                       Mortgage-backed securities                  53,353     54,691    24,383     24,492
                       ----------------------------------------------------------------------------------
                                                                  $62,293    $63,570   $55,613    $55,550
                       ----------------------------------------------------------------------------------

NOTE 3:                Loans receivable are summarized as follows at December
LOANS                  31:
RECEIVABLE

                                                                      1995        1994
                       ---------------------------------------------------------------
                       (in thousands)
                       Loans collateralized by real estate:
                         Permanent residential mortgage          $ 207,671   $ 206,304
                         Construction                               38,114      33,658
                         Second mortgage                            52,313      55,651
                         Commercial                                128,051     109,534
                       Loans collateralized by other property:
                         Consumer                                   39,585      42,532
                         Commercial                                 16,080      15,177
                       Loans collateralized by savings accounts      4,769       3,784
                       ---------------------------------------------------------------
                                                                   486,583     466,640
                       Less:
                         Loans in process                          (13,141)     (9,564)
                         Unamortized yield adjustments                (744)       (872)
                         Allowance for estimated losses             (8,417)     (8,213)
                       ---------------------------------------------------------------
                                                                 $ 464,281   $ 447,991
                       ---------------------------------------------------------------
                       Weighted average yield on loans               8.87%       8.34%
                       ---------------------------------------------------------------
                       Changes in  the allowance  for estimated  losses on  loans  are summarized as follows for each of the years ended December 31:

                                                                     1995       1994       1993
                       ------------------------------------------------------------------------
                       (in thousands)
                       Balance, beginning of year                $  8,213   $  9,883   $  8,232
                       Provision                                    1,322      2,329      6,289
                       Charge-offs                                 (1,770)    (4,572)    (4,879)
                       Recoveries                                     652        573        241
                       ------------------------------------------------------------------------
                       Balance, end of year                      $  8,417   $  8,213   $  9,883
                       ------------------------------------------------------------------------
                       At  December  31,  1995,  the recorded  investment  in  loans  for which impairment has been recognized in accordance with SFAS No. 114  totalled approximately $13.0 million, of which $6.1 million related to loans with a  corresponding valuation allowance of $1.1 million. The impaired loans at December 31, 1995, were measured for impairment using the fair  value of  the collateral as  substantially all of  these loans were collateral dependent. The average recorded investment in impaired loans during 1995 was approximately  $14.5  million.  The interest  income  recognized  on impaired  loans during 1995 was  $743,000. Impaired loans are summarized as follows at December 31:

                                                                     1995
                       --------------------------------------------------
                       (in thousands)
                       Construction loans                        $    844
                       Commercial real estate loans                11,300
                       Residential mortgage                           899
                       --------------------------------------------------
                                                                 $ 13,043
                       --------------------------------------------------

                       Troubled debt  restructurings, resulting  primarily  from
                       commercial  real estate loans,  had principal balances of
                       approximately $6.1 million and $16.4 million at  December
                       31,  1995 and 1994, respectively. The additional interest
                       income that would have been  recorded if these loans  had
                       been  current in accordance with their original terms and
                       had been outstanding throughout the years would have been
                       $222,000 and $216,000 in 1995 and 1994, respectively. The
                       amount of  interest income  on these  restructured  loans
                       included   in  net   earnings  for  1995   and  1994  was
                       approximately $428,000 and $1.2 million, respectively.
                       The  Company  was  servicing  first  mortgage  loans   of
                       approximately   $237.1  million  and  $216.4  million  at
                       December 31, 1995 and 1994, respectively, which had  been
                       sold   to   investors   on  a   nonrecourse   basis,  and
                       approximately $5.3 million and $6.2 million, at  December
                       31,  1995 and 1994, respectively,  which had been sold to
                       investors on a  recourse basis.  Mortgage loans  serviced
                       for   others  are   not  included   in  the  accompanying
                       consolidated statements of financial condition.
NOTE 4:                The Company's investment in real estate is summarized as
INVESTMENT IN          follows at December 31:
REAL ESTATE

                                                                     1995       1994
                       -------------------------------------------------------------
                       (in thousands)
                       Acquired in settlement of loans ("REO")   $  8,286   $  8,803
                       Less allowance for estimated losses           (271)      (534)
                       -------------------------------------------------------------
                                                                    8,015      8,269
                       -------------------------------------------------------------
                       Acquired for development and sale            6,083      5,900
                       Less allowance for estimated losses           (370)      (330)
                       -------------------------------------------------------------
                                                                    5,713      5,570
                       -------------------------------------------------------------
                       Equity in and loans to partnerships            720        881
                       -------------------------------------------------------------
                                                                 $ 14,448   $ 14,720
                       -------------------------------------------------------------

                       Real estate acquired for development and sale at December 31, 1995 consisted principally of 2 outparcels and approximately 1,000 acres of undeveloped land at Woodside Plantation, a real estate project located in Aiken, South Carolina, subject to a purchase option that expires December 31, 1997.
                       Changes in the allowance for estimated losses on real estate are summarized as follows:

                                                                           Development
                                                                     REO      and Sale      Total
                       --------------------------------------------------------------------------
                       (in thousands)
                       Balance at December 31, 1992              $   264     $   110     $    374
                       Provision for loss                            949       4,120        5,069
                       Charge-offs                                (1,095)     (4,000)      (5,095)
                       --------------------------------------------------------------------------
                       Balance at December 31, 1993                  118         230          348
                       Provision for loss                          1,388         100        1,488
                       Charge-offs                                (1,062)                  (1,062)
                       Recoveries                                     90                       90
                       --------------------------------------------------------------------------
                       Balance at December 31, 1994                  534         330          864
                       --------------------------------------------------------------------------
                       Provision for loss                            374          40          414
                       Charge-offs                                  (637)                    (637)
                       --------------------------------------------------------------------------
                       Balance at December 31, 1995              $   271     $   370     $    641
                       --------------------------------------------------------------------------

                  Real estate operations for each of the years ended December 31 consists of the following:

                                                                     1995       1994       1993
                       ------------------------------------------------------------------------
                       (in thousands)
                       Provision for estimated losses on real
                         estate held for development             $    (40)  $   (100)  $ (4,120)
                       Real estate expenses, including
                         provision for estimated losses on REO     (1,129)    (2,515)    (1,842)
                       Other                                           95         19        231
                       ------------------------------------------------------------------------
                                                                 $ (1,074)  $ (2,596)  $ (5,731)
                       ------------------------------------------------------------------------

NOTE 5:                Accrued   interest  receivable   was  comprised   of  the
ACCRUED                following at December 31:
INTEREST
RECEIVABLE

                                                                    1995      1994
                       -----------------------------------------------------------
                       (in thousands)
                       Loans and mortgage-backed securities      $ 4,633   $ 4,348
                       Less allowance for uncollected interest    (1,052)   (1,309)
                       -----------------------------------------------------------
                                                                   3,581     3,039
                       Investments                                   675       671
                       -----------------------------------------------------------
                                                                 $ 4,256   $ 3,710
                       -----------------------------------------------------------

NOTE 6:                A summary of certificates of deposit by interest rate  at
DEPOSITS               December 31 follows:

                                                                      1995        1994
                       ---------------------------------------------------------------
                       (in thousands)
                       Under 4.00%                               $  20,943   $  67,689
                       4.01% - 6.00%                               165,733     201,388
                       6.01% - 8.00%                               165,057      52,195
                       Above 8.00%                                  11,460      20,088
                       ---------------------------------------------------------------
                                                                 $ 363,193   $ 341,360
                       ---------------------------------------------------------------

                 A summary of certificates of deposits at December 31 by contractual maturities follows:

                                                                      1995        1994
                       ---------------------------------------------------------------
                       (in thousands)
                       Within one year                           $ 244,206   $ 222,186
                       1-2 years                                    69,330      63,219
                       2-3 years                                    18,168      18,417
                       3-4 years                                    17,671      14,612
                       4-5 years                                    10,540      19,396
                       Over 5 years                                  3,278       3,530
                       ---------------------------------------------------------------
                                                                 $ 363,193   $ 341,360
                       ---------------------------------------------------------------

                       The aggregate amount of time deposits greater than or equal to $100,000 was $82.9 million and $71.5 million at December 31, 1995 and 1994, respectively. The weighted average interest rate on savings deposits was 4.98% and 4.31% at December 31, 1995 and 1994, respectively.

                       At December 31, 1995 and 1994, certain certificates of deposit were collateralized by certain investment and mortgage-backed securities aggregating $33.0 million and $28.9 million, respectively.
                       Interest expense on savings deposits is summarized as follows for the years ended December 31:

                                                                      1995        1994        1993
                       ---------------------------------------------------------------------------
                       (in thousands)
                       Regular and statement savings             $     827   $     823   $     854
                       NOW/IFA accounts                              1,685       1,819       2,238
                       Certificates of deposit                      21,289      16,238      18,480
                       ---------------------------------------------------------------------------
                                                                    23,801      18,880      21,572
                       Penalties for early withdrawal                 (121)        (90)        (78)
                       ---------------------------------------------------------------------------
                                                                 $  23,680   $  18,790   $  21,494
                       ---------------------------------------------------------------------------

NOTE 7:                Maturities and interest  rates of FHLB  advances were  as
FEDERAL                follows at December 31:
HOME LOAN
BANK ADVANCES

                                                                                       1995                         1994
                                                                 --------------------------   --------------------------
                                                                                   INTEREST                     Interest
                                                                    AMOUNT             RATE      Amount             Rate
                       -------------------------------------------------------------------------------------------------
                       (dollars in thousands)
                       One year                                  $  81,500    5.73% - 9.10%   $  98,200    4.65% - 9.95%
                       Two years                                    10,000            6.37%      27,600    7.09% - 9.10%
                       Three years                                                               10,000            6.37%
                       -------------------------------------------------------------------------------------------------
                                                                 $  91,500            6.56%   $ 135,800            6.72%
                       -------------------------------------------------------------------------------------------------

                       At   December   31,   1995   and   1994,   advances  were
                       collateralized by $160.4  million and  $207.7 million  of
                       specifically identified unencumbered first mortgage loans
                       and   mortgage-backed   securities,   respectively.   The
                       weighted average interest rate on short term advances was
                       6.59%  and  6.38%   at  December  31,   1995  and   1994,
                       respectively.
NOTE 8:                Actual  income taxes differ from income taxes computed at
FEDERAL AND            the federal  corporate statutory  rate  of 34%  as  shown
STATE INCOME           below for the years ended December 31:
TAXES

                                                                    1995       1994       1993
                       -----------------------------------------------------------------------
                       (in thousands)
                       Tax expense (benefit) at statutory
                         federal income tax rate                 $ 2,177   $  1,874   $ (1,258)
                       Amortization and accretion of discounts,
                         premiums and intangible assets related
                         to purchase adjustments not taxable          96         89        105
                       State income tax refund                       (53)      (162)
                       Other, net                                     37        (44)        84
                       -----------------------------------------------------------------------
                       Provision (benefit) for income taxes      $ 2,257   $  1,757   $ (1,069)
                       -----------------------------------------------------------------------

                       Under the liability method of accounting for income taxes, deferred income tax expense arises from temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements. The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities at December 31, 1995 and 1994 are as follows:

                                                                     1995       1994
                       -------------------------------------------------------------
                       (in thousands)
                       DEFERRED TAX ASSETS:
                       Allowance for loan losses                 $  3,002   $  3,817
                       Deferred loan fees                             143        173
                       Basis difference in acquired assets             76        106
                       Unrealized securities losses                   616      1,747
                       Deferred income                                 30        209
                       Other                                          250        298
                       -------------------------------------------------------------
                                                                 $  4,117   $  6,350
                       -------------------------------------------------------------
                       DEFERRED TAX LIABILITIES:
                       Tax bad debt reserve in excess of base
                         year reserve                            $  1,034
                       Recognition of profits on sales of real
                         estate                                       137   $    137
                       Differences in depreciation methods for
                         premises and equipment                        90        142
                       Deferred loan fees                             630
                       FHLB stock dividends not recognized for
                         tax                                        1,006      1,006
                       Unrealized securities gains                    534      1,423
                       Other                                           29         36
                       -------------------------------------------------------------
                                                                 $  3,460   $  2,744
                       -------------------------------------------------------------

                       Sufficient sources of taxable income exist within the carryback period under current tax law to realize all of the Company's deferred tax assets. Accordingly, management has determined that it is not necessary to reduce the Company's deferred tax assets by a valuation allowance at December 31, 1995.
                       The Company files a consolidated federal income tax return. The Company is allowed to determine its bad debt deduction for tax purposes based on either the experience method or the percentage of taxable income method (limited to 8.0% of taxable income before such deduction). The Company used the experience method in 1995, 1994, and 1993 since this method provided a more favorable bad debt deduction.
                       The Company accounts for income taxes relating to bad debt reserves of the Bank using the "two-difference" method. This method allows the Company to record an income tax benefit related to the financial statement bad debt reserve, but recognizes no deferred tax liability with respect to the tax base year reserve, unless it becomes apparent that this temporary difference will reverse in the foreseeable future. The following events would cause this temporary difference to become taxable:
                       (1) loss of thrift status by failing to meet the 60% asset test of Internal Revenue Code Section 7701(a)(19); or (2) conversion of the Bank's charter from a thrift to a bank charter. The cumulative amount of this temporary difference for which the Company is not required to recognize a deferred tax liability is equal to the amount of its tax base year reserve as of December 31, 1987 of approximately $2.9 million. A deferred tax liability has been recognized with respect to amounts in excess of this tax base year reserve.
                       During 1994, the Internal Revenue Service completed an examination of the Company's consolidated federal income tax returns through 1991. The examination resulted in an income tax refund of $1.2 million and interest on the refund of approximately $800,000, net of related fees and expenses. Both the refund and related interest were received in 1994. Subsequent to the completion of the IRS examination, Palmetto Federal filed amended South Carolina state income tax returns and received refunds and related interest of approximately $285,000 in 1994.

NOTE 9:                The  Bank  is  subject  to  various  regulatory   capital
REGULATORY             requirements   administered   by   the   federal  banking
MATTERS                agencies. Failure  to meet  minimum capital  requirements
                       can  initiate certain mandatory and discretionary actions
                       by regulators that, if undertaken, could have an  adverse
                       material  effect on the  Company's consolidated financial
                       statements. Under  capital  adequacy guidelines  and  the
                       regulatory   framework  for   prompt  corrective  action,
                       Palmetto Federal  must meet  specific capital  guidelines
                       that  involve quantitative measures of the Bank's assets,
                       liabilities,  and  certain  off-balance-sheet  items   as
                       calculated  under  regulatory  accounting  practices. The
                       Bank's  capital  amounts  and  classification  are   also
                       subject  to qualitative judgments by the regulators about
                       components, risk weightings and other factors.
                       As of December 31, 1995, the FDIC categorized the Bank as
                       "well capitalized"  under  the regulatory  framework  for
                       prompt  corrective  action.  There are  no  conditions or
                       events since that  notification that management  believes
                       have changed the Bank's classification.
                       The payment of dividends by the Bank to PALFED is subject
                       to certain restrictions and would require prior notice to
                       and approval of the OTS.
NOTE 10:               The Company maintains a trusteed, noncontributory defined
EMPLOYEE BENEFIT       benefit  pension  plan  which  covers  substantially  all
PLANS                  full-time employees with one year of service. The formula
                       used to determine benefits  paid to retired employees  is
                       based  upon  their length  of  service and  their average
                       compensation during the final years of their  employment.
                       The  plan's  assets are  invested primarily  in temporary
                       cash  investments  and   certificates  of  deposit,   and
                       corporate  instruments. The plan  also owns 21,118 shares
                       of PALFED common stock at December 31, 1995 and 1994 with
                       a fair  value  of approximately  $251,000  and  $150,000,
                       respectively.  The Company funds pension costs based upon
                       the amount allowable or deductible for federal income tax
                       purposes. The  actuarial method  used in  accounting  for
                       pension  costs is  the projected unit  credit method. The
                       actuarial calculations  are determined  by the  Company's
                       consulting actuary.
                       The  following tables set forth  the plan's funded status
                       and  certain   amounts   recognized  in   the   Company's
                       consolidated  financial statements at  December 31, 1995,
                       1994 and 1993, respectively.

                                                                     1995       1994       1993
                       ------------------------------------------------------------------------
                       (in thousands)
                       Actuarial present value of accumulated
                         benefits including vested benefits of
                         $1,475, $1,403 and $1,069,
                         respectively:                           $  1,604   $  1,479   $  1,131
                       ------------------------------------------------------------------------
                       Fair value of plan assets                 $  2,455   $  1,892   $  1,704
                       Projected benefit obligation                (2,669)    (2,141)    (2,248)
                       Unrecognized prior service cost               (368)      (388)        58
                       Unrecognized net loss (from past
                         experiences different from assumed)          781        814        502
                       Additional transition liability
                         recognized (net of amortization)               1          1          1
                       ------------------------------------------------------------------------
                       Prepaid pension costs                     $    200   $    178   $     17
                       ------------------------------------------------------------------------
                       Assumed rates used in actuarial
                         computations:
                       Weighted average discount rate               7.25%      7.50%      7.50%
                       Rate of increase in compensation             4.50%      5.00%      5.00%
                       Rate of increase in Social Security wage
                         base                                       4.00%      4.00%      3.50%
                       Expected return on plan assets               8.00%      6.00%      6.00%
                       ------------------------------------------------------------------------

                       For the years ended December 31               1995       1994       1993
                       ------------------------------------------------------------------------
                       Service cost                              $    205   $    246   $    361
                       Interest cost                                  172        136        141
                       Expected return on assets                     (155)      (107)       (87)
                       Net amortization and deferral                   23          6         23
                       ------------------------------------------------------------------------
                       Net pension expense                       $    245   $    281   $    438
                       ------------------------------------------------------------------------

                       The Company  maintains  an  Employee  Savings  and  Stock
                       Ownership   Plan  ("401(k)   Plan")  for   all  full-time
                       employees  with  one  year  of  service  who  choose   to
                       participate. The 401(k) Plan takes employee contributions
                       along  with the Company matching contribution and invests
                       those funds in one of four  mutual funds or in shares  of
                       PALFED  common stock.  At December  31, 1995,  the 401(k)
                       Plan  owned  199,060  allocated   shares  and  owned   no
                       committed-to-be-released  shares,  unearned  or  suspense
                       shares of  PALFED common  stock.  At December  31,  1995,
                       there was no obligation to repurchase 401(k) Plan shares.
                       The  Company's matching contribution  varies according to
                       the level of net income attained by the Company. In 1993,
                       the  Company's  matching  contribution  was  fixed.   The
                       Company's  expense was $126,000,  $90,000 and $50,000 for
                       the years  ended  December  31,  1995,  1994,  and  1993,
                       respectively.
                       The  Company maintains an  Executive Incentive Bonus Plan
                       (the "Plan") for certain officers who have been  employed
                       by the Company for at least one year. Bonuses are awarded
                       considering   the   individual's   contribution   to  the
                       Company's performance. The Company accrued bonus  expense
                       of  $424,000, $279,000  and $230,000 for  the years ended
                       December 31, 1995, 1994  and 1993, respectively,  related
                       to this Plan.
NOTE 11:               The  Company  has  operating  leases  for  certain branch
COMMITMENTS,           banking facilities and  equipment. Future minimum  rental
CONTINGENCIES AND      commitments  under these leases as  of December 31, 1995,
OTHER CONCENTRATIONS   are approximately as follows:

                       -----------------------------------------------------
                       1996                                      $   371,000
                       1997                                          248,000
                       1998                                          115,000
                       1999                                          115,000
                       2000                                           91,000
                       Thereafter                                     64,000
                       -----------------------------------------------------
                       Total minimum payments required           $ 1,004,000
                       -----------------------------------------------------

                       Rental expense for  the years ending  December 31,  1995,
                       1994,  and 1993 was  approximately $454,000, $473,000 and
                       $471,000, respectively.
                       The Company has salary continuation agreements with  nine
                       officers  which grant these officers the right to receive
                       up to three times  their average annual compensation  for
                       the  five  years preceding  a  change of  control  of the
                       Company and  a  change  of  duties  or  salary  for  such
                       officers.  The  maximum contingent  liability  for salary
                       continuation under these agreements is approximately $2.5
                       million at December 31, 1995.
                       At  December  31,  1995,  the  Company  has   outstanding
                       commitments to sell loans of $2.3 million.
                       Concurrent  with the 1990 sale of the Woodside Plantation
                       Country  Club  ("WPCC"),  the  Company  entered  into  an
                       agreement  with WPCC to purchase club memberships through
                       December 31, 2000. The amount of the remaining commitment
                       is directly related to the number of future lot sales  in
                       Woodside Plantation, subject to an annual limitation, and
                       depends  upon  whether  full or  partial  memberships are
                       purchased. The maximum liability over the remaining  term
                       of  the agreement,  assuming lot  sales reach  the annual
                       limitation and  partial  memberships  are  purchased,  is
                       approximately $1.5 million. In 1993, the Company sold the
                       remaining  lots and certain other real estate at Woodside
                       Plantation.   The   purchaser   assumed   the   Company's
                       obligations  under  this agreement.  The  Company remains
                       contingently liable under this agreement.
                       The Company continues to have a significant concentration
                       of risk  related  to Woodside  Plantation,  exclusive  of
                       loans  to individual homeowners, comprised of acquisition
                       and development loans, real estate held for  development,
                       a  50%  interest  in a  partnership  and  foreclosed real
                       estate. The  total carrying  value  of these  assets  was
                       $13.9  million and $12.9 million at December 31, 1995 and
                       1994, respectively.
                       Due to slower than  anticipated lot sales, the  purchaser
                       of   the  remaining  lots  was   unable  to  service  its
                       acquisition debt  and completed  a restructuring  of  the
                       indebtedness   to  the   Bank  in   September  1995.  The
                       purchaser's  ability  to  repay  its  total  indebtedness
                       (approximately  $3.3  million  at December  31,  1995) is
                       primarily based on the volume and timing of lot sales and
                       there  are  no   assurances  that  lot   sales  will   be
                       sufficient  to  repay  the  debt  under  the restructured
                       terms. Similarly, the ability of WPCC to repay its  loans
                       (approximately  $4.5  million  at December  31,  1995) to
                       Palmetto Federal depends in part  on the success of  real
                       estate sales, which provides cash flow through additional
                       initiation  deposits  and  membership fees  to  WPCC. The
                       Company is presently in  discussions with WPCC to  modify
                       its  loans  from  amortizing  to  interest-only  payments
                       through December 31, 1996.
                       The deposits of  Palmetto Federal are  insured under  the
                       Savings  Association Insurance Fund ("SAIF") of the FDIC.
                       In 1995, members  of the Banking  Committees of the  U.S.
                       House  of  Representatives  and the  Senate  agreed  on a
                       proposal to recapitalize  the SAIF.  Under the  proposal,
                       which  was  part  of  the  budget  bill,  all SAIF-member
                       institutions will pay a special assessment to the SAIF of
                       approximately 80  basis  points  (80 cents  per  $100  of
                       deposits),  the  amount  that would  enable  the  SAIF to
                       attain its designated reserve ratio of 1.25%. The special
                       assessment would be based on the assessable deposits held
                       as of March  31, 1995.  If an 80  basis point  assessment
                       were  levied on the assessable  deposits of the Bank held
                       at March  31, 1995,  the special  assessment of  Palmetto
                       Federal  would  total  $3.9 million.  The  Company cannot
                       predict either the  final details of  any legislation  or
                       the effective dates thereof.
                       Historically,    PALFED's   customer    base   has   been
                       concentrated in and around  Aiken and Barnwell  Counties,
                       South  Carolina,  the  home  of  the  U.S.  Department of
                       Energy's ("DOE")  Savannah River  Site ("SRS").  The  SRS
                       employs    approximately   17,000   people,   down   from
                       approximately 22,000 in 1993. Funding levels for SRS  are
                       uncertain  based upon  the current status  of the Federal
                       budget. Future federal funding reductions could result in
                       additional job losses at the SRS. Significant layoffs and
                       other reductions at SRS could have a significant  adverse
                       effect on the local economy and the Company.
NOTE 12: The Company has granted options to purchase its common STOCK OPTIONS AND stock to certain officers and key employees under the
STOCK GRANTS           1985  Incentive Stock Option Plan,  the 1993 Stock Option
                       Plan and  the 1995  Stock  Option Plan.  All  outstanding
                       options  were issued at the market value of PALFED common
                       stock on  the  date  of grant.  The  outstanding  options
                       become vested over a period of either one, three, or five
                       years  from the date  of issuance. During  the year ended
                       December 31, 1995, options issued under the 1993 Plan  to
                       purchase  667 shares at $6.375  per share were exercised.
                       During the year ended December 31, 1994, no options  were
                       exercised.  During  the  year  ended  December  31, 1993,
                       options issued  under the  1985  Plan to  purchase  1,000
                       shares at $5.75 per share were exercised.
                       The Company's Amended and Restated Directors Stock Plan provides for the grant of stock options and shares of Company stock to directors, consulting directors and advisory directors who are not employees subject to certain restrictions. On April 26, 1995, 13,000 shares and 39,000 options were granted under the provisions of the plan at the market value of PALFED common stock on that date, $9.88 per share.
                       At December 31, 1995, the Company had the following options outstanding:

                                                 Outstanding     Exercisable     Option
                    Grant Date                       Options          Shares      Price    Expiration Date
                    -------------------------------------------------------------------------------------------
                    February 24, 1987                 23,127          23,127    $12.80     February 24, 1997
                    April 26, 1988                     8,125           8,125     11.80     April 26, 1998
                    February 26, 1991                 29,000          29,000      5.75     February 26, 2001
                    February 20, 1992                 40,500          24,300      6.50     February 20, 1997
                    November 16, 1993                 65,233          48,989      6.38     November 16, 2003
                    November 15, 1994                 49,500          16,500      7.75     November 15, 2004
                    April 26, 1995                    39,000               0      9.88     April 26, 1998
                    November 14, 1995                 75,000               0     12.78     November 14, 2005
                    -------------------------------------------------------------------------------------------

                       The Company's 1993 Restricted Stock Incentive Award Plan ("the Plan") provides for the grant of shares of the Company's common stock to officers and other key employees subject to certain restrictions. During the years ended December 31, 1995, 1994 and 1993, 10,464,
                       4,606 and 10,000 shares were granted under the provisions of the Plan, respectively. On the dates of grants, the market value of PALFED common stock was $7.375 per share in 1995, $6.625 per share in 1994 and $9.375 per share in 1993.

NOTE 13:               The estimated  fair  values of  the  Company's  financial
FINANCIAL              instruments at December 31 are as follows:
INSTRUMENTS

                                                                                    1995                      1994
                                                                  ----------------------    ----------------------
                                                                       FAIR     CARRYING         Fair     Carrying
                                                                      VALUE        VALUE        Value        Value
                       -------------------------------------------------------------------------------------------
                       (in thousands)
                       FINANCIAL ASSETS:
                       Cash and cash equivalents                  $  21,325    $  21,325    $  18,331    $  18,331
                       Investment and mortgage-backed
                         securities                                 119,120      117,843      144,691      152,090
                       Loans receivable                             461,269      464,281      443,215      444,791
                       Accrued interest receivable                    4,256        4,256        3,710        3,710
                       FHLB stock                                    10,884       10,884       10,884       10,884
                       -------------------------------------------------------------------------------------------
                       FINANCIAL LIABILITIES:
                       Deposits                                     499,070      495,855      478,967      477,605
                       Accrued interest payable                         891          891          644          644
                       FHLB advances                                 91,866       91,500      135,220      135,800
                       -------------------------------------------------------------------------------------------
                       OFF-BALANCE-SHEET ASSETS (LIABILITIES):
                       Commitments to originate loans             $    (135)                $    (137)
                       Unused lines of credit                          (483)                     (474)
                       Standby letters of credit                         (3)                       (6)
                       -------------------------------------------------------------------------------------------

                  A summary of the notional amounts of the Company's financial instruments with off-balance-sheet risk at December 31 is as follows:

                                                                      1995        1994
                       ---------------------------------------------------------------
                       (in thousands)
                       Commitments to originate loans             $ 13,460    $ 13,690
                       ---------------------------------------------------------------
                       Unused lines of credit                     $ 31,639    $ 31,522
                       ---------------------------------------------------------------
                       Standby letters of credit                  $    713    $    816
                       ---------------------------------------------------------------

                       The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments are for purposes other than trading and include loan commitments, unused lines of credit, and standby letters of credit. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the financial statements.
                       The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. The Bank's lending is concentrated in South Carolina, its primary market area. Since many of the loan commitments may expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained is based on management's credit evaluation of the counter-party. Collateral held varies but may include real estate and improvements, marketable securities, accounts receivable, inventory, equipment and personal property.
                       The credit risk associated with issuing letters of credit is essentially the same as that associated with extending loan facilities to customers.

                       Palmetto   Federal's  risk   with  respect   to  mortgage
                       servicing losses results  from unrecoverable advances  of
                       delinquent  principal, interest and  tax payments made on
                       behalf of  mortgagors.  The  Bank's  loan  administration
                       department  controls  the risk  of  this portfolio  on an
                       ongoing  basis.  To  date,  the  Bank  has  not  suffered
                       significant    losses   from   its   mortgage   servicing
                       activities.
NOTE 14.               PALFED's statement of financial condition at December 31,
FINANCIAL              1995 and 1994  and related statements  of operations  and
INFORMATION            cash  flows for the  years ended December  31, 1995, 1994
OF PALFED, INC.        and 1993 are as follows:
(PARENT ONLY)

                       STATEMENTS OF FINANCIAL CONDITION              1995        1996
                       ---------------------------------------------------------------
                       (in thousands)
                       Cash and cash equivalents                  $  1,590    $  2,739
                       Investment in and amounts due from
                       banking subsidiary                           49,026      41,441
                       Investment in and amounts due from other
                       subsidiary                                      699         854
                       Other assets                                    170         122
                       ---------------------------------------------------------------
                       TOTAL ASSETS                               $ 51,485    $ 45,156
                       ---------------------------------------------------------------
                       Common stock                               $  5,142    $  5,142
                       Additional paid-in capital                   26,904      26,938
                       Retained earnings                            20,626      16,481
                       Unrealized loss on debt securities, net        (884)     (2,925)
                       Treasury stock                                 (303)       (480)
                       ---------------------------------------------------------------
                       TOTAL LIABILITIES AND STOCKHOLDERS'
                       EQUITY                                     $ 51,485    $ 45,156
                       ---------------------------------------------------------------

                       STATEMENTS OF OPERATIONS                       1995        1994         1993
                       ----------------------------------------------------------------------------
                       (in thousands)
                       Income (expenses), net of related income
                         taxes                                    $     41    $   (130)   $     (34)
                       Equity in earnings (loss) of
                         subsidiaries                                4,104       3,884      (13,052)
                       ----------------------------------------------------------------------------
                       Net income (loss)                          $  4,145    $  3,754    $ (13,086)
                       ----------------------------------------------------------------------------

                       STATEMENTS OF CASH FLOWS                       1995        1994         1993
                       ----------------------------------------------------------------------------
                       (in thousands)
                       OPERATING ACTIVITIES:
                       CASH FLOWS FROM OPERATING ACTIVITIES:
                       Net income (loss)                          $  4,145    $  3,754    $ (13,086)
                       Less equity in (earnings) loss of
                         subsidiaries                               (4,104)     (3,884)      13,052
                       Other, net                                      (10)       (186)          (8)
                       ----------------------------------------------------------------------------
                       NET CASH PROVIDED (USED) BY OPERATING
                         ACTIVITIES                                     31        (316)         (42)
                       ----------------------------------------------------------------------------
                       INVESTING ACTIVITIES:
                       CASH FLOWS FROM INVESTING ACTIVITIES:
                       Additional investment in subsidiaries,
                         net                                        (1,151)                 (15,074)
                       Other, net                                                    9
                       ----------------------------------------------------------------------------
                       NET CASH PROVIDED (USED) BY INVESTING
                         ACTIVITIES                                 (1,151)          9      (15,074)
                       ----------------------------------------------------------------------------
                       FINANCING ACTIVITIES:
                       CASH FLOWS FROM FINANCING ACTIVITIES:
                       Proceeds from (repayment of) liabilities                                 (79)
                       Issuance of common stock                                              18,466
                       Purchase of treasury stock                                 (480)
                       Other, net                                      (29)         61          (10)
                       ----------------------------------------------------------------------------
                       NET CASH PROVIDED (USED) BY FINANCING
                         ACTIVITIES                                    (29)       (419)      18,377
                       ----------------------------------------------------------------------------
                       Net increase (decrease) in cash and cash
                         equivalents                                (1,149)       (726)       3,261
                       ----------------------------------------------------------------------------
                       Cash and cash equivalents, beginning of
                         year                                        2,739       3,465          204
                       ----------------------------------------------------------------------------
                       CASH AND CASH EQUIVALENTS, END OF YEAR     $  1,590    $  2,739    $   3,465
                       ----------------------------------------------------------------------------
                       SUPPLEMENTAL DISCLOSURES OF CASH FLOW
                         INFORMATION:
                       CASH PAID DURING THE YEAR FOR:
                       INCOME TAXES                               $  1,100                $      15
                       Supplemental schedule of noncash
                         investing and financing activities:
                       Issuance of treasury stock as
                         compensation                                  172
                       ----------------------------------------------------------------------------

NOTE 15.               The operations of  the Company  can be  broken down  into
SEGMENT                three  segments-  Banking,  Real Estate,  and  Other. The
INFORMATION            following presents information  regarding these  segments
                       at December 31, 1995, 1994 and 1993 and for each of the years in the three-year period ended December 31, 1995:

                                                                       1995         1994         1993
                       ------------------------------------------------------------------------------
                       (in thousands)
                       IDENTIFIABLE ASSETS:
                       Banking                                    $ 637,150    $ 651,866    $ 635,059
                       Real estate                                    6,451        6,743        8,245
                       Other                                            734        1,044          770
                       Holding company                                1,689        2,772        3,532
                       ------------------------------------------------------------------------------
                                                                  $ 646,024    $ 662,425    $ 647,606
                       ------------------------------------------------------------------------------
                       OPERATING INCOME (LOSS):
                       Banking                                    $   6,255    $   5,863    $     998
                       Real estate                                     (218)        (413)      (4,912)
                       Other                                            300          260          256
                       Holding company                                   65         (199)         (43)
                       ------------------------------------------------------------------------------
                       Operating income (loss) before income
                         taxes                                    $   6,402    $   5,511    $  (3,701)
                       ------------------------------------------------------------------------------
                       DEPRECIATION AND AMORTIZATION:
                       Banking                                    $   1,068    $     958    $     975
                       Real estate                                       12           12          111
                       Other                                              2            3           12
                       ------------------------------------------------------------------------------
                                                                  $   1,082    $     973    $   1,098
                       ------------------------------------------------------------------------------
                       CAPITAL EXPENDITURES:
                       Banking                                    $     959    $   1,351    $     759
                       Real estate                                       18           24           16
                       Other                                              4            0            0
                       ------------------------------------------------------------------------------
                                                                  $     981    $   1,375    $     775
                       ------------------------------------------------------------------------------

NOTE 16.               The following tables summarize the consolidated quarterly
CONSOLIDATED           results  of  operations  for  each  of  the  years  ended
CONDENSED QUARTERLY    December 31, 1995 and 1994 (in thousands except per share
RESULTS OF             data):
OPERATIONS
(UNAUDITED)

                                                                                    Quarter ended
                                                                  --------------------------------------------------
                       1995                                         March 31      June 30      Sept. 30      Dec. 31
                       ---------------------------------------------------------------------------------------------
                       Total interest income                      $  12,347     $  12,725    $   12,820    $  12,638
                       Net interest income                            4,936         4,893         5,094        5,077
                       Provision for estimated losses on loans          238           209           451          424
                       Net income                                       965         1,021         1,068        1,091
                       Earnings per share                         $    0.19     $    0.20    $     0.21    $    0.21
                       Average shares outstanding                     5,116         5,160         5,178        5,185
                       ---------------------------------------------------------------------------------------------
                                                                                    Quarter ended
                                                                  --------------------------------------------------
                       1994                                         March 31      June 30      Sept. 30      Dec. 31
                       ---------------------------------------------------------------------------------------------
                       Total interest income                      $  11,464     $  11,575    $   11,811    $  12,087
                       Net interest income                            4,890         5,065         5,261        5,207
                       Provision for estimated losses on loans          781           548           607          393
                       Net income                                       921           773         1,103          957
                       Earnings per share                         $    0.18     $    0.15    $     0.21    $    0.19
                       Average shares outstanding                     5,151         5,172         5,189        5,154
                       ---------------------------------------------------------------------------------------------

REPORT OF INDEPENDENT ACCOUNTANTS

                To the Board of Directors and Stockholders
                PALFED, Inc.

                   We  have audited the  accompanying consolidated statements of financial condition of PALFED, Inc. and Subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
                   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
                   In  our opinion,  the financial statements  referred to above present fairly, in all material respects, the consolidated financial position of PALFED, Inc. and Subsidiaries as of December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.
                   As   discussed  in  Note  1  to  the  consolidated  financial
                statements, the Company changed its methods of accounting for impaired loans and mortgage servicing rights in 1995 and its methods of accounting for certain investments and the amortization of goodwill in 1993.

                Coopers & Lybrand L.L.P.

                Atlanta, Georgia
                February 2, 1996

BOARD OF DIRECTORS
- -------------------------------------------------------------------------

ALBERT H. PETERS, JR.
Chairman of the Board
Retired
E.I. DuPont de Nemours, SRP

JOHN C. TROUTMAN
President and Chief
Executive Officer

WILLIAM F. COCHRANE
President
ALCOA South Carolina, Inc.

PATRICK D. CUNNING
Executive Vice President

J. CLEVELAND HOLMES
Partner
J.C. Holmes and Sons Farms

E. LARRY HUTTO
Vice President
Cummings Oil Company

HAROLD D. KINGSMORE
President and CEO
Graniteville Company

R. BRUCE McBRATNEY
Retired
Pershing & Co. (NYSE)

AMBROSE L. SCHWALLIE
President
Westinghouse Savannah River Company

CHARLES E. SIMONS, III
Attorney and Municipal
Judge

NEIL W. TRASK, JR.
Owner
Bay View Farms

LOWCOUNTRY AREA ADVISORY BOARD
- -------------------------------------------------------------------------

GRETA LYNNE
Chairman, LCA Advisory Board
Agent, Coldwell Banker Carteret

J. WILLIAM BIRD
Retired
Bird Oil Company

ELIZABETH P. GRACE
Vice Chairman
Beaufort County Council

ROBERT L. GRAVES
Owner
Graves Commercial Builders

CARY S. GRIFFIN
Partner
Bethea, Jordon, and Griffin

THOMAS F. JARDINE
Retired
American Cyanamid Company

C.I. MEEKS, III
Partner
Dukes, Williams, Infinger & Meeks, P.A.

DR. CHRIS P. PLYLER
Dean
USC Beaufort

LESTER D. ROYALTY
Retired
Colonel, United States Army

R.M. VENABLE
President
Slatehill Company

ADVISORY/CONSULTING DIRECTORS
- -------------------------------------------------------------------------

HENRY W. GIBSON, M.D.
Physician

W. STEPHEN HARLEY
Retired
Vice President, Peoples Drug Store

DON W. ROPP
Retired
Automotive Parts & Equipment Company

BOARD OF DIRECTORS
- ---------------------------------------------------------------------------

[PHOTO]

                 L-R: William F. Cochrane, Patrick D. Cunning,
                    John C. Troutman, Albert H. Peters, Jr.

[PHOTO]

                   L-R: Harold D. Kingsmore, E. Larry Hutto,
                   Henry W. Gibson, M.D., J. Cleveland Holmes

[PHOTO]

               L-R: Ambrose L. Schwallie, Charles E. Simons III,
                     R. Bruce McBratney, Neil W. Trask, Jr.

[PHOTO]

             L-R: Donald W. Ropp, W. Stephen Harley, Edwin H. Seim

PRINCIPAL OFFICERS
- ---------------------------------------------------------------------------

PALFED, INC.
- -------------------------------------

JOHN C. TROUTMAN
PRESIDENT & CHIEF EXECUTIVE OFFICER

PATRICK D. CUNNING
EVP, ASSET MANAGEMENT AND CREDIT ADMINISTRATION

HOWARD M. HICKEY, JR.
EVP, GENERAL COUNSEL AND SECRETARY

DARRELL R. RAINS
EVP, CHIEF FINANCIAL OFFICER AND TREASURER

MICHAEL B. SMITH
SVP AND CONTROLLER

PALMETTO FEDERAL SAVINGS BANK
- -------------------------------------

EXECUTIVE OFFICERS
JOHN C. TROUTMAN
PRESIDENT & CHIEF EXECUTIVE OFFICER

W. BARRY ADAMS
EVP, COMMUNITY BANKING AND PUBLIC RELATIONS

PATRICK D. CUNNING
EVP, ASSET MANAGEMENT AND CREDIT ADMINISTRATION

JOE W. DeVORE
EVP AND SENIOR LENDING OFFICER

HOWARD M. HICKEY, JR.
EVP, GENERAL COUNSEL AND SECRETARY

DARRELL R. RAINS
EVP, CHIEF FINANCIAL OFFICER AND TREASURER

HOLLY Z. JOHNSON
SVP, DIRECTOR OF HUMAN AFFAIRS AND TRAINING

CORPORATE OFFICERS
LINDA S. LALIBERTE
SVP, BANKING SERVICES

JOHN MULLEN, III
SVP, ASSET MANAGEMENT

LYNN B. SHEPARD
SVP, LOAN ADMINISTRATION

MICHAEL B. SMITH
SVP AND CONTROLLER

KIMBERLEE G. BEELAND
VP, COMPLIANCE AND SECURITY

R. KENYON BLAKENEY
VP, DATA PROCESSING

ROBERT E. FAULKNER
VP, CREDIT ADMINISTRATION

BYRON K. JENNINGS
VP, GENERAL SERVICES AND ATM

PAULA D. LEVINS
VP, HUMAN RESOURCES

SCOTT F. SINGER
VP, INTERNAL AUDIT

LENDING
RICHARD T. HARMON
SVP, SENIOR RESIDENTIAL LENDING MANAGER

DONALD L. TOOLE
SVP, PALMETTO SERVICE CORPORATION

FRANK L. CUNNINGHAM, III
VP, MORTGAGE LENDING

ROSEMARY GEORGETTI
VP, MORTGAGE LENDING

RANDALL C. GRANT
VP, REGIONAL CREDIT OFFICER

MARION H. MCDONALD
VP, MORTGAGE LENDING

FRANCIS A. TOWNSEND, III
VP, REGIONAL CREDIT OFFICER

BRANCH MANAGEMENT
KAY H. STILL
GROUP VP, CSRA BRANCHES

JAMES G. TAYLOR
GROUP VP, LOWCOUNTRY BRANCHES

MICHAEL L. LaBOONE
VP, CITY EXECUTIVE, CHARLESTON

PALFED INVESTMENT SERVICES, INC.
- -------------------------------------

JOHN C. TROUTMAN
PRESIDENT

W. BARRY ADAMS
SENIOR VICE PRESIDENT

OFFICE LOCATIONS
- ---------------------------------------------------------------------------

  PALMETTO FEDERAL
                              [MAP]
  SAVINGS BANK
  OF SOUTH CAROLINA

   19 Banking Offices
    7 Mortgage Lending Offices

AIKEN - MAIN OFFICE
107 Chesterfield Street South
MANAGER: MARY D. DUFOUR
(803) 642-1400

AIKEN MORTGAGE CENTER
300 Fabian Drive
MANAGER: CHRISTINA H. HAMRICK
(803) 642-1441

AIKEN - OPERATIONS CENTER
237 Park Avenue
(803) 642-1340

SOUTH AIKEN
1799 Whiskey Road
MANAGER: BENNIE L. NEWMAN, JR.
(803) 642-1300

SOUTH AIKEN - KROGER
441 Silver Bluff Road
MANAGER: MELISSA L. CLARK
(803) 642-1350

AUGUSTA/MARTINEZ, GA. MORTGAGE CENTER
4107 Columbia Road, Suite B
MANAGER: FRANK L. CUNNINGHAM III
(706) 863-3090

BARNWELL
2116 Jackson Street
MANAGER: JACQUELINE P. RAMSEY
(803) 259-5541

BEAUFORT
916 Bay Street
BRANCH SUPERVISOR: MARY ANN WASHINGTON
(803) 525-8400

BURTON
Highway 170 at Salem Road
MANAGER: RUMELL Y. LADSON
(803) 525-8400

BURTON MORTGAGE CENTER
Highway 170 at Salem Road
MANAGER: RUMELL Y. LADSON
(803) 525-8400

COLUMBIA HARBISON WAL-MART
360 Harbison Boulevard
MANAGER: RHONDA J. HUGHEY
(803) 781-6160

CHARLESTON - WEST ASHLEY
1545 Savannah Highway
BRANCH SUPERVISOR: VIRGINIA HOLMES
(803) 852-7020

CHARLESTON - MEETING STREET
170 Meeting Street
BRANCH SUPERVISOR: EVELYN F. PILCHER
(803) 937-4140

CHARLESTON MORTGAGE CENTER
170 Meeting Street
MANAGER: ROSEMARY GEORGETTI
(803) 937-4151

CLEARWATER
1 Midland Valley Plaza
MANAGER: BARBARA P. MONTGOMERY
(803) 593-4421

EDGEFIELD
201 Columbia Road
MANAGER: CHERYL A. IAUKEA
(803) 637-5316

HAMPTON
406 First Street
MANAGER: PHYLLIS H. HARVEY
(803) 943-3021

HILTON HEAD
77 Pope Avenue
MANAGER: JOHN F. DAY
(803) 785-4249

HILTON HEAD MORTGAGE CENTER
The Coastal Building
1036 Highway 278
MANAGER: LISA H. COKER
(803) 785-7989

JOHNSTON
303 Lee Street
MANAGER: JOHN M. DELAUGHTER
(803) 275-3236

LADY'S ISLAND
146 Sea Island Parkway
MANAGER: M. ROBERT STEVENS, JR.
(803) 525-8400

LEXINGTON MORTGAGE CENTER
601 Northwood Road, Suite B
MANAGER: MARION H. MCDONALD
(803) 951-1977

MCCORMICK
407 East Gold Street
MANAGER: DOROTHY J. BANDY
(803) 465-2046

NORTH AUGUSTA
432 West Avenue
MANAGER: KATHY S. GILLILAND
(803) 279-6250

NORTH AUGUSTA - KROGER
400 East Martintown Road at Crossroads Market
MANAGER: HATTIE M. TRACEY
(803) 279-0450

NORTH AUGUSTA MORTGAGE CENTER
106-B East Martintown Road
MANAGER: FRANK L. CUNNINGHAM III
(803) 278-0183

RIDGELAND
312 North Jacob Smart Boulevard
MANAGER: HELEN RIVERS
(803) 726-8186

CORPORATE INFORMATION
- ---------------------------------------------------------------------------

CORPORATE OFFICE
- ---------------

PALFED, Inc.
107 Chesterfield Street South
P.O. Box 1116
Aiken, South Carolina 29802
(803) 642-1400

STOCK LISTING
- ------------

The Company's common stock is traded in the over the counter market and is quoted on the Nasdaq National Market System under the symbol "PALM" and listed in THE WALL STREET JOURNAL under the name "PALFED". As of February 20, 1996, the following firms were market makers in the Company's common stock:

Herzog, Heine, Geduld, Inc.
Friedman, Billings, Ramsey & Co., Inc.
Olde Discount Corporation
Morgan Keegan & Company, Inc.
Sherwood Securities Corp.
Mayer & Schweitzer Inc.
Keefe, Bruyette & Woods, Inc.
Scott & Stringfellow, Inc.

Fox-Pitt, Kelton, Inc.
Wheat First Securities Inc.
Dean Witter Reynolds Inc.
Raymond James & Associates, Inc.
Allen C. Ewing & Co.
Sterne, Agee & Leach, Inc.
Interstate/Johnson Lane Corporation
The Robinson-Humphrey Company, Inc.

PRICE RANGE OF COMMON STOCK
- ---------------------------

                                                1995                  1994
                                             High        Low       High        Low
- ----------------------------------------------------------------------------------
January - March                             9 5/8          7      7 1/4      6 1/2
April - June                               11 1/4      8 5/8     10 3/4      6 1/4
July - September                           12 1/4         11     11 1/8      8 3/4
October - December                         13 1/4         11      9 3/4      6 7/8
- ----------------------------------------------------------------------------------

TRANSFER AGENT
- --------------

The Bank of New York
Receive and Deliver Department-11W
P.O. Box 11002
Church Street Station
New York, NY 10286

For Shareholder Inquiries:
The Bank of New York
Shareholder Relations Department - 11E
P.O. Box 11258
Church Street Station
New York, NY 10286

ANNUAL REPORT
- --------------

Additional copies of the Company's Annual Report and 1995 SEC Form 10-K Report (without exhibits) may be obtained without cost upon written request to:

PALFED, Inc.
Darrell R. Rains
P.O. Box 1116
Aiken, South Carolina 29802

INDEPENDENT ACCOUNTANTS
- ----------------------

Coopers & Lybrand L.L.P.
1100 Campanile Building
1155 Peachtree Street
Atlanta, Georgia 30309

SPECIAL COUNSEL
- --------------

Sutherland, Asbill & Brennan
999 Peachtree Street, N.E.
Atlanta, Georgia 30309

                                        PALMETTO
                             [LOGO]     FEDERAL