Form 10-K405, Exhibit 13
period 1996-12-31
PALFED INC
filed 1997-03-31
CIK 793075

   [LOGO] PALFED, INC.

1 9 9 6  A N N U A L  R E P O R T

TABLE OF CONTENTS
-------------------------------------------------------------------------

                                                    PAGE
                                                    ----

To Our Shareholders...............................    1

Selected Financial Data...........................    6

Management's Discussion and Analysis of Financial
 Condition and
 Results of Operations............................    7

Report of Independent Accountants.................   18

Consolidated Financial Statements.................   19

Notes to Consolidated Financial Statements........   24

Board of Directors................................   43

Principal Officers................................   45

Office Locations..................................   46

Corporate Information.............................   47

COMPANY PROFILE
-------------------------------------------------------------------------

PALFED, Inc. (together with its subsidiaries, the "Company") is a South Carolina corporation whose principal subsidiary, Palmetto Federal Savings Bank of South Carolina ("Palmetto Federal" or the "Bank") is a federal stock savings bank, originally chartered in 1951. As of December 31, 1996 the Bank operated 21 banking and seven mortgage lending offices in South Carolina, one mortgage lending office in Georgia and, in March 1997, opened its 22nd branch in Hilton Head Island, South Carolina. The Company's other subsidiary is PALFED Investment Services, Inc., a South Carolina corporation that offers retail securities brokerage services and consumer insurance products.

EQUAL EMPLOYMENT OPPORTUNITY
-------------------------------------------------------------------------

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

ANNUAL MEETING NOTICE
-------------------------------------------------------------------------

All shareholders are cordially invited to the Annual Meeting of Shareholders on Tuesday, April 22, 1997 at 10:00 a.m. at the Aiken City Hall Meeting Room, 214 Park Avenue, Aiken, South Carolina, 29801.

MISSION
-------------------------------------------------------------------------

Our mission is to maximize shareholder value as South Carolina's Bank.

We shall maximize shareholder value by:

    -providing the best service for our customers, communities, employees and shareholders.

    -
     growing our franchise through internal and new market expansion.

Our vision is for PALFED to be the best independent financial institution in South Carolina.

TO OUR SHAREHOLDERS:
-------------------------------------------------------------------------

       We are extremely pleased with our results for 1996. Our third consecutive year of record operating earnings confirms that our strategy of internal growth and market expansion is working to build current and long-term shareholder value.
          Shareholder value is our number one priority. We are confident that as our problem assets, investment in real estate, and their related expenses reach normal industry standards, Palmetto
                                       Federal will be a high performance bank
                                       and our shareholders will continue to
                                       benefit accordingly.
                                          Our shareholders have been richly
                                       rewarded in the marketplace with a stock value that has increased from $5.50 at the time of our rights offering in 1993 to $15.00 as of our record date in February. In a collaborative effort with the Company's independent financial advisors, we have identified a number of opportunities to further enhance shareholder value over the near and intermediate term. We intend to pursue these initiatives and believe that, when realized, they will add to the value of our stock.

[PHOTO]

                                          Our growth strategy has served us well
                                       over the last four years as we have grown from sixteen branches to twenty-two and from five mortgage offices to eight. During 1996, we opened full-service banking centers in downtown Charleston, Lexington, and Mt. Pleasant, as well as a mortgage office in Columbia. In March of this year we opened our second full-service banking center on Hilton Head Island. These new offices made an immediate impact on balance sheet growth and earnings and will continue to make a positive impact in the future. During 1996, approximately 33% of mortgage originations, 33% of deposit growth and 67% of the growth in consumer and commercial loans came from the Bank's new markets.
          The industry-wide FDIC Savings Association Insurance Fund ("SAIF") recapitalization assessment reduced earnings in 1996 by $3.3 million ($2.2 million after tax) and also resulted in an additional $2.4 million non-cash charge related to the write-off of Palmetto Federal's remaining core deposit intangible. Although the SAIF assessment and deposit intangible charges significantly reduced 1996 income, future annual earnings will be improved by reduced insurance premiums of nearly $825,000 and reduced intangible amortization expenses of approximately $250,000. The core deposit intangible write-off had no impact on regulatory capital levels and neither charge affected the Bank's "well capitalized" status.

   The PALFED team is very proud of the progress made since 1993 when some tough decisions were made to position the Company for the future. The graphs below illustrate the positive trends the Company has experienced in the very important areas of operating income, deposit and loan growth, and reduction in non-performing assets.

EDGAR REPRESENTATION OF DATA POINTS USED IN
PRINTED GRAPHIC
                                                               OPERATING INCOME
1993          $ (2,632,000.00)
1994            $ 3,754,000.00
1995            $ 4,145,000.00
1996            $ 4,700,000.00

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

               DEPOSITS
1993          $ 477,218,000
1994          $ 478,248,000
1995          $ 496,746,000
1996          $ 540,128,000

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                LOANS
1993          $ 445,058,000
1994          $ 447,991,000
1995          $ 464,281,000
1996          $ 524,120,000

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

 NON-PERFORMING ASSETS
1993                        $ 45,500,000
1994                        $ 35,859,000
1995                        $ 27,424,000
1996                        $ 18,022,000

   It is easy to see that as we continue to implement our "classic banking turnaround," the future is very bright for the Company and its shareholders. Your Board, Management, and staff have achieved our growth in share value by hard work and dedication. We shareholders owe them our thanks for a job well done.

   Let me share one last graph with you -- the outstanding performance of your Company's stock.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            PALFED, INC. STOCK PRICE
1993                            $7.00
1994                            $7.13
1995                           $11.88
1996                           $14.00

   Our stock, in recent years, has consistently been among the top performers in South Carolina. We believe that we will continue to have a top performing stock as a high performance bank.

   The PALFED story is a success story, and we have made giant strides in solving the Company's problems and building a very valuable franchise. Our strategic growth plan is working. We still have work to do with the remaining assets that do not make a satisfactory contribution to earnings, but we intend to continue to make progress in this area. Every day we see new opportunities to expand our franchise. When the latest announced bank merger is consummated, we will be the second largest thrift and the fourth largest independent bank in South Carolina. Our plan is to continue to grow the Company, strengthen our franchise and increase shareholder value.
   We believe that well-managed community banks can generate superior returns for shareholders. We also believe that Palmetto Federal, by offering exceptional customer service, can outperform its larger, regional competitors.
   Senator Strom Thurmond and Judge Charles Simons founded Palmetto Federal forty-six years ago to build a strong community bank to serve South Carolina. We believe that there is an important role for community banks and that all the fundamentals are present in your Company to achieve greatness for those it was created to serve: shareholders, customers, communities, and employees as "SOUTH CAROLINA'S BANK."

       Thank you for your continued support.

                                                   [LOGO]
                                          John C. Troutman
                                          President and
                                          Chief Executive Officer

                     PALMETTO FEDERAL MANAGEMENT COMMITTEE

            HOWARD M. HICKEY, JR., JOE W. DEVORE, JOHN C. TROUTMAN,
    HOLLY Z. JOHNSON, PATRICK D. CUNNING, DARRELL R. RAINS, W. BARRY ADAMS.

SELECTED FINANCIAL DATA
-------------------------------------------------------------------------
The selected financial data presented below for and as of the end of each of the years in the five year period ended December 31, 1996 have been derived from the Company's consolidated financial statements.

SUMMARY OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31         1996      1995      1994      1993      1992
(dollars and shares in thousands, except per share
  amounts)
---------------------------------------------------------------------------------------------------------
Total interest income                                    $ 50,735  $ 50,530  $ 46,937  $ 48,191  $ 58,480
Total interest expense                                     28,517    30,530    26,514    30,837    41,079
Net interest income                                        22,218    20,000    20,423    17,354    17,401
Provision for estimated losses on loans                     1,154     1,322     2,329     6,289     6,557
Net interest income after provision for losses on loans    21,064    18,678    18,094    11,065    10,844
Noninterest income                                          4,492     4,178     3,334     1,400     8,422
FDIC SAIF special assessment                                3,300
Write-off of core deposit intangible                        2,407
Other noninterest expenses                                 18,388    16,454    15,917    16,166    16,514
Provision (benefit) for income taxes                        1,349     2,257     1,757    (1,069)    1,229
Income (loss) before cumulative effect of a change in
  accounting principle                                        112     4,145     3,754    (2,632)    1,523
Cumulative effect of a change in accounting principle                                   (10,454)    1,086
Net income (loss)                                        $   *112  $  4,145  $  3,754  $(13,086) $  2,609
---------------------------------------------------------------------------------------------------------
AT DECEMBER 31
Total assets                                             $665,257  $646,024  $662,425  $647,606  $746,362
Interest-earning assets                                   621,176   598,863   618,019   592,945   652,090
Loans receivable (including those held-for-sale)          524,120   464,281   447,991   445,058   453,891
Mortgage-backed securities                                 59,977    77,844   106,273   106,563   125,129
Intangible assets                                                     2,650     2,932     3,193    13,955
Deposits                                                  540,128   496,746   478,249   477,218   520,613
FHLB advances and other borrowed money                     68,400    91,500   135,800   119,459   181,264
Shareholders' equity                                     $ 51,823  $ 51,485  $ 45,156  $ 45,125  $ 39,375
Number of banking offices                                      21        18        16        16        16
---------------------------------------------------------------------------------------------------------
PER COMMON SHARE
Net income (loss)                                        $  *0.02  $   0.80  $   0.73  $  (6.12) $   1.80
Cash dividends declared                                      0.08
Tangible book value                                      $   9.91  $   9.57  $   8.32  $   8.16  $  17.33
Average outstanding shares used to compute net income
  (loss) per share                                          5,242     5,163     5,170     2,137     1,446
---------------------------------------------------------------------------------------------------------
SELECTED RATIOS
Return on average assets                                    *0.02%     0.64%     0.57%    (1.93)%     0.35%
Return on average shareholders' equity                      *0.21      8.54      8.35    (31.94)     6.86
Net interest margin                                          3.59      3.14      3.37      2.95      2.74
Average shareholders' equity to average assets               8.26      7.44      6.84      5.96      5.06
Dividend payout ratio                                          NM
---------------------------------------------------------------------------------------------------------
ASSET QUALITY RATIOS
Allowance for loan losses to total loans                     1.33%     1.81%     1.83%     2.22%     1.82%
Net charge-offs to average loans outstanding                 0.54      0.24      0.90      1.03      1.48
Nonperforming assets to total loans and foreclosed real
  estate                                                     3.32      3.47      4.54      6.76      3.64
General allowance for loan losses to nonperforming
  assets and restructured loans                             36.90     26.35     19.31     16.84     17.46
Allowance for loan losses and shareholders' equity to
  nonperforming assets and restructured loans              332.95    218.43    148.83    120.89    115.40
---------------------------------------------------------------------------------------------------------
REGULATORY CAPITAL RATIOS
Tangible capital                                              6.6%      6.8%      5.9%      5.6%      3.6%
Core capital                                                  6.6       6.8       6.3       6.1       5.0
Risk-based capital                                           10.4      11.4      11.2      10.5       9.3
---------------------------------------------------------------------------------------------------------
NM  Not meaningful
  *  Excluding the SAIF special assessment and the write-off of core deposit intangible results in net income of $4.7 million, net income per share of $0.90, a return on average assets of 0.73% and a return on average shareholders' equity of 8.86%.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
-------------------------------------------------------------------------------

OVERVIEW

In 1996, PALFED, Inc. reported its third consecutive year of record earnings from operations. "Core" earnings (earnings excluding the SAIF special assessment and the core deposit intangible write-off) were $4.7 million or $0.90 per common share, an increase of 13% over 1995. As a result of the Company's improved operating performance, in January the Board of Directors increased the quarterly dividend to $0.03 per share. The Savings Association Insurance Fund ("SAIF") assessment of approximately $3.3 million ($2.2 million after tax) and the $2.4 million write-off of the Bank's remaining core deposit intangible reduced net income for 1996 to $112,000, or $0.02 per share, compared to $4.1 million or $0.80 per share in 1995.

   The Company continued to pursue opportunities to expand the Bank's franchise into adjacent markets, thereby reducing the Company's exposure to the Central Savannah River Area (the "CSRA") economy. Declining employment levels at the U.S. Department of Energy's Savannah River Site ("SRS"), the area's largest employer, continue to affect the CSRA economy. Located outside Aiken, employment at SRS has decreased from 22,000 in 1993 to approximately 15,000 currently. SRS recently announced additional staff reductions of 1,500. Although employment levels may stabilize at SRS, further reductions are possible.

   Since 1993 the Company's strategy of planned growth and diversification into new markets has reduced its reliance on the CSRA economy, while expanding the Company's franchise. In 1995 and 1996, the Company opened six new full service banking centers in the greater Charleston and Columbia markets and in March 1997 the Company opened its twenty-second full service branch on the north end of Hilton Head Island. Consolidations and mergers in the banking industry have allowed the Company to minimize the capital costs of this expansion by acquiring or leasing offices vacated by other banks. Opening offices in existing banking facilities also has reduced start up costs and allowed the Company to leverage the "Palmetto Federal" name as South Carolina's Bank.

   The six offices opened since 1994 have generated significant new business. During 1996 nearly 33% of mortgage division originations, 33% of the growth in deposit balances and 67% of the loan growth in the Bank's consumer and commercial division came from the Bank's presence in new markets.

   Reductions in problem assets continued to be a high priority. As a result of ongoing efforts, $6.6 million of troubled loans and real estate acquired through foreclosure were sold during 1996, which contributed to a reduction in nonperforming assets and restructured loans of $9.4 million. The Company's strategic focus includes continued enhancement of the credit administration functions, and a philosophy of continuous improvement in systems to identify and quickly resolve troubled loans.

   The Company continues to be mindful of the intense competition for customer deposits from both bank and nonbank institutions. Accordingly, the Company continues to promote and look for ways to expand its retail brokerage and tax deferred annuity sales business. Recently, the Company's subsidiary PALFED Investment Services opened an office in Charleston, South Carolina in order to complement the retail offices in that market. Additionally, the Company offers trust services to its customers through an outsourcing arrangement.

   Technology continues to change the manner in which customers expect financial services to be rendered and the products required to meet those expectations. As a part of an ongoing process to address these issues, the Company upgraded the computer equipment and software for its teller and customer service representative platforms in 1996. The new systems resulted in faster processing, enhanced transaction controls, and improved balancing procedures for branch personnel. In addition, the Company improved its existing telephone banking system so that customers can now order checks, make loan payments, transfer funds, obtain account information and current rates, and transact a variety of other services 24 hours a day by telephone. In 1996 the Company began offering an automated bill paying service through an outside specialty phone vendor. In 1997 the Company will begin to offer VISA debit cards to its checking and ATM customers and intends to add a home page on the Internet.

   Palmetto Federal places a high priority on meeting its Community Reinvestment Act responsibilities and meeting the credit needs of the communities it serves. In 1996 the Bank continued to maintain its "Outstanding" rating for its CRA efforts. This rating reflects the many efforts the Bank's officers and directors have made in making affordable housing available in the markets served.

COMPARISON OF 1996 AND 1995 OPERATING RESULTS

NET INTEREST INCOME

The Company's primary determinant of earnings is net interest income. During 1996, the Company pursued a strategy of selling investment and mortgage-backed securities to fund loan growth and to repay Federal Home Loan Bank advances. This activity, combined with deposit growth in established and new markets, resulted in significant increases to both the net interest margin and the net yield. As a result, net interest income increased from $20.0 million in 1995 to $22.2 million in 1996 despite declines in the Company's level of average interest-earning assets and average interest-bearing liabilities.

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

                                           Interest                          Interest                           Interest
                                     ---------------------             ---------------------             -----------------------
                                       INCOME/      YIELD/               Income/      Yield/                 Income/      Yield/
                               1996    EXPENSE        RATE       1995    Expense        Rate       1994      Expense        Rate
--------------------------------------------------------------------------------------------------------------------------------
AVERAGE ASSETS:
  Interest-earning:
    Interest bearing
     deposits             $   4,456  $     233       5.23%  $   6,370  $     360       5.65%  $   4,577   $     153        3.34%
    Loans receivable and
     held-for-sale          491,379     43,756       8.90     456,939     40,677       8.90     444,634      37,752        8.49
    Mortgage-backed
     securities              64,077      4,337       6.77      95,803      6,335       6.61     106,602       6,237        5.85
    Total investments
     (taxable)               29,003      1,620       5.59      42,945      2,369       5.52      40,079       2,124        5.30
    FHLB stock               10,884        789       7.25      10,884        789       7.25      10,873         671        6.17
--------------------------------------------------------------------------------------------------------------------------------
      Total
       interest-earning     599,799     50,735       8.46%    612,941     50,530       8.24%    606,765      46,937        7.73%
--------------------------------------------------------------------------------------------------------------------------------
  Noninterest-earning
   assets                    41,845                            39,187                            50,457
--------------------------------------------------------------------------------------------------------------------------------
      Total average
       assets             $ 641,644                         $ 652,128                         $ 657,222
--------------------------------------------------------------------------------------------------------------------------------
AVERAGE LIABILITIES &
  EQUITY:
  Interest-bearing:
    Retail savings
     deposits             $  32,381  $     838       2.59%  $  31,074        827       2.66%  $  31,409   $     836        2.66%
    Brokered time
     deposits                                                                                     1,862         178        9.55
    Retail time deposits    374,934     21,692       5.79     365,020     21,169       5.80     323,498      15,971        4.94
    Demand deposits         106,611      1,882       1.77      98,666      1,684       1.71     115,615       1,805        1.56
    FHLB Advances            69,335      4,105       5.92     104,042      6,850       6.58     135,125       7,724        5.72
--------------------------------------------------------------------------------------------------------------------------------
      Total
       interest-bearing     583,261     28,517       4.89     598,802     30,530       5.10%    607,509      26,514        4.36%
--------------------------------------------------------------------------------------------------------------------------------
  Other                       5,373                             4,814                             4,779
  Shareholders' equity       53,010                            48,512                            44,934
--------------------------------------------------------------------------------------------------------------------------------
      Total average
       liabilities and
       equity             $ 641,644                         $ 652,128                         $ 657,222
--------------------------------------------------------------------------------------------------------------------------------
  Net interest income                $  22,218                         $  20,000                          $  20,423
--------------------------------------------------------------------------------------------------------------------------------
    Interest rate spread                             3.57%                             3.14%                               3.37%
--------------------------------------------------------------------------------------------------------------------------------
    Net yield                                        3.70%                             3.26%                               3.37%
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

                                                 1996 VERSUS 1995                     1995 VERSUS 1994
                                              INCREASE (DECREASE)                  INCREASE (DECREASE)
                                                           DUE TO                               DUE TO
------------------------------------------------------------------------------------------------------
                                                   RATE/                              Rate/
                                VOLUME    RATE    VOLUME   TOTAL   Volume    Rate    Volume    Total
------------------------------------------------------------------------------------------------------

(dollars in thousands)
Changes In:
  Interest revenue:
    Loans receivable            $ 3,066  $    12  $   1    $3,079  $   692  $ 2,188   $ 45    $  2,925
    Mortgage-backed securities   (2,071)     109    (36)   (1,998)    (667)     857    (92)         98
    Investments                    (997)     169    (48)     (876)     244      301     25         570
------------------------------------------------------------------------------------------------------
  Total interest income              (2)     290    (83)      205      269    3,346    (22)      3,593
------------------------------------------------------------------------------------------------------
  Interest expense:
    Deposits                        918     (179)    (7)      732      890    3,819    181       4,890
    Other borrowed money         (2,285)    (690)   230    (2,745)  (1,777)   1,173   (270)       (874)
------------------------------------------------------------------------------------------------------
  Total interest expense         (1,367)    (869)   223    (2,013)    (887)   4,992    (89)      4,016
------------------------------------------------------------------------------------------------------
Net interest income (expense)   $ 1,365  $ 1,159  $(306)   $2,218  $ 1,156  $(1,646)  $ 67    $   (423)
------------------------------------------------------------------------------------------------------

NONINTEREST INCOME

Noninterest income increased by $314,000 or 7.5% in 1996 compared to 1995, primarily due to increases in gains on sales of loans and securities, other income and financial services fees, offset in part by a decrease in gains from trading account securities and checking transaction fees.

   Gains on sales of loans and securities increased by $669,000 to $1.0 million in 1996 and resulted primarily from mortgage servicing rights recorded under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 122, "Accounting for Mortgage Servicing Rights", of $244,000 and a gain of $162,000 from the sale of Federal National Mortgage Association ("FNMA") stock. The Company adopted SFAS No. 122 effective October 1, 1995.

   Miscellaneous other income increased $94,000 during 1996 primarily due to receipt of $100,000 in interest on a federal income tax refund. Additionally, fees on products such as wire transfers, money orders, travelers checks and ATM's increased by $74,000 or 21.2% due to a greater volume of transactions and a new ATM fee charged to noncustomers. Additional accretion related to purchased loans decreased by $43,000 or 55.1% due to slower repayment of the related loans.

NONINTEREST EXPENSES

Noninterest expenses in 1996 increased $7.7 million, primarily attributable to the FDIC SAIF special assessment of $3.3 million and the write-off of the $2.4 million core deposit intangible asset. Additionally, other noninterest expenses increased due primarily to the Company's expansion into new markets.

   Increases in compensation and employee benefits were due to: $771,000 or 10.0% in costs due to normal merit wage adjustments and increased staffing at new offices; an increase of $365,000 in incentive program costs; an increase of $125,000 or 15.8% in medical and retirement costs resulting from increased medical claims in 1996 combined with increased staffing levels. These increases were offset by an increase of $95,000 or 8.5% in capitalized loan costs resulting from greater loan origination volume. Additional capitalized costs result in more fixed costs associated with loan originations being deferred over the life of the loans rather than being recognized as a current expense.

   The primary components of compensation and employee benefits for the years ended December 31 follow:

                                              1996       1995
-------------------------------------------------------------
(in thousands)
Salaries                                  $  8,507   $  7,736
Incentive programs                             928        563
Medical and retirement expenses                915        790
Payroll and other taxes                        646        593
Other expenses                                 126        122
-------------------------------------------------------------
                                            11,122      9,804
Capitalized costs of loan originations      (1,215)    (1,120)
-------------------------------------------------------------
Compensation and employee benefits        $  9,907   $  8,684
-------------------------------------------------------------

   The 15.5% increase in occupancy and equipment expenses resulted primarily from $235,000 in costs directly related to new offices opened in late 1995 and 1996. The Company opened 3 new banking offices and one mortgage office in 1996 at an average capital investment of approximately $100,000 per office. The Company purchased its Lexington branch for approximately $300,000 and is leasing the other new offices.

   An increased number of loan accounts and direct mailings resulted in increased postage and supplies expense of $36,000 and $65,000, respectively. Other expenses include a loss of $290,000 related to a commercial checking account.

   The 15.5% increase in professional and outside service fees was primarily attributable to an increase of $112,000 or 31.0% in legal fees, an increase of $28,000 or 33.3% in financial printing and stock transfer agent expenses and an increase of $57,000 or 19.3% in outside service fees paid primarily to temporary and part-time employees as the Company sought to avoid the costs of adding full-time employees.

INCOME TAXES

The effective tax rate was 92.3% in 1996 compared to 35.3% in 1995. The significant increase resulted from the previously discussed write-off of an intangible asset, which is nondeductible under the Internal Revenue Code.

FOURTH QUARTER RESULTS OF OPERATIONS

The fourth quarter net loss was $1.1 million in 1996 compared to earnings of $1.1 million in 1995. The principal reason for the decrease in 1996 fourth quarter earnings was the write-off of the $2.4 million core deposit intangible asset. Additionally, losses from real estate operations increased $413,000 due to an increased provision for loss on foreclosed real estate and compensation and employee benefits increased $325,000.

   Positive factors in the 1996 quarter included an increase of $948,000 in net interest income and a decline of $132,000 in federal deposit insurance premiums.

LENDING ACTIVITIES

Loans comprise the major interest-earning assets of the Company, accounting for 82% and 75% of average interest-earning assets in 1996 and 1995, respectively. The Bank's loan portfolio consists of real estate mortgage and construction loans, home equity lines of credit, consumer loans including mobile home loans, commercial real estate, commercial and multifamily loans. Single family loan originations consist of both fixed and adjustable rate loans. The Company generally retains all adjustable rate loans, construction loans, fixed rate loans with original terms of 20 years or less and balloon loans in portfolio. FHA, VA and 30 year fixed rate loans are typically originated for sale and either securitized and sold in the secondary market as mortgage backed securities or sold for cash through an established investor network.

   Compared with balances at December 31, 1995, net loans receivable grew by 11%. Loan originations increased significantly in 1996 over 1995 levels. In 1996, the Bank originated loans of $227.1 million, compared to $172.2 million in 1995. Although residential mortgage originations comprise the majority of originations, a significant portion of originations during 1995 and 1996 were commercial real estate and construction loans. Total residential originations in 1996 were $149.9 million, compared to $106.4 million in 1995. The Bank originated $36.2 million in commercial and commercial real estate loans in 1996, compared to $30.9 million in 1995. During 1995, the Bank changed its lending strategy to increase the origination of larger commercial real estate loans, including those loans greater than $1.0 million. These loans typically involve more risk than associated with residential lending. The 1996 originations included 8 such loans, totalling $10.9 million, compared to 8 loans of this scope totalling $13.1 million in 1995.

INVESTMENT AND MORTGAGE-BACKED SECURITIES

The primary objective of the Company in managing the investment portfolio is to maintain a portfolio of high quality, liquid investments with returns competitive with short term US treasury or agency securities. The objective with respect to mortgage-backed securities and collateralized mortgage obligations is generally to maintain a portfolio of highly rated (generally AAA) securities with a significant amount of monthly repayment of principal at an attractive yield spread to comparable treasuries at time of purchase. The Bank's strategy has been to decrease levels of investments and redeploy these funds into retail loans and reductions in FHLB advances. As a result of this strategy investment and mortgage-backed securities decreased $35.1 million or 29.8% to $82.7 million at December 31, 1996.

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

ASSET/LIABILITY MANAGEMENT

Asset and liability management is the process by which Palmetto Federal attempts to maximize net interest income while minimizing the adverse effects of potential interest rate changes (interest rate risk). The Company presently does not utilize financial derivative products such as futures, options or interest rate swaps as part of its asset and liability management process.

   The Company's Asset and Liability Committee makes weekly pricing and marketing decisions on deposit and loan products in conjunction with managing the Company's interest rate risk. The Investment Committee of the Board of Directors reviews the Bank's investment and mortgage-backed securities portfolios, FHLB advances and other borrowings as well as the Company's asset and liability policies. Additionally, the Investment Committee monitors the interest rate risk of the Bank's balance sheet.

   The Company's primary method used to analyze interest rate risk is balance sheet modeling. Because rate changes in adjustable rate mortgages and certain securities and liabilities tend to lag changes in interest rates, management utilizes computer asset and liability simulation models as another analytical tool to estimate the effects of interest rate changes on net interest income and net portfolio value ("NPV") that would result from possible changes in interest rates. Management utilizes these simulation models to analyze the estimated impact of various strategies on the Bank's interest rate risk exposure before implementing such strategies. Palmetto Federal's NPV ratio change, referred to as the "sensitivity measure", increased from 1.02% at December 31, 1995 to 1.33% at December 31, 1996, indicating an increase in interest rate risk. Management's objective is to maintain the sensitivity measure at or below 2.0%. As the Company is liability sensitive, the sensitivity measure generally increases when market interest rates rise. During 1996, the benchmark 30 year Treasury bond yield increased 69 basis points. The Office of Thrift Supervision ("OTS") uses a similar computer simulation model to calculate interest rate risk on institutions it regulates.

NONPERFORMING ASSETS AND RESTRUCTURED LOANS

The Company marked a third consecutive year of reducing nonperforming assets and restructured loans in 1996 with a reduction of $9.7 million. The decrease was primarily attributable to sales of certain nonaccrual loans and foreclosed real estate.

   The table below sets forth the amounts and categories of Palmetto Federal's nonaccrual and restructured loans and foreclosed real estate at the dates indicated. Restructured loans include loans restructured under the provisions of both SFAS No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructurings" and SFAS No. 114, "Accounting by Creditors for Impairment of a Loan".

----------------------------------------------------------------------------------------------
DECEMBER 31                                 1996       1995       1994       1993       1992
----------------------------------------------------------------------------------------------

(dollars in thousands)
Nonaccrual loans                          $  4,302   $  8,391   $ 12,466   $ 23,790   $ 12,209
Foreclosed real estate                       7,187      8,015      8,269      6,775      4,563
Restructured loans                           6,562     12,210     16,412     17,158     25,511
----------------------------------------------------------------------------------------------
                                            18,051     28,616     37,147     47,723     42,283
Less specific valuation allowances            (360)    (1,192)    (1,288)    (2,223)    (1,030)
----------------------------------------------------------------------------------------------
                                          $ 17,691   $ 27,424   $ 35,859   $ 45,500   $ 41,253
----------------------------------------------------------------------------------------------
General allowance for loan losses as a
  percentage of the total                    36.2%      26.3%      19.3%      16.8%      17.5%
Total as a percentage of loans
  receivable, net                             3.4%       5.9%       8.1%      10.2%       9.1%
Total as a percentage of total assets         2.7%       4.2%       5.4%       7.0%       5.5%
----------------------------------------------------------------------------------------------

   Potential problem loans represent loans that are current as to payment of principal and interest, but where management has doubts about the borrower's ability to comply with present repayment terms. These loans, which are primarily commercial real estate loans, are not included in nonperforming assets and restructured loans. These loans totalled approximately $14.5 million and $9.4 million at December 31, 1996 and 1995, respectively. The increase is due primarily to the upgrade of certain assets which were previously nonperforming or restructured, but which management continues to monitor closely.

   Changes in the components of nonperforming assets and restructured loans, net of specific valuation allowances, during the year ended December 31, 1996 were as follows:

                                          Restructured   Nonaccrual   Foreclosed
                                             Loans         Loans      Real Estate    Total
--------------------------------------------------------------------------------------------
(in thousands)
December 31, 1995                           $   11,553    $   7,856    $    8,015   $ 27,424
Performing loans which became
  nonperforming                                  1,310        2,385         1,289      4,984
Upgrades due to performance                     (3,561)        (797)                  (4,358)
Sales                                                        (1,420)       (5,214)    (6,634)
Charge-offs and other                                          (852)         (899)    (1,751)
Cash repayments of principal                      (629)      (1,345)                  (1,974)
Nonaccrual loans which became
  restructured                                     376         (376)
Nonaccrual loans which became
  foreclosures                                               (2,821)        2,821
Restructured loans which became
  foreclosures                                  (1,175)                     1,175
Restructured loans which became
  nonaccrual loans                              (1,341)       1,341
--------------------------------------------------------------------------------------------
December 31, 1996                           $    6,533    $   3,971    $    7,187   $ 17,691
--------------------------------------------------------------------------------------------

   Although restructured loans include earning assets, there is more than normal risk associated with these loans due to the fact that some were made to facilitate the sale of foreclosed real estate and some were restructured because the borrower could not meet the original loan terms. The following table lists Palmetto Federal's three largest restructured loans at December 31, 1996. These loans represent approximately 67% of the Bank's restructured loans.

 Amount                                  Description
----------------------------------------------------------------------------------
(in thousands)
$  2,187    Loan collateralized by a 102 unit apartment complex in Myrtle Beach,
            South Carolina. The 1994 restructuring included a principal charge-off of approximately $624,000, a new borrower and new repayment terms.

   1,562 Loans to finance the December 1993 sale of the remaining lots, seven outparcels and the development and sales offices at Woodside
            Plantation. The 1995 restructuring included: the Company acquired 35 lots and reduced principal by $492,000; agreed to pay $330,000 in joint marketing expenses and $184,500 to Woodside Plantation Country
            Club under the membership agreement; and granted a 2 year extension of the option to purchase the remaining undeveloped acreage.

     654    Loan to finance the sale of several units within a condominium project in Columbia, South Carolina. The 1994 restructuring included a write-off of principal and a reduction in the interest rate.
----------------------------------------------------------------------------------
$  4,403
----------------------------------------------------------------------------------

   Palmetto Federal's nonaccrual loans at December 31, 1996 include one $1.0 million loan collateralized by a 40 unit townhouse type apartment complex in Charleston, South Carolina. A 1994 restructuring of this loan included a principal charge-off of approximately $314,000, a change in repayment terms and a decrease in the interest rate. The remaining nonaccrual loans are primarily comprised of loans collateralized by real estate, none of which individually exceeds $400,000.

   The following table lists Palmetto Federal's five largest foreclosed properties at December 31, 1996. These properties represent approximately 48% of the Bank's foreclosed properties.

Amount                                   Description
----------------------------------------------------------------------------------
(in thousands)
$    949    Undeveloped commercial land comprised of two tracts of 76 acres and
            13.3 acres, respectively. The tracts are located south of Aiken, South
            Carolina adjacent to Woodside Plantation.

     839 A 26,024 square foot office building located within a commercial office park in Aiken, South Carolina.

     708 Thirty-three single family residential lots in Woodside Plantation acquired in a 1995 debt restructuring. A single family house was built on one lot in 1996. See REAL ESTATE DEVELOPMENT ACTIVITIES.

     505 Sixteen single family residential lots and 75 acres of vacant land south of Aiken, South Carolina.

     450    Single family residence located in Aiken, South Carolina.
----------------------------------------------------------------------------------
$  3,451
----------------------------------------------------------------------------------

   The Asset Classification and Review Committee reviews quarterly all loan relationships and REO greater than $250,000, and is responsible for the appropriate classification of assets in accordance with OTS regulations. Palmetto

Federal uses the quarterly classifications as well as historical charge-offs in its determination of the allowance for loan losses. The Credit Administration Department monitors lending relationships whose balances exceed $100,000, exclusive of debt collateralized by a primary residence.

   The determination of individual asset classifications depends on the degree of risk associated with the asset and the likelihood of repayment or orderly liquidation. The portion of a loan or other asset classified as "loss" is considered uncollectible and a specific valuation allowance is established in the amount of that portion. A "doubtful" asset has a high possibility of loss but certain pending factors preclude the estimation of a specific valuation allowance. Palmetto Federal classifies an asset as "substandard" if the asset exhibits a defined weakness and is inadequately protected either by the paying capacity of the borrower or the value of the underlying collateral. "Special mention" assets are those assets that have potential weaknesses which, if not corrected, could increase the risk of financial loss. The Bank's total criticized assets include its nonperforming assets and restructured loans of $18.0 million as well as its potential problem loans of $14.5 million. The following table summarizes the Bank's criticized assets at December 31:

                                              1996       1995       1994
------------------------------------------------------------------------
(in thousands)
Special mention                           $ 13,278   $  9,867   $ 11,050
Substandard                                 17,702     25,450     30,138
Doubtful                                       364
Loss                                         1,220      1,462      1,822
------------------------------------------------------------------------
                                          $ 32,564   $ 36,779   $ 43,010
------------------------------------------------------------------------

   The following table summarizes Palmetto Federal's loan loss experience for each of the periods indicated:

---------------------------------------------------------------------------------------------------
YEARS ENDED DECEMBER 31,                       1996        1995        1994        1993        1992
---------------------------------------------------------------------------------------------------

(dollars in thousands)
Average loans for the year                $ 491,379   $ 456,939   $ 444,634   $ 450,732   $ 499,816
---------------------------------------------------------------------------------------------------
Allowance for loan losses, beginning of
  the year                                $   8,417   $   8,213   $   9,883   $   8,232   $   9,054
---------------------------------------------------------------------------------------------------
Charge-offs:
  Permanent residential                         228         124         404         344         550
  Second mortgages                               24          68          64           9           3
  Commercial real estate                      1,414         671       3,150       3,382       5,746
  Consumer                                    1,193         829         564         766         870
  Commercial                                    185          78         390         378         406
---------------------------------------------------------------------------------------------------
Total charge-offs                             3,044       1,770       4,572       4,879       7,575
---------------------------------------------------------------------------------------------------
Recoveries:
  Permanent residential                          13          36          58           9          51
  Second mortgage                                 5                      10
  Commercial real estate                        288         441         332         142
  Consumer                                      131         102         103          84         134
  Commercial                                     19          73          70           6          11
---------------------------------------------------------------------------------------------------
Total recoveries                                456         652         573         241         196
---------------------------------------------------------------------------------------------------
Net charge-offs for the year                 (2,588)     (1,118)     (3,999)     (4,638)     (7,379)
Provision for loan losses                     1,154       1,322       2,329       6,289       6,557
---------------------------------------------------------------------------------------------------
Allowance for loan losses, end of the
  year                                    $   6,983   $   8,417   $   8,213   $   9,883   $   8,232
---------------------------------------------------------------------------------------------------
  Ratio of net charge-offs to average
   loans                                      0.53%       0.24%       0.90%       1.03%       1.48%
---------------------------------------------------------------------------------------------------

   The provision for loan losses in 1996, 1995 and 1994 reflected the decreases in nonperforming assets and restructured loans and classified loans. The provision for loan losses for 1992 and 1993 averaged $6.4 million due to the significant increase in nonperforming assets and restructured loans as well as a significant increase in classified assets. These increases were principally caused by the general weakening of certain commercial real estate loans and single family development loans, which resulted in increased delinquencies and loan restructurings.

   Charge-offs in 1996 increased principally due to increases in charge-offs of commercial real estate and consumer loans. The increase in the commercial real estate sector occurred primarily because of one charge-off of approximately $481,000 on a previously restructured loan. The underlying collateral of this loan was sold to a new borrower and the loan modified to market terms. The 1996 increase in the consumer sector resulted from an increase of $514,000 in mobile home loan charge-offs. In 1995, the Company began aggressively repossessing the collateral related to these delinquent loans and in

1996 repossessed 51 mobile homes with a carrying value of $504,000 and sold 75 mobile homes with a carrying value of $758,000. The Company has also tightened underwriting standards related to this type of lending and the portfolio declined by $3.8 million to $18.4 million, after declining $3.1 million in 1995.

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

REAL ESTATE DEVELOPMENT ACTIVITY

At December 31, 1996, real estate acquired for development and sale (including partnership interests) totalled $6.3 million compared to $6.4 million in 1995. Approximately $4.5 million of the total consists of 2 outparcels and approximately 1,000 acres of undeveloped land surrounding a golf course at Woodside Plantation in Aiken, South Carolina.

   Approximately $915,000 relates to 2 houses and 38 single family lots in the Rapids subdivision in North Augusta, South Carolina. The Company recently sold one of these homes and may build two additional speculative homes to facilitate the sale of these lots.

   The Company continues to have a significant concentration of risk related to Woodside Plantation, exclusive of loans to individual home owners, comprised of real estate held for development, acquisition and development loans, foreclosed real estate and a 50% ownership in a partnership. The carrying values of these components were as follows at December 31:

                                              1996       1995

-------------------------------------------------------------
(in thousands)
1,000 acres                               $  3,733   $  3,733
2 outparcels                                   750        750
WPCC loans                                   4,393      4,454
Woodside Development L.P. loans              2,308      3,311
Lots received in restructuring,
  including subsequent improvements            708        492
Development loan to unrelated borrower         150        525
Investment in and loans to partnership
  adjacent to Woodside Plantation              457        613
-------------------------------------------------------------
                                          $ 12,499   $ 13,878
-------------------------------------------------------------

   The Company was the original developer of the Woodside Plantation project, a development planned to contain a country club and over 1,800 single family lots as well as developed outparcels. The Company sold the country club in 1990 and sold the remaining 219 lots and certain other outparcels to Woodside Development L.P. (the "Purchaser") in December 1993. In addition, the Purchaser assumed liabilities related to the purchase of memberships at Woodside Plantation Country Club ("WPCC") and also entered into an option agreement, which expires December 31, 1997, to acquire parcels of the undeveloped land at Woodside Plantation. There are no assurances the Purchaser will acquire the entire 1,000 acres under the option agreement. During 1996, the Purchaser's indebtedness to the Bank declined $1.0 million or 30.3% as a result of sales of lots and houses.

   The Purchaser's ability to repay its indebtedness is primarily based on the volume and timing of lot sales. Although there are no assurances that lot sales will be sufficient to repay the debt, the Purchaser's business plan is targeted primarily to the national retiree market, and therefore, current and future sales are less reliant on the local economy.

   Similarly, the ability of WPCC to repay its loans to Palmetto Federal depends in part on the success of real estate sales, which in turn provides cash flow through additional initiation deposits and membership fees to the Club. Effective April 1, 1996, Palmetto Federal modified its loans to WPCC from amortizing to interest only for one year.

LIQUIDITY AND CAPITAL RESOURCES

Palmetto Federal's principal sources of funds are deposits, principal and interest payments on loans, investment and mortgage-backed securities, proceeds from sales of investment and mortgage-backed securities, FHLB advances, other borrowings, and retained earnings. Palmetto Federal's liquidity is measured by the ratio of cash and short-term investments (as defined by the OTS regulations) to the sum of savings and borrowings payable in one year, less loans on savings. The Bank's average liquidity level of 6.5% was in excess of the required amount of 5.0% for December 1996.

   Shareholders' equity increased by 0.7% from December 31, 1995 to December 31, 1996, principally due to earnings of $112,000 and issuance of 130,000 shares of common and treasury stock. The shareholders' equity to assets ratio decreased from 7.97% at December 31, 1995 to 7.79% at December 31, 1996.

   The Company's capital expenditures for its four new offices opened in 1996 were $398,000, principally for computers, office equipment and furniture. Additionally, the company upgraded its branch network computer equipment and software for approximately $240,000. Management does not expect significant capital expenditures related to the opening of additional offices in 1997.

SAIF ASSESSMENT AND CORE DEPOSIT INTANGIBLE WRITE-OFF

On September 30, 1996, the President signed legislation to recapitalize the SAIF through a special assessment to bring it up to the same reserve level as the Bank Insurance Fund. The $3.3 million assessment equaled 65.7 cents per $100 of insured deposits outstanding as of March 31, 1995. Following the SAIF recapitalization, the FDIC reduced deposit insurance premiums for thrifts. As a result, Palmetto Federal will pay 3 cents per $100 of deposits in 1997, compared to 26 cents per $100 of deposits in 1996, resulting in estimated savings of $825,000.

   In addition, the costs of the Financing Corporation ("FICO") bonds will be shared by the bank and thrift industries. Previously, the thrifts paid the entire cost of these bond payments. Banks and thrifts will pay 1.29 cents and
6.48 cents, respectively, per $100 of deposits. After January 1, 2000, both banks and thrifts will pay 2.43 cents per $100 of deposits. These rates are only for FICO interest and further premiums could be assessed.

   On the date the SAIF assessment was enacted, the remaining core deposit intangible asset which resulted from the 1982 acquisition of another savings institution totalled $2.4 million and had an estimated remaining life of approximately 11 years. As a result of the SAIF assessment, management reassessed the carrying value of this intangible asset, concluded that the asset was impaired and wrote-off the remaining balance in December 1996.

RECENT ACCOUNTING AND REPORTING CHANGES

In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and extinguishments of Liabilities", which the Company is required to adopt effective January 1, 1997. SFAS No. 125 establishes accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. After a transfer of financial assets, the Company recognizes the financial and servicing assets it controls and the liabilities it has incurred and derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished. SFAS No. 125 also provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. Management believes the adoption of SFAS No. 125 will not have a significant effect on the financial condition or results of operations of the Company.

   In December 1996, the FASB issued SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125". SFAS No. 127 defers until January 1, 1998, certain provisions of SFAS No. 125.

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

COMPARISON OF 1995 AND 1994 OPERATING RESULTS

PALFED recorded net earnings of $4.1 million or $0.80 per share in 1995 compared to $3.8 million or $0.73 per share in 1994. Total assets were $646.0 million and $662.4 million at December 31, 1995 and 1994, respectively.

NET INTEREST INCOME

Net interest income in 1995 was $20.0 million, a decrease of 2.1% from 1994. Total interest income in 1995 was $50.5 million compared to $46.9 million in 1994, an increase of $3.6 million. Total interest expense in 1995 was $30.5 million compared to $26.5 million in 1994. During 1995, the Company's level of average interest-earning assets increased while average interest-bearing liabilities decreased, which improved earnings by $1.2 million. However, rates paid on liabilities increased faster than rates earned on assets, which decreased earnings by $1.6 million.

PROVISION FOR ESTIMATED LOSSES ON LOANS

Due principally to the decrease in the level of problem assets during the year, the provision for estimated loan losses decreased from $2.3 million in 1994 to $1.3 million in 1995. Net charge-offs in 1995 were $1.1 million or $0.2 million less than the provision, resulting in an increase in the allowance for estimated loan losses to $8.4 million or 1.81% of loans receivable at December 31, 1995 compared to $8.2 million or 1.83% of loans receivable at December 31, 1994.

NONINTEREST INCOME

Noninterest income increased by $844,000 in 1995 compared to 1994. The increase was primarily attributable to: (1) decline of $1.5 million in losses from real estate operations; (2) an increase of $406,000 in gains on sales of investment and mortgage-backed securities and loans; and (3) an increase of $118,000 in late charge and other fees. These factors were offset by a decrease of $1.0 million in other income.

   The decrease in the loss from real estate operations resulted primarily from the decrease of $1.1 million in the provision for loss on foreclosed real estate, a decrease of $176,000 in expenses associated with foreclosed real estate, and a decrease of $139,000 in expenses associated with real estate at Woodside Plantation.

   Gains on sales of investment and mortgage-backed securities and loans increased due to increased sales of such assets. Additionally, in the fourth quarter of 1995, the Company adopted Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights", resulting in a gain of $153,000.

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

NONINTEREST EXPENSES

Noninterest expenses for 1995 were $16.5 million compared to $15.9 million for 1994, an increase of $537,000. Compensation and employee benefits increased $673,000 or 8.4% and advertising and public relations increased by $296,000 or 67.6%. The net increase in compensation and benefits was due to: lower loan origination volume resulting in $222,000 more in fixed costs associated with loan originations recognized as current expense rather than deferred over the life of the loans; $297,000 or 4.0% more in costs due to normal merit wage adjustments and increased incentive programs costs of $159,000 due to increased earnings. The increase in advertising and public relations resulted from the introduction of a new multimedia advertising campaign to position Palmetto Federal as "The Bank of Choice" in South Carolina.

   These increases were offset primarily by decreases of $352,000 and $195,000 in professional and outside service fees and federal insurance premiums and assessments, respectively. The decrease in professional and outside service fees was primarily attributable to decreased consultant fees of $155,000 and to decreased legal fees of $111,000.

INCOME TAXES

The effective tax rate was 35.3% in 1995 compared to 31.9% in 1994. During 1994, the Internal Revenue Service completed its audit of the Company's consolidated federal income tax returns through 1991. The audit resulted in federal income tax refunds of $1.2 million plus $162,000 in related state income tax refunds which reduced the 1994 effective tax rate.

INFORMATION IN THIS ANNUAL REPORT, OTHER THAN HISTORICAL INFORMATION, CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, INCLUDING, BUT NOT LIMITED TO, THE IMPACT OF FUTURE REGULATORY ACTIONS OF THE FDIC REGARDING FEDERAL DEPOSIT INSURANCE RATES, THE TIMING AND SUCCESS OF CERTAIN BUSINESS INITIATIVES BY THE COMPANY, THE SUCCESS OF THE COMPANY'S EFFORTS IN REDUCING ITS INVESTMENT IN REAL ESTATE AND LEVELS OF NONPERFORMING ASSETS, AND THE COMPANY'S INTEREST RATE RISK POSITION. THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY AND ADVERSELY FROM THOSE DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. THE READER MAY OBTAIN A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996 FOR A MORE COMPLETE ANALYSIS OF THE COMPANY'S OPERATIONS.

REPORT OF INDEPENDENT ACCOUNTANTS

                      To the Board of Directors and Shareholders
                      PALFED, Inc.

                      We have audited the accompanying consolidated statements of financial condition of
                      PALFED, Inc. and Subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

                      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of PALFED, Inc. and
                      Subsidiaries as of December 31, 1996 and 1995, and the consolidated results of their operations and cash flows for each of the three years in the period ended December
                      31, 1996 in conformity with generally accepted accounting principles.

                      As discussed in Note 1 to the consolidated financial statements, the Company changed its methods of accounting for impaired loans and mortgage servicing rights in 1995.

                      [LOGO]
                      Atlanta, Georgia
                      February 22, 1997

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

PALFED, INC.
AND SUBSIDIARIES        DECEMBER 31,                                                           1996       1995
                        --------------------------------------------------------------------------------------
                        (IN THOUSANDS EXCEPT SHARE DATA)
                        ASSETS
                        --------------------------------------------------------------------------------------
                        Cash and due from banks                                           $  16,942  $  15,471
                        Interest-bearing deposits with other banks                            3,465      5,854
                        Investment and mortgage-backed securities:
                        Available-for-sale                                                   24,007     55,550
                        Held-to-maturity                                                     58,700     62,293
                        Loans held-for-sale                                                  11,241      2,836
                        Loans receivable, net                                               512,879    461,445
                        Investment in real estate, net                                       13,501     14,448
                        Investment in Federal Home Loan Bank stock                           10,884     10,884
                        Premises and equipment, net                                           5,958      5,350
                        Accrued interest receivable                                           3,835      4,256
                        Other assets                                                          3,845      7,637
                        --------------------------------------------------------------------------------------
                                                                                          $ 665,257  $ 646,024
                        --------------------------------------------------------------------------------------
                        LIABILITIES AND SHAREHOLDERS' EQUITY
                        --------------------------------------------------------------------------------------
                        Deposits:
                        Noninterest-bearing accounts                                      $  30,577  $  27,333
                        Savings and NOW accounts                                            121,432    105,329
                        Certificates of deposit                                             384,678    363,193
                        Accrued interest payable                                              3,441        891
                        --------------------------------------------------------------------------------------
                        Total deposits                                                      540,128    496,746
                        Federal Home Loan Bank advances                                      68,400     91,500
                        Other liabilities                                                     4,906      6,293
                        --------------------------------------------------------------------------------------
                        TOTAL LIABILITIES                                                   613,434    594,539
                        --------------------------------------------------------------------------------------
                        COMMITMENTS AND CONTINGENCIES
                        --------------------------------------------------------------------------------------
                        Shareholders' equity:
                        Common stock, $1 par value; authorized 10,000,000 shares; issued
                            5,231,317 and 5,142,166 shares; 5,231,317 and 5,101,297
                            shares outstanding, respectively                                  5,231      5,142
                        Additional paid-in capital                                           28,115     26,904
                        Retained earnings                                                    20,320     20,626
                        Unearned compensation                                                (1,128)
                        Net unrealized loss on securities, net of tax benefit of $369
                            and $456, respectively                                             (715)      (884)
                        Treasury stock, at cost (40,869 shares)                                           (303)
                        --------------------------------------------------------------------------------------
                        TOTAL SHAREHOLDERS' EQUITY                                           51,823     51,485
                        --------------------------------------------------------------------------------------
                                                                                          $ 665,257  $ 646,024
                        --------------------------------------------------------------------------------------

                 THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF INCOME

PALFED, INC.
AND SUBSIDIARIES  FOR THE YEARS ENDED DECEMBER 31,                        1996      1995      1994
                  --------------------------------------------------------------------------------
                  (in thousands, except per share data)
                  Interest income:
                  Loans                                               $ 43,756  $ 40,677  $ 37,752
                  Mortgage-backed securities                             4,337     6,335     6,237
                  Investment securities                                  2,409     3,158     2,795
                  Other                                                    233       360       153
                  --------------------------------------------------------------------------------
                  Total interest income                                 50,735    50,530    46,937
                  --------------------------------------------------------------------------------
                  Interest expense:
                  Deposits                                              24,412    23,680    18,790
                  Other borrowings                                       4,105     6,850     7,724
                  --------------------------------------------------------------------------------
                  Total interest expense                                28,517    30,530    26,514
                  --------------------------------------------------------------------------------
                  Net interest income                                   22,218    20,000    20,423
                  Provision for estimated losses on loans                1,154     1,322     2,329
                  --------------------------------------------------------------------------------
                  Net interest income after provision for losses on
                    loans                                               21,064    18,678    18,094
                  --------------------------------------------------------------------------------
                  Noninterest income:
                  Checking transaction fees                              2,433     2,621     2,824
                  Financial services fees                                  817       756       752
                  Late charge and other fees                               490       515       397
                  Net trading account gains and losses                     335       374       129
                  Gain on sales of available-for-sale securities           239       145         1
                  Gain on sales of loans                                   380        50        33
                  Real estate operations                                (1,087)   (1,074)   (2,596)
                  Other                                                    885       791     1,794
                  --------------------------------------------------------------------------------
                  Total noninterest income                               4,492     4,178     3,334
                  --------------------------------------------------------------------------------
                  Noninterest expenses:
                  Compensation and employee benefits                     9,907     8,684     8,011
                  Occupancy and equipment                                3,036     2,629     2,516
                  FDIC SAIF special assessment                           3,300
                  Write-off of core deposit intangible asset             2,407
                  Federal insurance premiums and assessments             1,294     1,401     1,596
                  Professional and outside service fees                  1,370     1,186     1,538
                  Data processing                                          861       880       813
                  Advertising and public relations                         695       734       438
                  Amortization of intangible assets                        243       281       261
                  Other                                                    982       659       744
                  --------------------------------------------------------------------------------
                  Total noninterest expenses                            24,095    16,454    15,917
                  --------------------------------------------------------------------------------
                  Income before provision for income taxes               1,461     6,402     5,511
                  --------------------------------------------------------------------------------
                  Provision (benefit) for income taxes:
                  Current                                                  726       359       (30)
                  Deferred                                                 623     1,898     1,787
                  --------------------------------------------------------------------------------
                  Total provision for income taxes                       1,349     2,257     1,757
                  --------------------------------------------------------------------------------
                  Net income                                          $    112  $  4,145  $  3,754
                  --------------------------------------------------------------------------------
                  NET INCOME PER COMMON AND COMMON EQUIVALENT SHARE   $   0.02  $   0.80  $   0.73
                  --------------------------------------------------------------------------------

                 THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
For the years ended December 31, 1996, 1995 and 1994

PALFED, INC.
AND SUBSIDIARIES
                                                                                                      Unrealized
                                                        Additional                                Gain (Loss) on
                                               Common      Paid-In     Retained         Unearned     Securities,     Treasury
                                                Stock      Capital     Earnings     Compensation             Net        Stock
-----------------------------------------------------------------------------------------------------------------------------
(in thousands)
Balance, December 31, 1993                 $   5,138    $  26,881    $  12,727                           $379
Issuance of common stock                           4           57
Purchase of treasury stock                                                                                         $    (480)
Change in unrealized loss on securities,
  net                                                                                                  (3,304)
Net income                                                               3,754
-----------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994                     5,142       26,938       16,481                         (2,925)          (480)
Issuance of treasury stock                                    (34)                                                       177
Change in unrealized loss on securities,
  net                                                                                                   2,041
Net income                                                               4,145
-----------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995                     5,142       26,904       20,626                           (884)          (303)
Issuance of common stock                          89        1,117
Issuance of treasury stock                                                                                               303
Incentive stock grants issued                                                       $  (1,275)
Amortization of unearned compensation                          94                         147
Change in unrealized loss on securities,
  net                                                                                                     169
Payment of cash dividends ($0.08 per
  share)                                                                  (418)
Net income                                                                 112
-----------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996                 $   5,231    $  28,115    $  20,320      $  (1,128)          $(715)     $       0
-----------------------------------------------------------------------------------------------------------------------------

PALFED, INC.
AND SUBSIDIARIES

                                                  Total
                                          Shareholders'
                                                 Equity
---------------------------------------------------------------------
(in thousands)
Balance, December 31, 1993                  $  45,125
Issuance of common stock                           61
Purchase of treasury stock                       (480)
Change in unrealized loss on securities,
  net                                          (3,304)
Net income                                      3,754
-----------------------------------------------------------------------------------
Balance, December 31, 1994                     45,156
Issuance of treasury stock                        143
Change in unrealized loss on securities,
  net                                           2,041
Net income                                      4,145
-------------------------------------------------------------------------------------------------
Balance, December 31, 1995                     51,485
Issuance of common stock                        1,206
Issuance of treasury stock                        303
Incentive stock grants issued                  (1,275)
Amortization of unearned compensation             241
Change in unrealized loss on securities,
  net                                             169
Payment of cash dividends ($0.08 per
  share)                                         (418)
Net income                                        112
---------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996                  $  51,823
-----------------------------------------------------------------------------------------------------------------------------


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF CASH FLOWS

PALFED, INC.
AND SUBSIDIARIES   FOR THE YEARS ENDED DECEMBER 31,                       1996     1995      1994
                   ------------------------------------------------------------------------------
                   (in thousands)
                   OPERATING ACTIVITIES:
                   CASH FLOWS FROM OPERATING ACTIVITIES:
                   Net income                                          $   112  $ 4,145  $  3,754
                   Adjustments to reconcile net income to cash
                     provided by operations:
                   Provision for deferred income taxes                     623    1,898     1,787
                   Write-off of core deposit intangible asset            2,407
                   Depreciation and amortization                           900      863       946
                   Provision for estimated losses on loans and real      2,385    2,913     4,819
                     estate
                   Other gains, net                                       (749)    (869)      (77)
                   Proceeds from sales of loans held-for-sale           20,579   13,508    14,738
                   Origination of loans held-for-sale                  (43,477) (33,007)  (31,623)
                   Proceeds from sales of trading account securities    28,141   25,486    22,761
                   Gain on sales of available-for-sale securities         (239)    (145)       (1)
                   Change in:
                   Accrued interest receivable, net                       (252)  (1,722)   (1,414)
                   Accrued interest payable                              2,550      249      (225)
                   Other assets                                            727   (1,155)    1,390
                   Other liabilities (excluding deferred income)          (870)   3,120    (2,733)
                     Other, net                                            966      282       811
                   ------------------------------------------------------------------------------
                   NET CASH PROVIDED BY OPERATING ACTIVITIES            13,803   15,566    14,933
                   ------------------------------------------------------------------------------
                   INVESTING ACTIVITIES:
                   CASH FLOWS FROM INVESTING ACTIVITIES:
                   Purchases of available-for-sale securities           (7,925) (10,763)  (44,791)
                   Proceeds from sales of available-for-sale            26,053   37,934    21,848
                     securities
                   Principal collections on available-for-sale          14,287    4,711     6,512
                     securities
                   Net increase in loans receivable                    (69,922) (34,779)  (26,514)
                   Purchases of held-to-maturity securities             (6,852)           (11,043)
                   Principal collections and maturities of               9,966   14,003    16,168
                     held-to-maturity securities
                   Proceeds from sales of foreclosed real estate         2,936    3,366     4,877
                   Purchase of office premises and equipment            (1,451)    (981)   (1,375)
                   Other, net                                            1,118     (260)       20
                   ------------------------------------------------------------------------------
                   NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES    (31,790)  13,231   (34,298)
                   ------------------------------------------------------------------------------

                 THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

PALFED, INC.
AND SUBSIDIARIES   FOR THE YEARS ENDED DECEMBER 31,                        1996      1995      1994
                   --------------------------------------------------------------------------------
                   (in thousands)
                   FINANCING ACTIVITIES:
                   CASH FLOWS FROM FINANCING ACTIVITIES:
                   Net increase in deposit accounts                      40,832    18,249     1,256
                   Proceeds from FHLB advances and other borrowed       129,650    68,200   123,100
                     money
                   Repayments of FHLB advances and other borrowed      (152,750) (112,500) (106,759)
                     money
                   Payment of cash dividends                               (418)
                   (Purchase) sale of treasury stock                        108                (480)
                   Other, net                                              (353)      248       355
                   --------------------------------------------------------------------------------
                   NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES      17,069   (25,803)   17,472
                   --------------------------------------------------------------------------------
                   NET INCREASE (DECREASE) IN CASH AND CASH                (918)    2,994    (1,893)
                     EQUIVALENTS
                   CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR          21,325    18,331    20,224
                   --------------------------------------------------------------------------------
                   CASH AND CASH EQUIVALENTS, END OF YEAR              $ 20,407  $ 21,325  $ 18,331
                   --------------------------------------------------------------------------------
                   SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
                   CASH PAID DURING THE YEAR FOR:
                   Interest                                            $ 25,967  $ 30,283  $ 26,739
                   Income taxes                                           1,217     1,100
                   SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
                     FINANCING ACTIVITIES:
                   Securitizations of mortgage loans                     27,806    33,833    41,593
                   Conversion of adjustable rate and construction
                     loans receivable to 30 year fixed rate mortgage     13,589     5,373     2,391
                     loans held-for-sale
                   Loans foreclosed or in-substance foreclosed            4,742     9,017     3,099
                   Financed sales of foreclosed real estate               2,730     6,215     2,603
                   Transfers of investment and mortgage-backed
                     securities from available-for-sale to
                     held-to-maturity                                                        91,574
                   Transfers of investment and mortgage-backed
                     securities from held-to-maturity to
                     available-for-sale                                            42,842
                   Issuance of treasury stock as compensation                47       172        31

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

                       PALFED is a savings and loan holding company. The Company's principal line of business is community banking. The Company also has lines of business in real estate and retail securities brokerage. The principal markets for the Company's products and services are individuals and families, professionals, and small and medium sized businesses in South Carolina.

                       CASH AND CASH EQUIVALENTS
                       For purposes of presentation in the consolidated statements of cash flows, cash and cash equivalents include cash and due from banks and interest-bearing deposits with other banks. Cash and due from banks include all noninterest-bearing deposits with other banks.

                       TRADING SECURITIES
                       Mortgage-backed securities held for sale in conjunction with mortgage banking activities are classified as trading securities and recorded at their fair values. Unrealized gains and losses on trading account securities are included in income. The Company held no trading securities at December 31, 1996 or 1995.

                       SECURITIES HELD-TO-MATURITY
                       Bonds, notes and mortgage-backed securities for which the Company has the positive intent and ability to hold to maturity are carried at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity.

                       SECURITIES AVAILABLE-FOR-SALE
                       Available-for-sale securities consist of bonds, equity and mortgage-backed securities not classified as held-to-maturity or trading. Unrealized holding gains and losses on available-for-sale securities are reported net of income taxes as a separate component of shareholders' equity until realized.

                       In November 1995, the Financial Accounting Standards Board ("FASB") issued a Special Report, "A Guide to Implementation of Statement 115 on Accounting For Certain Debt and Equity Securities", which included a transition provision allowing all entities to reassess the appropriateness of the classifications of all securities held and account for any resulting reclassifications at fair value. Reclassifications from the held-to-maturity category resulting from this one-time reassessment did not call into question, or "taint", the intent of the entity to hold other debt securities to maturity in the future. In accordance with this Special Report, the Company transferred securities with an amortized cost of $42.8 million from held-to-maturity to available-for-sale in December 1995. The transfer was effected at the fair value of the securities and the unrealized loss on these securities at the time of transfer was not significant.

                       Gains and losses on sales of securities are determined using the specific identification method. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

                       LOANS HELD-FOR-SALE
                       Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income.

                       LOANS RECEIVABLE
                       Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding principal adjusted for charge-offs, the allowance for loan losses and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

                       The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries).
                       Management's periodic evaluation of the adequacy of the allowance is based on the Company's past loan experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions. While management uses its best judgment in establishing the allowances for losses, future adjustments to the allowances may be necessary if economic conditions differ substantially from the assumptions used in making the evaluations.

                       On January 1, 1995, the Company adopted Statement of
                       Financial Accounting Standards ("SFAS") No. 114,
                       "Accounting By Creditors for Impairment of a Loan", as amended by SFAS No. 118, "Accounting By Creditors For
                       Impairment of a Loan -- Income Recognition and
                       Disclosures, an Amendment of SFAS No. 114". Under these new standards, a loan is considered impaired, based on current information and events, if it is probable that the Company will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement.

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

                       Interest income is recognized under the interest method.
                       The accrual of interest on loans, including impaired loans, in excess of 90 days past due is generally discontinued and previously recognized interest income is reversed until the loans become current. Additionally, the Bank discontinues the accrual of interest on any loan when it is determined that collection of interest is not probable.

                       Loan origination and commitment fees and certain direct origination costs are recognized as an adjustment of the yield over the life of the related loan.

                       LOAN SERVICING
                       The Company adopted SFAS No. 122, "Accounting for
                       Mortgage Servicing Rights", effective October 1, 1995.
                       SFAS No. 122 requires that the right to service mortgage loans for others be recognized as an asset, whether that servicing right is acquired or originated. The total cost of mortgage loans sold or securitized is allocated to the loans and to the mortgage servicing rights based upon their relative fair values. The Company evaluates mortgage servicing rights for impairment based on the fair value of those rights. The servicing rights are stratified based on the weighted average interest rates of the underlying loans on an aggregate loan basis. The
                       Company amortizes the mortgage servicing rights over the period of the estimated net servicing income. Servicing rights of $153,000 were recorded during 1995 as a result of adopting this standard, resulting in a gain of $101,000 net of income taxes. The Company capitalized
                       $483,000 and amortized $87,000 in originated mortgage servicing rights during 1996.

                       The Company typically sells loans on a nonrecourse basis.
                       Gains and losses on sales of loans are recognized at the
                       time of sale, as determined by: (1) the difference
                       between the net sale proceeds and the book value of the
                       loans sold, and (2) the estimated present value
                       associated with excess or deficient servicing fees. Gains
                       and losses related to excess or deficient servicing fees
                       are amortized on the level yield method over the
                       estimated lives of the related mortgage loans as a
                       reduction or increase, respectively, in income on
                       servicing fees received.

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

                       From time to time, as a result of the Company's various investments in real estate, potential liabilities for environmental remediation may arise. Liabilities are recorded when environmental assessments and/or remedial efforts are probable and the cost can be reasonably estimated. At December 31, 1996 and 1995, no such liabilities were recorded.

                       PREMISES AND EQUIPMENT
                       Premises and equipment consist principally of furniture, fixtures and equipment and office buildings. Land is also included in premises and equipment and is carried at cost. Other premises and equipment are carried at cost and are depreciated using straight-line and declining balance methods over the estimated lives of the related assets (20 to 40 years for buildings and 3 to 10 years for equipment). Gains and losses on disposal are reflected in income. Accumulated depreciation was $10.6 million and $9.9 million at December 31, 1996 and 1995, respectively.

                       CORE DEPOSIT INTANGIBLE
                       The Company used the purchase method of accounting for the acquisition of a savings institution in 1982. The goodwill resulting from this acquisition has been substantially amortized in prior years. The core deposit intangible asset acquired of $5.4 million was being amortized on a straight-line basis over 25 years and, at September 30, 1996, totalled $2.4 million and had an estimated remaining life of approximately 11 years. As a result of the SAIF special assessment on September 30, 1996, management reassessed the carrying value of this intangible asset. As a result of this reassessment, management concluded that the asset was impaired and wrote-off the remaining balance in December 1996.

                       STOCK-BASED COMPENSATION
                       Effective January 1, 1996, the Company adopted SFAS No.
                       123, "Accounting for Stock-Based Compensation". SFAS No.
                       123 establishes a fair value based method of accounting for stock-based compensation. SFAS No. 123 allows for the continued use of the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". The Company continues to account for stock-based compensation under the provisions of Opinion No. 25.

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

                       At December 31, 1996 and 1995, no advertising costs were reported as assets. Advertising expense was $416,000, $335,000 and $236,000 in 1996, 1995 and 1994,
                       respectively.

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

                       EARNINGS PER SHARE
                       Earnings per share is based on the weighted average number of common shares outstanding, plus common stock equivalents (principally equivalent common shares calculated for stock options outstanding). Allocated shares owned by the PALFED, Inc. Employee Savings and Stock Ownership Plan are included in shares outstanding.
                       The weighted average number of shares used in the computation for 1996, 1995 and 1994 was approximately
                       5,242,000, 5,163,000 and 5,170,000, respectively.

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

                       RECLASSIFICATIONS
                       Certain accounts have been reclassified in the 1995 and 1994 financial statements to conform to the 1996 presentation. Included in these accounts are net reclassifications between operating and investing activities in the statements of cash flows of $6.0 million and $5.9 million in 1995 and 1994, respectively, relating to loans held-for-sale and trading securities.

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

                       Loans held-for-sale: Fair values are based on quoted market prices, dealer quotes or forward sales commitments.

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

                       Mortgage servicing rights: The fair value is estimated by discounting net cash flows from servicing rights using the discount rates that approximate current market rates.

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

                       SFAS No. 119, "Disclosure About Derivative Financial
                       Instruments and Fair Value of Financial Instruments", requires disclosures about derivative financial instruments -- futures, forward, swap and option contracts, and other financial instruments with similar characteristics. As of December 31, 1996 and 1995, the
                       Company did not hold, and had not issued, instruments which are subject to the disclosure requirements of SFAS
                       No. 119.

                       RECENTLY ISSUED ACCOUNTING STANDARDS
                       In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", effective January 1,
                       1997. SFAS No. 125 establishes accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. After a transfer of financial assets, the Company recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financing assets when control has been surrendered, and derecognizes liabilities when extinguished. SFAS No. 125 also provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. Management believes the adoption of SFAS No.
                       125 will not have a significant effect on the financial condition or results of operations of the Company.

                       In December 1996, the FASB issued SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB
                       Statement No. 125". SFAS No. 127 defers until January 1,
                       1998, certain provisions of SFAS No. 125.

NOTE 2:                Investment and mortgage-backed securities are summarized as follows:
INVESTMENT AND
MORTGAGE-BACKED
SECURITIES
                                                                                  Gross        Gross
                                                                 Amortized   Unrealized   Unrealized       Fair
                       AVAILABLE-FOR-SALE                             Cost        Gains       Losses      Value
                       ----------------------------------------------------------------------------------------
                       (in thousands)

                       December 31, 1996:
                       U.S. Treasury and agency obligations      $ 15,964      $   30       $  226     $ 15,768
                       FNMA, FHLMC and GNMA securities              6,374          90           30        6,434
                       Other mortgage-backed securities             1,787          18                     1,805
                       ----------------------------------------------------------------------------------------
                                                                 $ 24,125      $  138       $  256     $ 24,007
                       ----------------------------------------------------------------------------------------
                       December 31, 1995:
                       U.S. Treasury and agency obligations      $ 31,230      $   86       $  256     $ 31,060
                       FNMA, FHLMC and GNMA securities             20,799         165          114       20,850
                       Other mortgage-backed securities             3,584          56                     3,640
                       ----------------------------------------------------------------------------------------
                                                                 $ 55,613      $  307       $  370     $ 55,550
                       ----------------------------------------------------------------------------------------
                       HELD-TO-MATURITY
                       December 31, 1996:
                       U.S. government agency obligations        $  6,962      $   12       $   27     $  6,947
                       FNMA, FHLMC and GNMA securities             34,166         307          276       34,197
                       Other mortgage-backed securities            17,572         506                    18,078
                       ----------------------------------------------------------------------------------------
                                                                 $ 58,700      $  825       $  303     $ 59,222
                       ----------------------------------------------------------------------------------------

                                                                                  Gross        Gross
                                                                 Amortized   Unrealized   Unrealized       Fair
                                                                      Cost        Gains       Losses      Value
                       ----------------------------------------------------------------------------------------
                       December 31, 1995:
                       U.S. government agency obligations        $  8,940      $    5       $   66     $  8,879
                       FNMA, FHLMC and GNMA securities             36,971         488            1       37,458
                       Other mortgage-backed securities            16,382         851                    17,233
                       ----------------------------------------------------------------------------------------
                                                                 $ 62,293      $1,344       $   67     $ 63,570
                       ----------------------------------------------------------------------------------------

                       The change in the unrealized gain (loss) on investment and mortgage-backed securities for the years ended December 31, 1994, 1995 and 1996 is as follows:

                                                                 Available-    Held-To-   Income Tax
                                                                  For-Sale     Maturity       Effect      Total
                       ----------------------------------------------------------------------------------------
                       (in thousands)
                       Balance at December 31, 1993              $    575                   $ (196)    $    379
                       Net change in unrealized losses             (2,833)                     964       (1,869)
                       Unrealized loss on securities
                         transferred from available-for-sale                   $(2,519)        856       (1,663)
                       Amortization of unrealized loss on
                         transferred securities                                   347         (119)         228
                       ----------------------------------------------------------------------------------------
                       Balance at December 31, 1994                (2,258)     (2,172)       1,505       (2,925)
                       ----------------------------------------------------------------------------------------
                       Net change in unrealized losses              2,195                     (745)       1,450
                       Unrealized loss on securities
                         transferred from available-for-sale                      486         (165)         321
                       Amortization of unrealized loss on
                         transferred securities                                   409         (139)         270
                       ----------------------------------------------------------------------------------------
                       Balance at December 31, 1995                   (63)     (1,277)         456         (884)
                       ----------------------------------------------------------------------------------------
                       Net change in unrealized losses                (55)                      18          (37)
                       Amortization of unrealized loss on
                         transferred securities                                   312         (106)         206
                       ----------------------------------------------------------------------------------------
                       Balance at December 31, 1996              $   (118)     $ (965)      $  368     $   (715)
                       ----------------------------------------------------------------------------------------

                       Proceeds from sales of investment and mortgage-backed securities during the years ended
                       December 31, 1996, 1995 and 1994, as well as the gross gains and gross losses realized, are summarized as follows:

                       AVAILABLE-FOR-SALE SECURITIES                   1996       1995         1994
                       ----------------------------------------------------------------------------
                       (in thousands)
                       Proceeds from sales                        $  26,053   $ 37,934     $ 21,848
                       ----------------------------------------------------------------------------
                       Gross gains                                $     272   $    150     $     14
                       ----------------------------------------------------------------------------
                       Gross losses                               $      33   $      4     $     13
                       ----------------------------------------------------------------------------

                       The amortized cost and estimated market value of investments at December 31,
                       1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without call or prepayment penalties.

                                                               Held-to-maturity   Available-for-sale
                                                            -------------------  -------------------
                                                            Amortized      Fair  Amortized      Fair
                                                                 Cost     Value       Cost     Value
                       -----------------------------------------------------------------------------
                                                                         (in thousands)
                       After one year through five years     $ 3,967    $ 3,980   $15,561    $15,335
                       After five years through ten years      2,995      2,967
                       After ten years                                                403        433
                       Mortgage-backed securities             51,738     52,275     8,161      8,239
                       -----------------------------------------------------------------------------
                                                             $58,700    $59,222   $24,125    $24,007
                       -----------------------------------------------------------------------------

NOTE 3:                Loans receivable are summarized as follows at December 31:
LOANS
RECEIVABLE

                                                                      1996        1995
                       ---------------------------------------------------------------

                       (in thousands)
                       Loans collateralized by real estate:
                         Permanent residential mortgage          $ 224,955   $ 204,835
                         Construction                               54,816      38,114
                         Second mortgage                            56,022      52,313
                         Commercial                                145,685     128,051
                       Loans collateralized by other property:
                         Consumer                                   34,903      39,585
                         Commercial                                 16,209      16,080
                       Loans collateralized by savings account       4,725       4,769
                       ---------------------------------------------------------------
                                                                   537,315     483,747
                       Less:
                         Loans in process                          (16,263)    (13,141)
                         Unamortized yield adjustments              (1,190)       (744)
                         Allowance for estimated losses             (6,983)     (8,417)
                       ---------------------------------------------------------------
                                                                 $ 512,879   $ 461,445
                       ---------------------------------------------------------------
                       Weighted average yield on loans               8.73%       8.87%
                       ---------------------------------------------------------------

                       Changes in the allowance for estimated losses on loans are summarized as follows for each of the years ended December 31:

                                                                     1996       1995       1994
                       ------------------------------------------------------------------------
                       (in thousands)
                       Balance, beginning of year                $  8,417   $  8,213   $  9,883
                       Provision                                    1,154      1,322      2,329
                       Charge-offs                                 (3,044)    (1,770)    (4,572)
                       Recoveries                                     456        652        573
                       ------------------------------------------------------------------------
                       Balance, end of year                      $  6,983   $  8,417   $  8,213
                       ------------------------------------------------------------------------

                       At December 31, 1996 and 1995, the recorded investment in loans for which impairment has been recognized in accordance with SFAS No. 114 totalled approximately $8.2 million and $13.0 million, respectively. Of these amounts, $2.2 million and $6.1 million, respectively, related to loans with corresponding valuation allowances of $401,000 and $1.1 million, respectively. The impaired loans at December 31, 1996 and 1995 were measured for impairment using the fair value of the collateral as substantially all of these loans were collateral dependent. The average recorded investment in impaired loans during 1996 and 1995 was approximately $10.9 million and $14.5 million, respectively. The interest income recognized on impaired loans during 1996 and 1995 was
                       $537,000 and $743,000, respectively. Impaired loans are summarized as follows at December 31:

                                                                     1996       1995
                       -------------------------------------------------------------
                       (in thousands)
                       Construction loans                        $    557   $    844
                       Commercial real estate loans                 7,150     11,300
                       Residential mortgage                           515        899
                       -------------------------------------------------------------
                                                                 $  8,222   $ 13,043
                       -------------------------------------------------------------

                       Troubled debt restructurings, resulting primarily from
                       commercial real estate loans, had principal balances of
                       approximately $3.0 million and $6.1 million at December 31,
                       1996 and 1995, respectively. The amount of interest income on these restructured loans included in net earnings for 1996 and 1995 was approximately $208,000 and $428,000,
                       respectively. The additional interest income that would have been recorded if these loans had been current in accordance with their original terms and had been outstanding throughout the years would have been $160,000 and $222,000 in 1996 and
                       1995, respectively.

                       The Company was servicing first mortgage loans of
                       approximately $248.1 million and $237.1 million at December
                       31, 1996 and 1995, respectively, which had been sold to
                       investors on a nonrecourse basis, and approximately $4.4
                       million and $5.3 million, at December 31, 1996 and 1995,
                       respectively, which had been sold to investors on a recourse basis. Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial
                       condition.

NOTE 4:                The Company's investment in real estate is summarized as
INVESTMENT IN          follows at December 31:
REAL ESTATE

                                                                     1996       1995
                       -------------------------------------------------------------
                       (in thousands)
                       Acquired in settlement of loans           $  7,896   $  8,286
                       Less allowance for estimated losses           (709)      (271)
                       -------------------------------------------------------------
                                                                    7,187      8,015
                       -------------------------------------------------------------
                       Acquired for development and sale            6,257      6,083
                       Less allowance for estimated losses           (400)      (370)
                       -------------------------------------------------------------
                                                                    5,857      5,713
                       -------------------------------------------------------------
                       Equity in and loans to partnerships            457        720
                       -------------------------------------------------------------
                                                                 $ 13,501   $ 14,448
                       -------------------------------------------------------------

                       Real estate acquired for development and sale at December 31,
                       1996 consisted principally of 2 outparcels and approximately
                       1,000 acres of undeveloped land at Woodside Plantation, a
                       real estate project located in Aiken, South Carolina, subject to a purchase option that expires December 31, 1997.

                       Changes in the allowance for estimated losses on real estate are summarized as follows:

                                                                           Development
                                                                     REO      and Sale      Total
                       --------------------------------------------------------------------------
                       (in thousands)
                       Balance at December 31, 1993              $   118     $   230     $    348
                         Provision for loss                        1,388         100        1,488
                         Charge-offs                              (1,062)                  (1,062)
                         Recoveries                                   90                       90
                       --------------------------------------------------------------------------
                       Balance at December 31, 1994                  534         330          864
                         Provision for loss                          374          40          414
                         Charge-offs                                (637)                    (637)
                       --------------------------------------------------------------------------
                       Balance at December 31, 1995                  271         370          641
                         Provision for loss                          528          30          558
                         Charge-offs                                 (90)                     (90)
                       --------------------------------------------------------------------------
                       Balance at December 31, 1996              $   709     $   400     $  1,109
                       --------------------------------------------------------------------------

                       Real estate operations for each of the years ended December 31 consists of the following:

                                                                     1996       1995       1994
                       ------------------------------------------------------------------------
                       (in thousands)
                       Provision for estimated losses on real
                         estate held for development             $    (30)  $    (40)  $   (100)
                       Real estate expenses, including
                         provision for estimated losses on REO     (1,098)    (1,129)    (2,515)
                       Other                                           41         95         19
                       ------------------------------------------------------------------------
                                                                 $ (1,087)  $ (1,074)  $ (2,596)
                       ------------------------------------------------------------------------

NOTE 5:                A summary of certificates of deposit by interest rate at December 31
DEPOSITS               follows:

                                                                            1996      1995
                    ----------------------------------------------------------------------
                    (in thousands)
                    Under 4.00%                                         $ 16,985  $ 20,943
                    4.01%-6.00%                                          254,986   165,733
                    6.01%-8.00%                                          101,219   165,057
                    Above 8.00%                                           11,488    11,460
                    ----------------------------------------------------------------------
                                                                        $384,678  $363,193
                    ----------------------------------------------------------------------

                    A summary of certificates of deposit at December 31 by contractual maturities follows:

                                                                                        1996       1995
                      ---------------------------------------------------------------------------------
                      (in thousands)
                      Within one year                                              $ 265,915  $ 244,206
                      1-2 years                                                       77,555     69,330
                      2-3 years                                                       23,826     18,168
                      3-4 years                                                       10,802     17,671
                      4-5 years                                                        4,028     10,540
                      Over 5 years                                                     2,552      3,278
                      ---------------------------------------------------------------------------------
                                                                                   $ 384,678  $ 363,193
                      ---------------------------------------------------------------------------------

                      The aggregate amount of time deposits greater than or equal to $100,000 was $90.5 million and $82.9 million at December 31, 1996 and 1995, respectively. The weighted average interest rate on savings deposits was 4.78% and 4.98% at
                      December 31, 1996 and 1995, respectively.

                      At December 31, 1996 and 1995, certain certificates of deposit were collateralized by certain investment and mortgage-backed securities aggregating
                      $32.6 million and $33.0 million, respectively.

                      Interest expense on savings deposits is summarized as follows for the years ended
                      December 31:

                                                                           1996     1995     1994
                    -----------------------------------------------------------------------------
                    (in thousands)
                    Regular and statement savings                       $   838  $   827  $   823
                    NOW/IFA accounts                                      1,878    1,685    1,819
                    Certificates of deposit                              21,794   21,289   16,238
                    -----------------------------------------------------------------------------
                                                                         24,510   23,801   18,880
                    Penalties for early withdrawal                          (98)    (121)     (90)
                    -----------------------------------------------------------------------------
                                                                        $24,412  $23,680  $18,790
                    -----------------------------------------------------------------------------

NOTE 6:             Maturities and interest rates of FHLB advances were as follows at December
FEDERAL HOME LOAN   31:
BANK ADVANCES

                                                                                 1996                     1995
                                                              -----------------------  -----------------------
                                                                             INTEREST                 Interest
                                                                 AMOUNT          RATE     Amount          Rate
                        --------------------------------------------------------------------------------------
                        (dollars in thousands)
                        One year                              $  57,900  5.30 - 6.95%  $  81,500  5.73 - 9.10%
                        Two years                                10,500  5.39 - 5.87      10,000          6.37
                        --------------------------------------------------------------------------------------
                                                              $  68,400         5.94%  $  91,500         6.56%
                        --------------------------------------------------------------------------------------

                        At December 31, 1996 and 1995, advances were collateralized by $145.6 million and
                        $160.4 million of specifically identified unencumbered first mortgage loans and mortgage-backed securities, respectively. The weighted average interest rate on short term advances was 6.01% and 6.59% at December 31, 1996 and 1995, respectively.

NOTE 7:                 Actual income taxes differ from income taxes computed at the federal corporate
FEDERAL AND STATE       statutory rate of 34% as shown below for the years ended December 31:
INCOME TAXES

                                                                                1996       1995       1994
                      ------------------------------------------------------------------------------------

                      (in thousands)
                      Tax expense at statutory federal income tax rate     $     497  $   2,177  $   1,874
                      Amortization and accretion of discounts, premiums
                        and intangible assets related to purchase
                        adjustments                                              901         96         89
                      State income tax refund                                               (53)      (162)
                      Other, net                                                 (49)        37        (44)
                      ------------------------------------------------------------------------------------
                      Provision for income taxes                           $   1,349  $   2,257  $   1,757
                      ------------------------------------------------------------------------------------

                      Under the liability method of accounting for income taxes, deferred income tax expense arises from temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements. The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities at December 31, 1996 and 1995 are as follows:

                                                                                         1996       1995
                      -------------------------------------------------------------------------------------
                      (in thousands)
                      DEFERRED TAX ASSETS:
                      Allowance for loan losses                                        $   2,555  $   3,002
                      Deferred loan fees                                                     312        143
                      Basis difference in acquired assets                                     59         76
                      Unrealized securities losses                                           449        616
                      Deferred income                                                         14         30
                      Other                                                                  339        250
                      -------------------------------------------------------------------------------------
                                                                                       $   3,728  $   4,117
                      -------------------------------------------------------------------------------------
                      DEFERRED TAX LIABILITIES:
                      Tax bad debt reserve in excess of base year reserve              $   1,034  $   1,034
                      Recognition of profits on sales of real estate                         137        137
                      Differences in depreciation methods for premises and equipment          90         90
                      Deferred loan fees                                                     967        630
                      FHLB stock dividends not recognized for tax                          1,006      1,006
                      Unrealized securities gains                                            558        534
                      Other                                                                   50         29
                      -------------------------------------------------------------------------------------
                                                                                       $   3,842  $   3,460
                      -------------------------------------------------------------------------------------

                      The Company files a consolidated federal income tax return. Prior to 1996, the
                      Company was allowed to determine its bad debt deduction for tax purposes based on either the experience method (the "bad debt reserve method") or the percentage of taxable income method (limited to 8.0% of taxable income before such deduction). The
                      Company used the experience method in 1995 and 1994 since this method provided a more favorable bad debt deduction.

                      The "Small Business Job Protection Act of 1996" repealed the bad debt reserve method for thrifts effective January 1, 1996. The legislation suspends recapture of bad debt reserves taken through 1987 (i.e., the base year reserve), but requires thrifts to recapture or repay bad debt deductions taken after 1987 over 6 years beginning in
                      1996. As of December 31, 1995, PALFED's bad debt reserves subject to recapture, for which deferred taxes have previously been provided, totalled $3.0 million. Thrifts meeting certain home mortgage lending tests are allowed to defer repayment for an additional 2 years. The Company qualified for the first year of the deferral period.

                      Under SFAS No. 109, "Accounting for Income Taxes", the Company is not required to recognize a deferred tax liability with respect to the base year reserve, unless it becomes apparent that this temporary difference will reverse in the foreseeable future. This temporary difference will become taxable in the event the Company no longer qualifies as a bank for federal income tax purposes. The cumulative amount of this temporary difference for which the Company is not required to recognize a deferred tax liability is equal to the amount of its tax base year reserve as of
                      December 31, 1987 of approximately $2.9 million.

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

                      The Bank is subject to various regulatory capital requirements administered by the
NOTE 8:               federal banking agencies. Failure to meet minimum capital requirements can initiate
REGULATORY MATTERS    certain mandatory and discretionary actions by regulators that, if undertaken, could have a material adverse effect on the Company. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Palmetto Federal must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

                      As of December 31, 1996, the FDIC categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain risk-based, core and tangible capital ratios of
                      10.0%, 6.0% and 5.0%, respectively. There are no conditions or events since that notification that management believes have changed the Bank's classification.

                      The Bank's regulatory capital amounts and ratios are as follows as of the dates indicated:

                                                                                                              To Be Well
                                                                                                             Capitalized
                                                                                                                   Under
                                                                                                                  Prompt
                                                                                            For Capital       Corrective
                                                                                               Adequacy           Action
                                                                                Actual         Purposes       Provisions
                                                                        --------------   --------------   --------------
                                                                         Amount  Ratio    Amount  Ratio    Amount  Ratio
                    ----------------------------------------------------------------------------------------------------
                    (in thousands)
                    DECEMBER 31, 1996
                    Risk-based Capital
                      (to risk weighted assets)                         $48,008  10.4%   $36,791   8.0%   $45,989  10.0%
                    Core Capital
                      (to adjusted tangible assets)                      43,361   6.6     19,726   3.0    39,449    6.0
                    Tangible Capital
                      (to tangible assets)                               43,361   6.6      9,862   1.5    32,873    5.0
                    DECEMBER 31, 1995
                    Risk-based Capital
                      (to risk weighted assets)                         $48,425  11.4%   $33,865   8.0%   $42,335  10.0%
                    Core Capital
                      (to adjusted total assets)                         43,375   6.8     19,172   3.0    38,345    6.0
                    Tangible Capital
                      (to tangible assets)                               43,375   6.8      9,586   1.5    31,954    5.0
                    ----------------------------------------------------------------------------------------------------

                    The payment of dividends by the Bank to PALFED is subject to substantial restrictions and would require prior notice to and approval of the OTS.

NOTE 9:             The Company maintains a trusteed, noncontributory defined benefit pension plan which covers
EMPLOYEE BENEFIT    substantially all full-time employees with one year of service. The formula used to determine
PLANS               benefits paid to retired employees is based upon their length of service and their average compensation during the final years of their employment. The plan's assets are invested primarily in equity and bond mutual funds. The plan also owns 21,118 shares of PALFED common stock at December
                    31, 1996 and 1995 with a fair value of approximately $296,000 and $251,000, respectively. The
                    Company funds pension costs based upon the amount allowable or deductible for federal income tax purposes. The actuarial method used in accounting for pension costs is the projected unit credit method.

                    The following tables set forth the plan's funded status and certain amounts recognized in the
                    Company's consolidated financial statements at December 31, 1996, 1995 and 1994, respectively.

                                                                               1996       1995        1994
                      ------------------------------------------------------------------------------------

                      (in thousands)
                      Actuarial present value of accumulated benefits
                        including vested benefits of $1,714, $1,475 and
                        $1,403, respectively:                             $   1,828  $   1,604  $   1,479
                      ------------------------------------------------------------------------------------
                      Fair value of plan assets                           $   3,083  $   2,455  $   1,892
                      Projected benefit obligation                           (3,150)    (2,669)    (2,141)
                      Unrecognized prior service cost                          (348)      (368)      (388)
                      Unrecognized net loss (from past experiences
                        different from assumed)                                 775        781        814
                      Additional transition liability recognized (net of
                        amortization)                                             1          1          1
                      ------------------------------------------------------------------------------------
                      Prepaid pension costs                               $     361  $     200  $     178
                      ------------------------------------------------------------------------------------
                      Assumed rates used in actuarial computations:
                      Weighted average discount rate                           7.25%      7.25%      7.50%
                      Rate of increase in compensation                         4.50       4.50       5.00
                      Rate of increase in Social Security wage base            4.00       4.00       4.00
                      Expected return on plan assets                           8.50       8.00       6.00
                      ------------------------------------------------------------------------------------

                      For the years ended December 31                          1996       1995       1994
                      ------------------------------------------------------------------------------------
                      Service cost                                        $     271  $     205  $     246
                      Interest cost                                             202        172        136
                      Expected return on assets                                (311)      (155)      (107)
                      Net amortization and deferral                             100         23          6
                      ------------------------------------------------------------------------------------
                      Net pension expense                                 $     262  $     245  $     281
                      ------------------------------------------------------------------------------------

                      The Company maintains an Employee Savings and Stock Ownership Plan ("401(k) Plan")
                      for all full-time employees with one year of service who choose to participate. At
                      December 31, 1996, the 401(k) Plan owned 209,536 allocated shares and owned no committed-to-be-released shares, unearned or suspense shares of PALFED common stock.
                      At December 31, 1996, there was no obligation to repurchase 401(k) Plan shares. The
                      Company's matching contribution varies according to the level of net income attained by the Company. The Company's expense was $164,000, $126,000 and $90,000 for the years ended December 31, 1996, 1995, and 1994, respectively.

                      The Company maintains an Executive Incentive Bonus Plan (the "Bonus Plan") for
                      certain officers who have been employed by the Company for at least one year.
                      Bonuses are awarded considering the individual's contribution to the Company's performance. The Company accrued bonus expense of $750,000, $424,000 and $279,000 for the years ended December 31, 1996, 1995 and 1994, respectively, related to this
                      Bonus Plan.

NOTE 10:                The Company has operating leases for certain branch banking facilities and equipment.
COMMITMENTS AND         Future minimum rental commitments under these leases as of December 31, 1996, are
CONTINGENCIES           approximately as follows:

                        Year                                                                                 Amount
                        -------------------------------------------------------------------------------------------
                        1997                                                                            $   294,000
                        1998                                                                                161,000
                        1999                                                                                161,000
                        2000                                                                                137,000
                        2001                                                                                 91,000
                        Thereafter                                                                          250,000
                        -------------------------------------------------------------------------------------------
                        Total minimum payments required                                                 $ 1,094,000
                        -------------------------------------------------------------------------------------------

                        Rental expense for the years ending December 31, 1996, 1995, and 1994 was approximately
                        $573,000, $454,000 and $473,000, respectively.

                        The Company has salary continuation agreements with nine officers which grant these officers the right to receive three times their average annual compensation for the five years preceding a change of control of the Company and a change of duties or salary for such officers. The maximum contingent liability for salary continuation under these agreements is approximately $2.9 million at December 31, 1996.

                        At December 31, 1996 and 1995, the Company had outstanding commitments to sell loans of
                        $10.6 million and $2.3 million, respectively.

                        Concurrent with the 1990 sale of the Woodside Plantation Country Club ("WPCC"), the Company
                        entered into an agreement with WPCC to purchase club memberships. This obligation to purchase memberships, based on future lot sales, is subject to an annual limitation and depends upon whether full or partial memberships are purchased. The maximum liability under this contingency, assuming the annual limitation is met and partial memberships are purchased, is approximately $1.2 million. In 1993, the Company sold the remaining lots and other real estate at Woodside Plantation and the purchaser assumed the Company's obligations under this agreement. The Company remains contingently liable under this agreement.

                        The Company continues to have a significant concentration of risk at Woodside Plantation, exclusive of loans to individual homeowners, comprised of acquisition and development loans, real estate held for development, a 50% interest in a partnership and foreclosed real estate. The total carrying value of these assets was $12.4 million and $13.9 million at December 31, 1996 and 1995, respectively. Included in these assets are aggregate loans of $6.7 million and $7.8 million at December 31, 1996 and 1995, respectively, to WPCC and the purchaser of the remaining lots. The ability of these borrowers to repay their indebtedness is primarily based upon the success of real estate sales at Woodside
                        Plantation. There are no assurances that real estate sales will be sufficient for these borrowers to service their debt. During 1995, Palmetto Federal restructured the indebtedness to the purchaser of the remaining lots. In addition, effective April 1, 1996,
                        Palmetto Federal modified its loans to WPCC from amortizing to interest only for one year.

                        PALFED has a significant concentration of customers in and around Aiken and Barnwell
                        Counties, South Carolina, the location of the U.S. Department of Energy's Savannah River
                        Site ("SRS"). Employment at SRS has decreased from 22,000 in 1993 to approximately 15,000 currently. SRS recently announced additional staff reductions of 1,500. Further reductions at SRS could have a significant adverse effect on the local economy and the Company.

                        The Company has granted options to purchase its common stock to certain officers and key
NOTE 11:                employees under the 1985 Incentive Stock Option Plan, the 1993 Stock Option Plan and the
STOCK OPTIONS AND       1995 Stock Option Plan. Substantially all outstanding options were issued at the market
STOCK GRANTS            value of PALFED common stock on the date of grant. The outstanding options become vested over a period of either one, three, or five years from the date of issuance. An aggregate of 250,000 and 100,000 shares have been authorized for issuance under the 1993 Stock Option
                        Plan and the 1995 Stock Option Plan, respectively, of which 50,616 and 61,725 shares, respectively, remained available at December 31, 1996. The 1985 Incentive Stock Option Plan
                        terminated on September 24, 1995, although outstanding options remain exercisable according to their terms. During the year ended December 31, 1996, the following options were exercised: options issued under the 1985 Plan to purchase 1,250 shares at $12.80 per share,
                        14,500 shares at $5.75 per share and 5,478 shares at $6.50 per share; options issued under the 1993 Plan to purchase 534 shares at $6.38 per share and 183 shares at $7.75 per share.
                        During the year ended December 31, 1995, options issued under the 1993 Plan to purchase 667 shares at $6.38 per share were exercised. During the year ended December 31, 1994, no options were exercised.

                        The Company's Amended and Restated Directors Stock Plan provides for the grant of stock options and shares of Company Stock to directors, consulting directors and advisory directors who are not employees subject to certain restrictions. An aggregate of 250,000 shares of common stock are authorized for issuance of which 175,000 shares remained available at December 31, 1996. On April 24, 1996, 36,000 options were granted at market value, or $12.75 per share. On April 26, 1995, 13,000 shares and 39,000 options were granted at market value, or $9.88 per share.

                        At December 31, 1996, the Company had the following options outstanding:

                                                 Outstanding     Exercisable     Option
                    Grant Date                       Options          Shares      Price         Expiration Date
                    -------------------------------------------------------------------------------------------
                    February 24, 1987                 23,750          23,750    $12.80     February 24, 1997
                    April 26, 1988                     6,875           6,875     11.80     April 26, 1998
                    February 20, 1992                 35,022          35,022      6.50     February 20, 1997
                    November 16, 1993                 64,533          64,533      6.38     November 16, 2003
                    November 15, 1994                 49,117          32,745      7.75     November 15, 2004
                    April 26, 1995                    36,000          36,000      9.88     April 26, 1998
                    November 14, 1995                 75,000          25,000     12.78     November 14, 2005
                    April 24, 1996                    36,000               0     12.75     April 24, 1999
                    April 24, 1996                    14,500               0      5.75     April 24, 2006
                    November 19, 1996                 50,000               0     14.50     November 19, 2006
                    -------------------------------------------------------------------------------------------

                    The Company's 1993 Restricted Stock Incentive Award Plan ("the Plan") provides for the grant of shares of the Company's common stock to officers and other key employees subject to certain restrictions. An aggregate of 200,000 shares of Common Stock are authorized for issuance of which 69,445 shares remained available at December 31, 1996. During the years ended December 31, 1996, 1995, and 1994, 106,345, 10,464, and 4,606 shares were granted under the provisions of the Plan, respectively. On the dates of grants, the market value of
                    PALFED common stock was $12.75 per share in 1996, $7.38 per share in 1995 and $6.63 per share in 1994.

                    The Company has elected the disclosure-only provisions of SFAS No. 123, "Accounting for
                    Stock-Based Compensation." Accordingly, no compensation cost has been recognized for the stock option plans. Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant date for awards in 1996 and 1995, consistent with the provisions of SFAS No. 123, the Company's net income and earnings per share amounts would have been reduced to the pro forma amounts indicated below (in thousands):

                                                                                                        1996       1995
                        -----------------------------------------------------------------------------------------------
                        Net income -- as reported                                                  $     112  $   4,145
                        Net income (loss) -- pro forma                                             $    (180) $   4,056
                        Earnings per share -- as reported                                          $    0.02  $    0.80
                        Earnings (loss) per share -- pro forma                                     $   (0.03) $    0.79
                        -----------------------------------------------------------------------------------------------

                        The pro forma amounts reflected above are not representative of the effects on reported net income in future years because, in general, the options granted typically do not vest for several years and additional awards are generally made each year.

                        The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                                                                                     1996       1995
                        --------------------------------------------------------------------------------------------
                        Expected dividend yield                                                     0.81%      0.81%
                        Expected stock price volatility                                            39.28%     53.15%
                        Risk-free interest rate                                                     5.97%      5.97%
                        Expected life of options                                                3.6 YEARS  4.0 years
                        --------------------------------------------------------------------------------------------

                        The weighted average fair value of options granted during 1996 and 1995 was $3.91 and $3.65 per share respectively.

NOTE 12:                The estimated fair values of the Company's financial instruments at December 31 are as
FINANCIAL INSTRUMENTS   follows:

                                                                                         1996                  1995
                                                                         --------------------  --------------------
                                                                              FAIR   CARRYING       Fair   Carrying
                                                                             VALUE      VALUE      Value      Value
                        -------------------------------------------------------------------------------------------
                        (in thousands)
                        FINANCIAL ASSETS:
                        Cash and cash equivalents                        $  20,407  $  20,407  $  21,325  $  21,325
                        Investment and mortgage-backed securities           83,229     82,707    119,120    117,843
                        Loans receivable and held-for-sale                 525,330    524,120    461,269    464,281
                        Accrued interest receivable                          3,835      3,835      4,256      4,256
                        FHLB stock                                          10,884     10,884     10,884     10,884
                        Mortgage servicing rights                              547        547        151        151
                        -------------------------------------------------------------------------------------------
                        FINANCIAL LIABILITIES:
                        Deposits                                         $ 539,593  $ 536,687  $ 499,070  $ 495,855
                        Accrued interest payable                             3,441      3,441        891        891
                        FHLB advances                                       68,346     68,400      1,886     91,500
                        -------------------------------------------------------------------------------------------
                        OFF-BALANCE-SHEET ASSETS (LIABILITIES):
                        Commitments to originate loans                   $    (252)            $    (135)
                        Unused lines of credit                                (520)                 (483)
                        Standby letters of credit                               (4)                   (3)
                        -------------------------------------------------------------------------------------------

                        A summary of the notional amounts of the Company's financial instruments with off-balance-sheet risk at December 31 is as follows:

                                                                                                   1996       1995
                        ---------------------------------------------------------------------------------------------
                        (in thousands)
                        Commitments to originate loans                                           $  32,908  $  13,460
                        ---------------------------------------------------------------------------------------------
                        Unused lines of credit                                                   $  35,560  $  31,639
                        ---------------------------------------------------------------------------------------------
                        Standby letters of credit                                                $   1,004  $     713
                        ---------------------------------------------------------------------------------------------

                        The Company is a party to financial instruments with off- balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments are for purposes other than trading and include loan commitments, unused lines of credit, and standby letters of credit. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the financial statements.

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

NOTE 13:                PALFED's statement of financial condition at December 31, 1996 and 1995 and related
FINANCIAL INFORMATION   statements of income and cash flows for the years ended December 31, 1996, 1995 and 1994 are
OF PALFED, INC.         as follows:
(PARENT ONLY)

                      STATEMENTS OF FINANCIAL CONDITION                                      1996       1995
                      --------------------------------------------------------------------------------------
                      (in thousands)
                      Cash and cash equivalents                                         $   1,593  $   1,590
                      Investment in and amounts due from banking subsidiary                49,233     49,026
                      Investment in and amounts due from other subsidiary                     864        699
                      Other assets                                                            133        170
                      --------------------------------------------------------------------------------------
                      TOTAL ASSETS                                                      $  51,823  $  51,485
                      --------------------------------------------------------------------------------------
                      Common stock                                                      $   5,231  $   5,142
                      Additional paid-in capital                                           28,115     26,904
                      Retained earnings                                                    20,320     20,626
                      Deferred compensation                                                (1,128)
                      Unrealized loss on debt securities, net                                (715)      (884)
                      Treasury stock                                                                    (303)
                      --------------------------------------------------------------------------------------
                      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                        $  51,823  $  51,485
                      --------------------------------------------------------------------------------------

                        STATEMENTS OF INCOME                                               1996       1995       1994
                        ------------------------------------------------------------------------------------------------
                        (in thousands)
                        Income (expenses), net of related income taxes                   $      39  $      41  $    (130)
                        Equity in earnings of subsidiaries                                      73      4,104      3,884
                        ------------------------------------------------------------------------------------------------
                        Net income                                                       $     112  $   4,145  $   3,754
                        ------------------------------------------------------------------------------------------------


                        STATEMENTS OF CASH FLOWS                                           1996       1995       1994
                        ------------------------------------------------------------------------------------------------
                        (in thousands)
                        OPERATING ACTIVITIES:
                        CASH FLOWS FROM OPERATING ACTIVITIES:
                        Net income                                                       $     112  $   4,145  $   3,754
                        Less equity in earnings of subsidiaries                                (73)    (4,104)    (3,884)
                        Other, net                                                              (3)       (10)      (186)
                        ------------------------------------------------------------------------------------------------
                        NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES                        36         31       (316)
                        ------------------------------------------------------------------------------------------------
                        INVESTING ACTIVITIES:
                        CASH FLOWS FROM INVESTING ACTIVITIES:
                        Additional investment in subsidiaries, net                                     (1,151)
                        Other, net                                                             150                     9
                        ------------------------------------------------------------------------------------------------
                        NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES                       150     (1,151)         9
                        ------------------------------------------------------------------------------------------------
                        FINANCING ACTIVITIES:
                        CASH FLOWS FROM FINANCING ACTIVITIES:
                        Purchase of treasury stock                                                                  (480)
                        Payment of cash dividends                                             (418)
                        Other, net                                                             235        (29)        61
                        ------------------------------------------------------------------------------------------------
                        NET CASH USED BY FINANCING ACTIVITIES                                 (183)       (29)      (419)
                        ------------------------------------------------------------------------------------------------
                        Net increase (decrease) in cash and cash equivalents                     3     (1,149)      (726)
                        ------------------------------------------------------------------------------------------------
                        Cash and cash equivalents, beginning of year                         1,590      2,739      3,465
                        ------------------------------------------------------------------------------------------------
                        CASH AND CASH EQUIVALENTS, END OF YEAR                           $   1,593  $   1,590  $   2,739
                        ------------------------------------------------------------------------------------------------
                        SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
                        CASH PAID DURING THE YEAR FOR:
                        Income taxes                                                     $   1,217  $   1,100
                        Supplemental schedule of noncash investing and financing
                          activities:
                        Issuance of common stock as compensation                                47        172  $      31
                        ------------------------------------------------------------------------------------------------

                                                                              41

NOTE 14:                The following tables summarize the consolidated quarterly results of operations for each of the
CONSOLIDATED CONDENSED  years ended December 31, 1996 and 1995 (in thousands except per share data):
QUARTERLY RESULTS
OF OPERATIONS
(UNAUDITED)
                                                                                           Quarter ended
                                                                            --------------------------------------------
                                                                               March 31    June 30   Sept. 30    Dec. 31
                        ------------------------------------------------------------------------------------------------
                        1996
                        Total interest income                                $  12,315   $  12,413  $  12,764  $  13,243
                        Net interest income                                      5,053       5,405      5,735      6,025
                        Provision for estimated losses on loans                    339         247        313        255
                        Net income (loss)                                        1,092       1,131       (978)    (1,133)
                        Earnings (loss) per share                            $    0.21   $    0.22  $   (0.19) $   (0.22)
                        Average shares outstanding                               5,207       5,231      5,228      5,251
                        ------------------------------------------------------------------------------------------------
                        1995
                        Total interest income                                $  12,347   $  12,725  $  12,820  $  12,638
                        Net interest income                                      4,936       4,893      5,094      5,077
                        Provision for estimated losses on loans                    238         209        451        424
                        Net income                                                 965       1,021      1,068      1,091
                        Earnings per share                                   $    0.19   $    0.20  $    0.21  $    0.21
                        Average shares outstanding                               5,116       5,160      5,178      5,185
                        ------------------------------------------------------------------------------------------------

                        The 1996 third quarter includes a $3.3 million SAIF assessment ($2.2 million after tax). The
                        1996 fourth quarter includes a $2.4 million write-off of the core deposit intangible asset.

                                        PALMETTO
                             [LOGO]     FEDERAL

OFFICE LOCATIONS
-------------------------------------------------------------------------

  PALMETTO FEDERAL

                              [MAP]
  SAVINGS BANK
  OF SOUTH CAROLINA

   22 Banking Offices
    8 Mortgage Lending Offices

AIKEN - MAIN OFFICE
107 Chesterfield Street South
MANAGER: W. LARRY RICKS
(803) 642-1400

AIKEN MORTGAGE CENTER
1359 Silver Bluff Road, Bldg C, Suite A-1
MANAGER: CHRISTINA H. HAMRICK
(803) 642-1441

AIKEN - OPERATIONS CENTER
237 Park Avenue
(803) 642-1340

SOUTH AIKEN
1799 Whiskey Road
MANAGER: BENNIE L. NEWMAN, JR.
(803) 642-1300

SOUTH AIKEN - KROGER
441 Silver Bluff Road
MANAGER: MELISSA L. CLARK
(803) 642-1350

AUGUSTA/MARTINEZ GA. MORTGAGE CENTER
4107 Columbia Road, Suite B
MANAGER: FRANK L. CUNNINGHAM III
(706) 863-3090

BARNWELL
1680 Jackson Street
MANAGER: JACQUELINE P. RAMSEY
(803) 259-5541

BEAUFORT
916 Bay Street
BRANCH SUPERVISOR: MARY ANN WASHINGTON
(803) 525-8400

BURTON
Highway 170 at Salem Road
MANAGER: RUMELL Y. LADSON
(803) 525-8400

BEAUFORT MORTGAGE CENTER
146 Sea Island Parkway
MANAGER: REID DAVIS
(803) 525-8400

COLUMBIA HARBISON WAL-MART
360 Harbison Boulevard
MANAGER: RHONDA J. HUGHEY
(803) 781-6160

COLUMBIA MORTGAGE CENTER
9308-B Two Notch Road
MANAGER: DORIS D. BLOCKER
(803) 736-0390

CHARLESTON - WEST ASHLEY
1545 Savannah Highway
MANAGER: D. TED HONNEY
(803) 852-7020

CHARLESTON - MEETING STREET
170 Meeting Street
BRANCH SUPERVISOR: DONNA L. ROBINSON
(803) 937-4140

CHARLESTON MORTGAGE CENTER
170 Meeting Street
(803) 937-4151

CLEARWATER
1 Midland Valley Plaza
MANAGER: CHERYL A. IAUKEA
(803) 593-4421

EDGEFIELD
201 Columbia Road
MANAGER: PATRICIA A. ALTMAN
(803) 637-5316

HAMPTON
406 First Street
MANAGER: PHYLLIS H. HARVEY
(803) 943-3021

HILTON HEAD
77 Pope Avenue
MANAGER: JOHN F. DAY
(803) 785-4249

HILTON HEAD MAIN STREET
200 Main Street
Opening March 1997

HILTON HEAD MORTGAGE CENTER
The Coastal Building
1036 Highway 278
(803) 785-7989

JOHNSTON
303 Lee Street
MANAGER: JOHN M. DELAUGHTER
(803) 275-3236

LADY'S ISLAND
146 Sea Island Parkway
MANAGER: M. ROBERT STEVENS, JR.
(803) 525-8400

LEXINGTON
216 E. Main Street
MANAGER: CLIFFORD B. SHEALY
(803) 957-9558

LEXINGTON MORTGAGE CENTER
216 E. Main Street
MANAGER: MARION H. MCDONALD
(803) 951-1977

MCCORMICK
407 East Gold Street
MANAGER: DOROTHY J. BANDY
(864) 465-2046

MT. PLEASANT
1210 Ben Sawyer Boulevard
MANAGER: PATRICIA AUSTIN
(803) 971-1117

NORTH AUGUSTA
432 West Avenue
MANAGER: KATHY S. GILLILAND
(803) 279-6250

NORTH AUGUSTA - KROGER
400 East Martintown Road at Crossroads Market
MANAGER: BEVERLY GUNN
(803) 279-050

NORTH AUGUSTA MORTGAGE CENTER
106-B East Martintown Road
MANAGER: FRANK L. CUNNINGHAM III
(803) 278-0183

RIDGELAND
312 North Jacob Smart Boulevard
MANAGER: HELEN RIVERS
(803) 726-8186

CORPORATE INFORMATION
-------------------------------------------------------------------------

CORPORATE OFFICE
---------------

PALFED, INC.
107 CHESTERFIELD STREET SOUTH
P.O. BOX 1116
AIKEN, SOUTH CAROLINA 29802
(803) 642-1400

STOCK LISTING
------------

THE COMPANY'S COMMON STOCK IS TRADED IN THE OVER THE COUNTER MARKET AND IS QUOTED ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "PALM" AND LISTED IN THE WALL STREET JOURNAL UNDER THE NAME "PALFED". THE FOLLOWING FIRMS ARE MARKET MAKERS IN THE COMPANY'S COMMON STOCK:

HERZOG, HEINE, GEDULD, INC.
FRIEDMAN, BILLINGS, RAMSEY & CO., INC.
MORGAN KEEGAN & COMPANY, INC.
MAYER & SCHWEITZER INC.
KEEFE, BRUYETTE & WOODS, INC.
SCOTT & STRINGFELLOW, INC.

FOX-PITT, KELTON, INC.
WHEAT FIRST SECURITIES INC.
DEAN WITTER REYNOLDS INC.
RAYMOND JAMES & ASSOCIATES, INC.
STERNE, AGEE & LEACH, INC.
INTERSTATE/JOHNSON LANE CORPORATION
THE ROBINSON-HUMPHREY COMPANY, INC.

PRICE RANGE OF COMMON STOCK
---------------------------

                                          1996                      1995
                                  HIGH          LOW         HIGH           LOW
----------------------------------------------------------------------------------
JANUARY - MARCH                  13 1/4       11 1/4       9 5/8             7
APRIL - JUNE                     13 1/2       11 7/8       11 1/4        8 5/8
JULY - SEPTEMBER                 14 3/4       11 5/8       12 1/4           11
OCTOBER - DECEMBER               15 1/4          13        13 1/4           11
----------------------------------------------------------------------------------

TRANSFER AGENT
--------------

THE BANK OF NEW YORK
RECEIVE AND DELIVER DEPARTMENT-11W
P.O. BOX 11002
CHURCH STREET STATION
NEW YORK, NY 10286

FOR SHAREHOLDER INQUIRIES:
THE BANK OF NEW YORK
SHAREHOLDER RELATIONS DEPARTMENT - 11E
P.O. BOX 11258
CHURCH STREET STATION
NEW YORK, NY 10286

ANNUAL REPORT
--------------

ADDITIONAL COPIES OF THE COMPANY'S ANNUAL REPORT AND 1996 SEC FORM 10-K REPORT (WITHOUT EXHIBITS) MAY BE OBTAINED WITHOUT COST UPON WRITTEN REQUEST TO:

PALFED, INC.
DARRELL R. RAINS
P.O. BOX 1116
AIKEN, SOUTH CAROLINA 29802

                                                                              47